As filed with the Securities and Exchange Commission on January 17, 2003
                                                      Registration No. 333-83710
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------
                        AMENDMENT NO. 2 TO THE FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    --------
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
         FLORIDA                  ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.                  65-0738251
State or Other Jurisdiction of       (Name of Registrant in Our Charter)         (I.R.S. Employer Identification No.)
      Incorporation
     or Organization)

420 LEXINGTON AVENUE, SUITE 2739                  7389                                     WAYNE I. DANSON
      NEW YORK, NY 10170              (Primary Standard Industrial                   c/o Danson Partners, LLC
       (646) 227-1600                  Classification Code Number)                420 Lexington Ave., Suite 2739
(Address and telephone number of                                                         New York, NY 10170
Principal Executive Offices and                                                            (646) 227-1600
 Principal Place of Business)                                                   (Name, address and telephone number
                                                                                        of agent for service)

                                               Copies to:

      Clayton E. Parker, Esq.                                         Troy J. Rillo, Esq.
     Kirkpatrick & Lockhart LLP                                    Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000                         201 S. Biscayne Boulevard, Suite 2000
       Miami, Florida 33131                                            Miami, Florida 33131
         (305) 539-3300                                                   (305) 539-3300
   Telecopier No.: (305) 358-7095                                 Telecopier No.: (305) 358-7095

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    --------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   Subject to completion, dated January 17, 2003

                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
                        79,828,683 Shares of Common Stock

     This prospectus relates to the sale of up to 79,828,683 shares of Advanced Communications' common stock by certain persons who are, or will become, stockholders of Advanced Communications. Please refer to "Selling Stockholders" beginning on page 14. Advanced Communications is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

     The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

     The selling stockholders consist of:

     o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 72,960,000 shares of common stock.

     o Other selling stockholders, who intend to sell up to 6,868,683 shares of common stock purchased in private offerings.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Advanced Communications 91% of the market price of our common stock. Advanced Communications has paid Cornell Capital Partners a one-time commitment fee of $740,000, payable in 2,960,000 shares of common stock. In addition, Cornell Capital Partners is entitled to be paid 3% of each advance under the Equity Line of Credit. The 9% discount, the one-time commitment fee and the 3% retention are underwriting discounts.

     Advanced Communications has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002. Westrock Advisors, Inc. is not participating in this offering.

     Our  common  stock  is  quoted  on  the  Over-the-Counter   Bulletin  Board
maintained by the NASD under the symbol "ADVC." On January 13, 2003 the last reported sale price of our common stock was $0.008 per share.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

     PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

     With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January ___, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................5
RISK FACTORS...................................................................8
FORWARD-LOOKING STATEMENTS....................................................12
SELLING STOCKHOLDERS..........................................................13
USE OF PROCEEDS...............................................................16
DILUTION......................................................................17
EQUITY LINE OF CREDIT.........................................................18
PLAN OF DISTRIBUTION..........................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................22
DESCRIPTION OF BUSINESS.......................................................31
MANAGEMENT....................................................................43
DESCRIPTION OF PROPERTY.......................................................46
LEGAL PROCEEDINGS.............................................................46
PRINCIPAL STOCKHOLDERS........................................................52
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
     AND OTHER STOCKHOLDER MATTERS............................................56
DESCRIPTION OF SECURITIES.....................................................57
EXPERTS.......................................................................59
LEGAL MATTERS.................................................................59
HOW TO GET MORE INFORMATION...................................................59
FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

     We intend to distribute to our stockholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year June 30, 2002, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

     We own the North and South American rights to market and distribute SpectruCell, a wireless software based communications platform that is being developed to offer mobile communications network providers the flexibility of processing and transmitting multiple wireless communication signals through one base station. The SpectruCell product, which is based on the Software Defined Radio ("SDR") platform, is being developed to allow wireless communication network providers with the ability to not only direct multiple wireless frequencies (AMPS, CDMA, GSM, Mobile IP, Voice IP, etc.) through one base station but is expected to provide flexibility for future spectrum upgrades to 3G. The SpectruCell product is being developed by Advanced Communications Technologies (Australia), Pty. Ltd. ("Advanced Communications (Australia)") an insolvent development stage company, in which we formerly owned a 20% interest.

     During most of 2002, we were in litigation with Roger May and Advanced Communications (Australia) over our stock ownership interests in Advanced Communications (Australia) and our rights to market and distribute SpectruCell. Based on a substantial record created in that proceeding, the Australia Court granted us broad injunctions protecting our rights pending trial on the matters at issue. In early October, 2002, Advanced Communications (Australia) terminated an interim License Agreement we entered into with Advanced Communications (Australia) in July 2000 to facilitate implementation of our rights to SpectruCell on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the purported termination of the interim License Agreement was to oppose it and seek leave of the Australian Court to apply for an injunction to prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted us leave to do so. However, after considering the situation further and receiving advice of counsel, we made the strategic decision to alter our approach and withdraw from the Australian litigation.

     This decision was based on various factors, including the following: (i) the actions of Mr. May against the Company over the past 11 months, which in the Company's view demonstrated a consistent lack of good faith on his part that was unlikely to change, (ii) a recent statement made by Mr. May under oath to the Australian Court that "IT IS IMPORTANT FROM THE OUTSET TO UNDERSTAND THAT THERE WAS NO SPECTRUCELL PRODUCT IN 1999 AND TODAY THERE STILL IS NO SPECTRUCELL PRODUCT AS IT IS CLEARLY STILL IN THE DEVELOPMENT STAGE AND AT LEAST 12 TO 18
MONTHS FROM THE FINAL PRODUCT STAGE.", which was contrary to previous information consistently provided by Mr. May and Advanced Communications (Australia) to the Company and the public on that subject, (iii) the completion of the research and development of SpectruCell is currently projected to require an additional US$12 to 15 million; (iv) the Company's opinion that development of SpectruCell is unlikely to be completed and a product brought to successful commercialization under Mr. May's leadership (v) the Company's limited resources at the present time are insufficient to enable it take all of the legal actions that would be necessary to defend and enforce its rights in Australia; and
(v)the need for the Company to use available funds to continue current operations so that its rights and viability will be meaningfully preserved for the future.

     On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation was that the existing injunctions issued by the Australia Court have been lifted and the purported termination of the interim License Agreement is not being challenged in the Australia Court.

     Notwithstanding our withdrawal from the Australia litigation, we retain our rights to damages and other available legal and equitable relief against Mr. May, Advanced Communications (Australia) and other parties who have acted in concert with them in violation of our rights. In addition, we still retain ownership of the rights to SpectruCell and related technology that we acquired in the 1999 merger with Advanced Communications Technologies, Inc., a Nevada corporation ("Advanced Communications (Nevada)"), which rights were neither created by nor subject to cancellation under the interim License Agreement. The Company intends to protect these rights to the fullest extent it is able to do so, and anticipates that Mr. May and Advanced Communications (Australia) will refuse to acknowledge these rights. Based on recent press releases, we believe that Roger May has transferred the SpectruCell technology to an Australian company called SpectruCell SDR Pty Ltd. Moreover, NetSalon, a U.S. company, recently announced that SpectruCell SDR would acquire a majority interest in NetSalon and NetSalon would become the new marketing arm for SpectruCell in the United States. Advanced Communications believes that it possesses the marketing rights to SpectruCell in the United States and that any such agreement with NetSalon would violate our rights. We do not believe that Roger May or NetSalon intends to honor our marketing rights without legal action. Due to cash shortages, we do not have the financial ability to pursue legal action at this time.

     As a minority shareholder in Advanced Communications (Australia), we had no management rights in its daily operations or any control over the development of the SpectruCell product. Our interest in Advanced Communications (Australia) was evidenced by a Stock Purchase Agreement and was reflected by stock ownership records on file with the Australian Securities Investment Commission, an Australian government agency. The Company owes Advanced Communications (Australia) $1,791,166 under the terms of the Stock Purchase Agreement, subject to claims or offsets the Company has as a result of the damages caused by Mr. May and Advanced Communications (Australia) to the Company during the past 12 months. Mr. May, a former officer and director and significant shareholder owns 70% of Advanced Communications (Australia) through Global Communications Technology Pty Ltd., his wholly owned company. On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. The effect of the purported Notice of Termination vis a vis the Stock Purchase Agreement was to cancel the Company's stock ownership interest in Advanced Communications (Australia). Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. Given that Advanced Communications (Australia) is in an insolvency proceeding in Australia, that it is unlikely to emerge as an operating entity, and that the Company has written off its entire investment in Advanced Communications (Australia), the financial impact of this on the Company is not believed to be significant.

     On or about July 18, 2002, Advanced Communications (Australia) filed for administration under Australia's insolvency laws and appointed an independent administrator to operate and manage its business. Shortly thereafter, a receiver was appointed over the assets of Advanced Communications (Australia). In late September 2002, a plan of arrangement was proposed and approved in the administrative insolvency proceeding of Advanced Communications (Australia), as a result of which its significant assets will be sold to third parties to provide a source of payment of its debts. At this time, it appears that SpectruCell will be sold to a third party controlled by Mr. May and that Advanced Communications (Australia) will cease operations as a going concern.

     We currently have no products for licensing and/or distribution and, as a result of the above-described events, our ability to market SpectruCell in North and South America and exercise the rights we acquired in the 1999 merger with Advanced Communications (Nevada) is unclear. Apart from this, SpectruCell is still under development. Moreover, given the litigation and current situation between the Company, Mr. May and Advanced Communications (Australia), we do not have (and do not expect to obtain) any reliable information on the status of the SpectruCell product, when it will be available, if at all, to commercial or military users, the timetable for completing its development, or if the required financing can be obtained by Advanced Communications (Australia) or a successor in interest, to do so.

OVERVIEW OF FINANCIAL CONDITION

     We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. As of September 30, 2002, we had a net loss of $684,112, cash of $415 and current liabilities of $2,552,994. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     On November 22, 2002, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP, whereby we agreed to issue and sell $250,000 of 10% Secured Convertible Debentures. These Secured Convertible Debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. $125,000 of the 10% Secured Convertible Debentures was issued in exchange for accrued and unpaid interest (including default interest) on the Company's January 2002 5% $1,000,000 Convertible Debentures with $125,000 issued in exchange for cash of which the Company will net $100,000 after fees and expenses. The Company will use the funds from the 10% Secured Convertible Debentures to pay a portion of its legal and accounting professionals outstanding fees thereby enabling the Company to continue to prepare and file with the SEC the necessary documents to have its Equity Line of Credit facility declared effective.

     If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this filing) until such time as the SpectruCell product is ready to be sold within our exclusive markets, then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value. A detailed discussion of our financial condition is contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this filing.

                                    ABOUT US

     Our principal office is located at 420 Lexington Avenue, Suite 2739, New York, NY 10170. Our telephone number is (646) 227-1600.

                                  THE OFFERING

     This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of us. The selling stockholders consist of:

     o Cornell Capital Partners and other holders of convertible debentures that intend to sell up to 72,960,000 shares of common stock.

     o Other selling stockholders, who intend to sell up to 6,868,683 shares of common stock purchased in private offerings.

     Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $30 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 9% discount to the prevailing market price of our common stock. In addition, Cornell Capital Partners will be paid 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, payable in 2,960,000 shares of common stock. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

     We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002. Westrock Advisors, Inc. is not participating in this offering.


COMMON STOCK OFFERED                  79,828,683 shares by selling stockholders

OFFERING PRICE                        Market price

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING(1)              118,852,622 shares

USE OF PROCEEDS

                                      We will not  receive  any  proceeds of the
                                      shares     offered    by    the    selling
                                      stockholders. Any proceeds we receive from
                                      the sale of common  stock under the Equity
                                      Line of  Credit  will be used  for (i) the
                                      repayment   of   our   convertible    debt
                                      obligations, (ii) the repayment of our accounts payable and accrued expenses,
                                      (iii)  potential  acquisitions,  and  (iv)
                                      general working capital purposes. See "Use of Proceeds."

RISK FACTORS                          The  securities  offered  hereby involve a
                                      high   degree   of  risk   and   immediate
                                      substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
  BOARD SYMBOL                        ADVC

---------------

(1) Excludes warrants to purchase 6,440,990 shares of common stock, debentures convertible into 100,000,000 shares of common stock (at an assumed conversion price of $0.01 per share) and up to 60,000,000 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information set forth below should be read in conjunction with "Management's Discussion and Analysis or Plan of
Operation," the consolidated financial statements and the notes thereto of Advanced Communications Technologies, Inc. included elsewhere in this Prospectus. The selected summary consolidated financial information of Advanced Communications Technologies, Inc. as of June 30, 2002 and for the years ended June 30, 2002 and 2001 are derived from audited financial statements included elsewhere in this document. The balance sheet information as of June 30, 2002 is derived from the Company's annual Form 10-KSB not included in this document. The consolidated financial information as of September 30, 2002 and 2001, and for the three months ended September 30, 2002 and 2001, are unaudited. In the opinion of management, such financial statements include all adjustments
(consisting only of normal recurring accruals) necessary for the fair presentation of the financial position and the results of operations. The results of operations for the three months ended September 30, 2002 and 2001, are not necessarily indicative of the results to be expected for the full year.

           ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

-------------------------------------------------------------------------------------------------------------------------
                                                           FOR THE             THREE             THE               THE
                                                            THREE             MONTHS             YEAR             YEAR
                                                         MONTHS ENDED          ENDED            ENDED             ENDED
                                                        -------------      -------------    -------------    -------------
                                                        SEPTEMBER 30,      SEPTEMBER 30,       JUNE 30,         JUNE 30,
                                                             2002              2001              2002             2001
                                                         (UNAUDITED)        (UNAUDITED)       (AUDITED)         (AUDITED)
                                                        -------------      -------------    -------------    -------------
-------------------------------------------------------------------------------------------------------------------------
TELEPHONE NETWORK REVENUE                                $         --      $        --      $         --  $          50,000
COST OF REVENUES                                                   --               --                --            (57,310)
                                                         ------------
GROSS PROFIT (LOSS)                                                --               --                --       $     (7,310)
                                                         ------------      -----------      ------------       ------------
OPERATING EXPENSES
  Depreciation and amortization                               104,750          101,000           508,167          1,051,169

  Professional and consulting fees                            309,181          230,748         1,218,631          1,782,364
  Other selling, general and administrative expenses           24,187           90,304           407,772            501,048
  Stock-based compensation                                         --           30,000           180,000                 --
                                                         ------------      -----------      ------------
TOTAL OPERATING EXPENSES                                      438,118          452,052         2,314,570          3,334,581
                                                         ------------      -----------      ------------       ------------

LOSS FROM OPERATIONS                                         (438,118)        (452,052)       (2,314,570)        (3,341,891)
                                                         ------------      -----------      ------------       ------------

OTHER INCOME/(EXPENSE)
  Interest expense                                            (72,500)          (4,206)         (318,123)           (10,332)
  Lawsuit settlement                                         (173,494)              --                --                 --
  Income ( Loss) from investment in affiliate                      --               --                --         (3,571,654)
  Loss from impairment of goodwill                                 --               --       (1,700,000)        (12,399,864)
  Loss on investment acquisition deposit                           --               --                --           (425,000)
  Realized loss on decline in marketable securities                --               --                --             (6,825)
                                                         ------------      -----------      ------------       ------------
OTHER INCOME                                                       --               --                --                 --
TOTAL OTHER INCOME/(EXPENSE)                                 (245,994)          (4,206)       (2,018,123)       (16,413,675)
                                                         ------------      -----------      ------------       ------------

LOSS BEFORE EXTRAORDINARY GAINS                          $   (684,112)     $  (456,258)     $ (4,332,693)      $(19,755,566)

EXTRAORDINARY GAINS
  Gains on extinguishment of debt                                  --               --                --             23,000
                                                         ------------      -----------      ------------       ------------

NET (LOSS)                                               $   (684,112)     $  (456,258)     $ (4,332,693)      $ 19,732,566)

-------------------------------------------------------------------------------------------------------------------------
                                                           FOR THE             THREE             THE               THE
                                                            THREE             MONTHS             YEAR             YEAR
                                                         MONTHS ENDED          ENDED            ENDED             ENDED
                                                        -------------      -------------    -------------    -------------
                                                        SEPTEMBER 30,      SEPTEMBER 30,       JUNE 30,         JUNE 30,
                                                             2002              2001              2002             2001
                                                         (UNAUDITED)        (UNAUDITED)       (AUDITED)         (AUDITED)
                                                        -------------      -------------    -------------    -------------
-------------------------------------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE (LOSS), NET OF TAX
  Unrealized (loss) on marketable securities                       --               --                --                 --
                                                         ------------      -----------      ------------       ------------

COMPREHENSIVE (LOSS)                                     $   (684,112)     $  (456,258)     $ (4,332,693)      $(19,732,566)
                                                         ============      ===========      ============       ============

  Net (loss) per share-basic and diluted                 $     (0.006)     $    (0.005)     $      (0.04)      $      (0.22)
                                                         ============      ===========      ============       ============

  Weighted average number of shares outstanding
    during the period-basic and diluted                   115,095,829       95,639,024       100,576,484         87,976,428
                                                         ============      ===========      ============       ============

           ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------
                                                                    SEPTEMBER 30,        JUNE 30,         JUNE 30,
                                                                       2002               2002             2001
                                                                    (UNAUDITED)         (AUDITED)        (AUDITED)
                                                                    ------------       -----------     ------------
-------------------------------------------------------------------------------------------------------------------
ASSETS:
    Cash and cash equivalents                                       $        415       $    11,093     $      6,816
    Prepaid expenses                                                          --                --           10,000
                                                                    ------------       -----------     ------------
TOTAL CURRENT ASSETS                                                         415            11,093           16,816
                                                                    ------------       -----------     ------------

PROPERTY & EQUIPMENT - NET                                                16,274            17,274           19,599
                                                                    ------------       -----------     ------------
OTHER ASSETS
    Goodwill, less accumulated amortization of
        $300,000 and 200,000 respectively                                     --                --        2,000,000
                                                                              --                --               --
                                                                              --                --               --
    Deposits                                                               7,700            13,225            5,525
    Other receivables                                                      9,927             9,927               --
    Deferred bond financing costs, less accumulated
        amortization                                                      53,333            63,333               --
                                                                    ------------       -----------     ------------
TOTAL OTHER ASSETS                                                        70,960            86,485        2,005,525
                                                                    ------------       -----------     ------------

TOTAL ASSETS                                                     $        87,649       $   114,852     $  2,041,940
                                                                    ============       ===========     ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:

LIABILITIES

CURRENT LIABILITIES
    Accounts payable and accrued expenses                           $  1,189,658       $   872,493     $    844,205
    Accrued compensation                                                 172,183           172,183          479,050

    Note Payable-Grassland                                                    --                --          118,530
    Loan Payable to shareholder                                        1,055,736         1,055,736          796,000
    Convertible debentures                                                    --         1,100,407          200,750
    Interest payable                                                     135,417            62,917               --
                                                                               -
                                                                    ------------       -----------     ------------
TOTAL CURRENT LIABILITIES                                              2,552,994         3,263,736        2,438,535
                                                                    ------------       -----------     ------------

LONG-TERM LIABILITIES
    5 % Convertible Debentures                                         1,000,000                --               --
                                                                    ------------       -----------     ------------
    8% Note Payable                                                      173,494                 -                -
                                                                    ------------       -----------     ------------
    Notes Payable-Unconsolidated affiliate                             1,791,166         1,791,166        2,173,167
                                                                    ------------       -----------     ------------
TOTAL LIABILITIES                                                      5,517,654         5,054,902        4,611,702
                                                                    ------------       -----------     ------------

STOCKHOLDERS' DEFICIENCY
    Preferred Stock, $.01 par Value, 25,000,000
        shares authorized , none issued and
        outstanding
    Common stock, no par value, 200,000,000 and
        100,000,000 shares authorized, respectively,
        118,352,622, 114,102,622, and 94,489,916
        shares issued and outstanding, respectively                   25,571,505        25,471,098       22,696,193
    Common stock to be issued, 833,334 shares                                                               250,000
                                                                              --                --               --
    Less:  Deferred commitment fees, net of
        accumulated amortization                                       (468,750)         (562,500)               --
                                                                              --                --               --
                                                                    ------------       -----------     ------------
    Accumulated deficit                                             (30,532,760)      (29,848,648)     (25,515,955)
                                                                    ------------       -----------     ------------
TOTAL STOCKHOLDERS' (DEFICIENCY) EQUITY                              (5,430,005)       (4,940,050)      (2,569,762)
                                                                    ------------       -----------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS'
    (DEFICIENCY) EQUITY                                             $     87,649       $   114,852     $  2,041,940
                                                                    ============       ===========     ============

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

THE CONVERSION OF OUR OUTSTANDING DEBENTURES WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS

     The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders. We currently have $1,250,000 of outstanding convertible debentures. Of that total, $250,000 of convertible debentures are convertible at a fixed price of $0.001 per share, which would upon conversion result in the issuance of 250,000,000 shares of common stock. The balance of $1,000,000 of convertible debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.0072 (i.e., 80% of the recent price of $0.009), then the holders of the convertible debentures would have received 138,888,889 shares of common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

THE CONVERSION OF OUR OUTSTANDING DEBENTURES COULD CAUSE A CHANGE OF CONTROL

     The issuance of shares upon the conversion of the outstanding debentures could result in a change of control. Cornell Capital Partners holds convertible debentures, which if converted would result in the issuance of 388,888,889 shares of our common stock. Currently, we are authorized to issue a maximum of 200,000,000 shares of common stock. Accordingly, we do not have a sufficient number of shares of common stock to honor all such conversions. If we issued the maximum number of shares that we are authorized to issue to Cornell Capital, then Cornell would receive 81,147,347 shares of common stock, which would represent 40.6% of our outstanding shares. In such event, Cornell Capital would be our largest shareholder and would likely be able to exercise control of our company by electing directors, increasing the number of authorized shares of common stock that our company could issue or otherwise.

TERMINATION OF THE INTERIM LICENSE AGREEMENT

     In early October, 2002, Advanced Communications (Australia) terminated an interim License Agreement we entered into with Advanced Communications (Australia) in July 2000 to facilitate implementation of our rights to SpectruCell on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the purported termination of the interim License Agreement was to oppose it and seek leave of the Australian Court to apply for an injunction to prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted us leave to do so. However, after considering the situation further and receiving advice of counsel, we made the strategic decision to alter our approach and withdraw from the Australian litigation.

     On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation was that the existing injunctions issued by the Australia Court have been lifted and the purported termination of the interim License Agreement is not being challenged in the Australia Court.

     Notwithstanding our withdrawal from the Australia litigation, we still retain ownership of the rights to SpectruCell and related technology acquired in the 1999 merger with Advanced Communications Technologies (Nevada), which were neither created by nor subject to cancellation under the interim License Agreement. It is anticipated that Mr. May and Advanced Communications (Australia) will refuse to acknowledge these rights.

OUR RELATIONSHIP WITH MR. MAY AND ADVANCED COMMUNICATIONS (AUSTRALIA) IS SIGNIFICANTLY IMPAIRED

     Given all of the litigation by the Company against Mr. May and Advanced Communications (Australia) over rights to SpectruCell and the Company's 20% stock interest in Advanced Communications (Australia), it is likely that the Company will continue to be involved in substantive litigation against Mr. May and other parties to protect its rights to, and interest in, the SpectruCell technology for the North and South American markets.

     Even if we are able to prevail against Mr. May and Advanced Communications (Australia) or its successor in interest as to SpectruCell, or settle our disputes with those parties which is unlikely under current conditions, the success of the SpectruCell project and our financial viability on this basis is subject to many other risks and contingencies, including, but not limited to, the ones mentioned below.

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

     We have historically lost money. In the year ended June 30, 2002 and for the three months ended September 30, 2002, we had a net loss of ($4,332,693) and ($684,112) or ($0.04) and ($0.006) per share, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

     We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sale of common stock to third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing has resulted in the need to curtail our business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs.

OUR INDEPENDENT AUDITORS HAVE ADDED A GOING CONCERN OPINION TO OUR FINANCIAL STATEMENTS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

     Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2000 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2002 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE

     We had a working capital deficit of $2,552,579 as of September 30, 2002, which means that our current liabilities exceeded our current assets by $2,552,579. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2002 were not sufficient to satisfy all of our current liabilities on that date.

OUR FUTURE DEPENDS UPON THE MARKET ACCEPTANCE OF A SINGLE PRODUCT

     We intend to market and distribute a single product called SpectruCell. To date, we have not had any revenue from the sale of this product. Our success is completely dependent on the telecommunication industry's acceptance of this product, in such quantities that we can generate sufficient revenues and cash flow to finance our operations. We may need to overcome substantial hurdles to obtain such market acceptance, including convincing the telecommunication industry of the necessity of such product and encouraging companies and other entities to offer incentives to use our product. No assurances can be given that the market will accept our product.

     The inability of Advanced Communications (Australia) to complete the development of our proposed product and prove its features and functionality will jeopardize our ability to continue operations.

     Our  proposed  product  is  under   development  and  is  not  commercially
available. The features and functionality of our proposed product is commercially unproven. The success of Advanced Communications is dependent upon the ability of Advanced Communications (Australia) to successfully complete the development, and to prove the features and functionality of our product. The inability to timely complete such development or to prove to potential customers our product's features and functionality, such that we can generate sales, will jeopardize our ability to continue operations. Such testing and functionality is outside our control and we are dependent on Advanced Communications (Australia)'s efforts to complete these tasks.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

     Prior to this offering there has been a limited public market for our common stock and there can be no assurance that an active trading market will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

     Our success largely depends on the efforts and abilities of key executives and consultants, including Wayne Danson, our President and Chief Financial Officer. The loss of the services of Mr. Danson could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Danson.

                         RISKS RELATING TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 118,852,622 shares of common stock outstanding as of January 13, 2003, 52,886,765 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 65,965,857 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

     In addition, we have issued, or will issue, warrants to purchase up to 6,440,900 shares of common stock and debentures convertible into 100,000,000 shares of common stock (assuming a conversion price of $0..01 per share).

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

     The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE  INVESTOR   UNDER  THE  EQUITY  LINE  OF  CREDIT  WILL  PAY  LESS  THAN  THE
THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

     The common stock to be issued under the Equity Line of Credit will be issued at a 9% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

     The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

     The significant downward pressure on the price of our common stock caused by the sale of significant amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

     Before this offering our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

     We are registering 79,828,683 shares of common stock in this offering. These shares represent approximately 43% of our outstanding common stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Advanced Communications by electing its or their own directors.

                           FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. The table identifies the selling stockholders and the type of security or securities to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Advanced Communications, except as follows:

     o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

     o Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002. These shares were transferred to D. Christian Southwick, Julia Oliver, Mark Sklar and Mitchel Sklar, each of whom are employees of Westrock Advisors. These shares are being registered in this offering.

     o Robert Bends makes the investment decisions on behalf of Central Florida Sales and Leasing.

     o    Bennie  Williams  makes the  investment  decisions on behalf of Morgan
          Group.

     The table follows:

------------------------------------------------------------------------------------------------------------------------------
                                                PERCENTAGE
                                                   OF            SHARES TO    PERCENTAGE OF
                                                OUTSTANDING         BE         OUTSTANDING
                               SHARES             SHARES         ACQUIRED      SHARES TO BE                    PERCENTAGE
                             BENEFICIALLY      BENEFICIALLY      UNDER THE      ACQUIRED        SHARES TO       OF SHARES
                                OWNED            OWNED           EQUITY         UNDER THE        BE SOLD       BENEFICIALLY
                               BEFORE            BEFORE          LINE OF        EQUITY LINE      IN THE         OWNED AFTER
  SELLING STOCKHOLDER         OFFERING          OFFERING(1)      CREDIT(2)      OF CREDIT        OFFERING       OFFERING(1)
------------------------     -------------     --------------   -----------   --------------    ----------      ------------
------------------------------------------------------------------------------------------------------------------------------
WARRANTS:
Anthony Castaldi                125,000                *             --              --           125,000         0.00%
Central Florida Sales           125,000                *             --              --           125,000         0.00%
  and Leasing
David R. Osborne                200,000                *             --              --           200,000         0.00%
Frank Tremmel                   125,000                *             --              --           125,000         0.00%
Fred S. Mann                    125,000                *             --              --           125,000         0.00%
Gary Levy                       125,000                *             --              --           125,000         0.00%
Jerome and Joanne               125,000                *             --              --           125,000         0.00%
  Martin
John C. Roberson                125,000                *             --              --           125,000         0.00%
Johnny & Janice Greene          250,000                *             --              --           250,000         0.00%
Leslie Rosenberg                375,000                *             --              --           375,000         0.00%
Melissa Graybeal                125,000                *             --              --           125,000         0.00%
Michael Jones                    62,500                *             --              --            62,500         0.00%
Michael Jones &                 125,000                *             --              --           125,000         0.00%
  Thomas Smith
Morgan Group                  2,000,000            1.75%             --              --         2,000,000         0.00%
Paul & Debra Hale               187,500                *             --              --           187,500         0.00%
Paul M. Troop                   325,000                *             --              --           325,000         0.00%
R. William Timberman            560,000                *             --              --           560,000         0.00%

------------------------------------------------------------------------------------------------------------------------------
                                                PERCENTAGE
                                                   OF            SHARES TO    PERCENTAGE OF
                                                OUTSTANDING         BE         OUTSTANDING
                               SHARES             SHARES         ACQUIRED      SHARES TO BE                    PERCENTAGE
                             BENEFICIALLY      BENEFICIALLY      UNDER THE      ACQUIRED        SHARES TO       OF SHARES
                                OWNED            OWNED           EQUITY         UNDER THE        BE SOLD       BENEFICIALLY
                               BEFORE            BEFORE          LINE OF        EQUITY LINE      IN THE         OWNED AFTER
  SELLING STOCKHOLDER         OFFERING          OFFERING(1)      CREDIT(2)      OF CREDIT        OFFERING       OFFERING(1)
------------------------     -------------     --------------   -----------   --------------    ----------      ------------
------------------------------------------------------------------------------------------------------------------------------
Raj Selvaraju                   375,000                *             --              --           375,000         0.00%
Ronald Coletta                  280,900                *             --              --           280,900         0.00%
Sean R. Repko                   125,000                *             --              --           125,000         0.00%
Theodore & Claudia              125,000                *             --              --           125,000         0.00%
  Jones
Victoria Lichtman               125,000                *             --              --           125,000         0.00%
Wayne Madden                    325,000                *             --              --           325,000         0.00%
                             ----------           ------     ----------          ------        ----------         -----

Total Shares                  6,440,900            5.43%             --              --         6,440,900         0.00%
                             ----------           ------     ----------          ------        ----------         -----
  Underlying Warrants
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
------------------------------------------------------------------------------------------------------------------------------
Alberto Monteiro                160,000                *             --              --           160,000         0.00%
Eduardo Acosta                  160,000                *             --              --           160,000         0.00%
James Rennie                     34,449                *             --              --            34,449         0.00%
Robert H. Groman                 11,111                *             --              --            11,111         0.00%
Richard R. Ross                  11,111                *             --              --            11,111         0.00%
Russell G. Tisman                11,112                *             --              --            11,112         0.00%
D. Christian Southwick           16,000                *             --              --            16,000         0.00%
Julia Oliver                     16,000                *             --              --            16,000         0.00%
Mark Sklar                        4,000                *             --              --             4,000         0.00%
Mitchel Sklar                     4,000                *             --              --             4,000         0.00%
                             ----------           ------     ----------          ------        ----------         -----
Total Shares                    427,783                *             --              --           427,783         0.00%
  of Common Stock            ----------           ------     ----------          ------        ----------         -----
------------------------------------------------------------------------------------------------------------------------------
DEBENTURES:
------------------------------------------------------------------------------------------------------------------------------
Eric Brager                     100,000                *             --              --           100,000         0.00%
Mary Ellen Misiak             1,500,000            1.32%             --              --         1,500,000         0.00%
Connie Benesch                  500,000                *             --              --           500,000         0.00%
Adam Denish                     150,000                *             --              --           150,000         0.00%
Paul Denish                     300,000                *             --              --           300,000         0.00%
Dr. Gerald Holland            1,100,000            1.06%             --              --         1,100,000         0.00%
Doree Kesselbrenner
  (For Sarah                    110,000                *             --              --           110,000         0.00%
  Kesselbrenner)
Doree Kesselbrenner
  (For David                    110,000                *             --              --           110,000         0.00%
  Kesselbrenner)
Doree Kesselbrenner
  (For Joseph                   110,000                *             --              --           110,000         0.00%
  Kesselbrenner)
Doree Kesselbrenner
  (For Louis                    110,000                *             --              --           110,000         0.00%
  Kesselbrenner)
Roger Mischel                   200,000                *             --              --           200,000         0.00%
Robert Benson                    50,000                *             --              --            50,000         0.00%

------------------------------------------------------------------------------------------------------------------------------
                                                PERCENTAGE
                                                   OF            SHARES TO    PERCENTAGE OF
                                                OUTSTANDING         BE         OUTSTANDING
                               SHARES             SHARES         ACQUIRED      SHARES TO BE                    PERCENTAGE
                             BENEFICIALLY      BENEFICIALLY      UNDER THE      ACQUIRED        SHARES TO       OF SHARES
                                OWNED            OWNED           EQUITY         UNDER THE        BE SOLD       BENEFICIALLY
                               BEFORE            BEFORE          LINE OF        EQUITY LINE      IN THE         OWNED AFTER
  SELLING STOCKHOLDER         OFFERING          OFFERING(1)      CREDIT(2)      OF CREDIT        OFFERING       OFFERING(1)
------------------------     -------------     --------------   -----------   --------------    ----------      ------------
------------------------------------------------------------------------------------------------------------------------------
Kent Chou                       150,000                *                --            --           150,000         0.00%
Steve Severance                 150,000                *                --            --           150,000         0.00%
Craig Moss                       35,000                *                --            --            35,000         0.00%
Meir Levin                      325,000                *                --            --           325,000         0.00%
                             ----------           ------        ----------        ------        ----------         -----
Total Shares
  Underlying Debentures      10,000,000            8.20%                --            --        10,000,000         0.00%
                             ----------           ------        ----------        ------        ----------         -----
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
  FROM EQUITY LINE:
------------------------------------------------------------------------------------------------------------------------------
Cornell Capital               2,960,000            2.58%       60,000,000         34.89%        62,960,000         0.00%
  Partners, L.P.             ----------           ------       ----------         ------        ----------         -----

Total Shares
  of Common Stock
  from Equity Line:           2,960,000            2.58%       60,000,000         34.89%        62,960,000         0.00%
                             ----------           ------       ----------         ------        ----------         -----
------------------------------------------------------------------------------------------------------------------------------

GRAND TOTAL                  19,828,683           15.04%       60,000,000         34.89%        79,828,683         0.00%
                             ==========           ======       ==========         ======        ==========         =====
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------
*    Less than 1%.

(1) Applicable percentage of ownership is based on 118,852,622 shares of common stock outstanding as of January 13, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of January 10, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 13, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Advanced Communications.

(2) The number of shares of common stock available under the Equity Line of Credit may be increased to a maximum of 70,000,000 shares of common stock if none of the outstanding debentures are converted into shares of common stock.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

     For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 3% retention of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                                         $10,000,000             $20,000,000            $30,000,000

NET PROCEEDS                                            $9,615,000             $19,315,000            $29,015,000

USE OF PROCEEDS:                                            AMOUNT                  AMOUNT                 AMOUNT
-----------------------------------------------------------------------------------------------------------------

Repayment of Convertible Debt                           $1,400,000              $1,400,000             $1,400,000
Administrative Expenses, Including Salaries                600,000                 600,000                600,000
Accounts Payable & Note Payable                          1,600,000               2,000,000              2,500,000
Future Acquisitions                                      4,500,000              14,000,000             22,550,000
General Working Capital                                  1,515,000               1,315,000              1,965,000
                                                       -----------             -----------            -----------

TOTAL                                                   $9,615,000             $19,315,000            $29,015,000
                                                       ===========             ===========            ===========

     Any proceeds received upon issuance of outstanding options or warrants will be used for general working capital purposes.

                                    DILUTION

     The net tangible book value of our company as of September 30, 2002, was ($5,430,005) or ($0.0458) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.005 per share.

     If we assume that our company had issued 70,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.005 per share (i.e., the maximum number of shares registered in this offering under the Equity Line of Credit, which number of shares assumes none of the debentures will be converted into shares of common stock), less retention fees of $63,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2002, would have been ($5,175,505) or ($0.0274) per share. Note that at an offering price of $0.005 per share, Advanced Communications would receive gross proceeds of $656,250 or $29,343,750 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0184 per share and an immediate dilution to new stockholders of $0.0324 per share. The following table illustrates the per share dilution:

--------------------------------------------------------------------------------
Assumed public offering price per share                                   $0.005
--------------------------------------------------------------------------------
Net tangible book value per share before this offering     $0.0458
--------------------------------------------------------------------------------
Increase attributable to new investors                     $0.0184
                                                           -------
--------------------------------------------------------------------------------
Net tangible book value per share after this offering                  ($0.0274)
                                                                       ---------
--------------------------------------------------------------------------------
Dilution per share to new stockholders                                  $0.0324
                                                                       =========
--------------------------------------------------------------------------------

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

--------------------------------------------------------------------------------
          ASSUMED           NO. OF SHARES TO BE     DILUTION PER SHARE TO
      OFFERING PRICE             ISSUED(1)              NEW INVESTORS
      --------------        -------------------     ---------------------
--------------------------------------------------------------------------------
         $0.0094                70,000,000                 $0.0352
--------------------------------------------------------------------------------
         $0.0063                70,000,000                 $0.0332
--------------------------------------------------------------------------------
         $0.0050                70,000,000                 $0.0324
--------------------------------------------------------------------------------
         $0.0038                70,000,000                 $0.0316
--------------------------------------------------------------------------------
         $0.0025                70,000,000                 $0.0308
--------------------------------------------------------------------------------
         $0.0013                70,000,000                 $0.3000
--------------------------------------------------------------------------------

---------------------

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

     Summary. In January 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

     EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention.

     We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $30.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first.

     The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the maximum number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.005 per share, we would issue 70,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $656,250 or $29,343,750 less than is available under the Equity Line of Credit. These shares would represent 37.1% of our outstanding common stock upon issuance. We are registering 70,000,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $30.0 million available under the Equity Line of Credit at the current price of $0.005 per share.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.005 per share and 25%, 50% and 75% discounts to the recent price.

--------------------------------------------------------------------------------------------------------------------------
Purchase Price:                      $0.0013          $0.0025          $0.0038          $0.0050
--------------------------------------------------------------------------------------------------------------------------
Gross Proceeds:                      $87,500         $175,000         $262,500         $350,000
--------------------------------------------------------------------------------------------------------------------------
No. of Shares(1):                 70,000,000       70,000,000       70,000,000       70,000,000
--------------------------------------------------------------------------------------------------------------------------
Total Outstanding(2):            188,852,622      188,852,622      188,852,622      188,852,622
--------------------------------------------------------------------------------------------------------------------------
Percent Outstanding(3):                37.1%            37.1%            37.1%            37.1%
--------------------------------------------------------------------------------------------------------------------------


(1) Represents the maximum number of shares of common stock to be issued to Cornell Capital Partners, L.P.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.


     The issuance of shares under the Equity Line of Credit may result in a change of control. That is, up to 4,000,000,000 shares of common stock could be issued under the Equity Line of Credit, although initially we intend to register 70,000,000 shares of common stock under the Equity Line of Credit. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Advanced Communications by electing its or their own directors.

     Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

     We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In addition, Cornell Capital Partners will retain 3% of each advance. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a commitment fee of $740,000, which was paid by the issuance of 2,960,000 shares of common stock. The number of shares issued for the commitment fee was equal to $0.25 per share. In addition, we issued 40,000 shares of common stock, valued at $10,000, to Westrock Advisors, Inc., a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners, L.P. will pay us 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, plus a one-time commitment fee of $740,000, which was paid by the issuance of 2,960,000 shares of common stock. The 9% discount, the 3% retention, and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock.

     Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, and a one-time fee of $740,000 payable in common stock. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $955 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,545. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ADVANCED COMMUNICATIONS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

OVERVIEW OF FINANCIAL CONDITION

     We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. As of September 30, 2002, we had a net loss of $684,112, cash of $415 and current liabilities of $2,552,994. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     On November 22, 2002, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP, whereby we agreed to issue and sell $250,000 of 10% Secured Convertible Debentures. These Secured Convertible Debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. $125,000 of the 10% Secured Convertible Debentures was issued in exchange for accrued and unpaid interest (including default interest) on the Company's January 2002 5% $1,000,000 Convertible Debentures with $125,000 issued in exchange for cash of which the Company will net $100,000 after fees and expenses. The Company will use the funds from the 10% Secured Convertible Debentures to pay a portion of its legal and accounting professionals outstanding fees thereby enabling the Company to continue to prepare and file with the SEC the necessary documents to have its Equity Line of Credit facility declared effective.

     If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this filingl) until such time as the SpectruCell product is ready to be sold within our exclusive markets, then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value. A detailed discussion of our financial condition is contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this filing.

THREE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2001

     OVERALL RESULTS OF OPERATIONS

     For the three months ended September 30, 2002 we incurred an overall loss of ($684,112) or ($.006) per share, which was an increase of $227,854 over the loss of ($456,258) or ($0.005) per share for the comparable period in the prior year.

     REVENUE

     No revenues were generated during the three months ended September 30, 2002 or September 30, 2001.

     OPERATING EXPENSES

     Operating expenses for the three months ended September 30, 2002, were $438,118 and represent a modest decrease in operating expenses of $452,052 for the comparative period ended September 30, 2001. Included in operating expenses for both periods is $104,750 and $101,000 respectively, of depreciation and amortization attributable to the quarterly depreciation of our office property and equipment ($1,000) and $103,750 of amortization attributable to deferred financing and commitment fees for the three months ended September 30, 2002 and

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

$100,000 of amortization of goodwill for the three months ended September 30, 2001. Consulting fees for the three months ended September 30, 2002 decreased by $83,228 from the comparative period due to the curtailment of our operations during the quarter. Professional fees for the three months ended September 30, 2002 increased $161,661 over the comparable three-month period ended September 30, 2001 due to the increase in legal fees associated with the Company's Australian litigation with Roger May and Advanced Communications (Australia).

     OTHER EXPENSE

     Interest expense incurred for the three months ended September 30, 2002 was $72,500 and was attributable to accrued and default interest on the $1 million 5% Convertible Debentures we issued in January 2002. Interest of $4,206 for the comparative three-month period ended September 30, 2001 was attributable to the Grassland Capital note payable of $118,530 which was paid in October 2001. During the three month period ended September 30, 2002, the Company recorded, in accordance with paragraphs 8(a) and 35 of FASB 5, $173,494 of expense relating to the settlement of the Needham/DuPont lawsuit. No such expense was incurred during the comparative three month period ended September 30, 2001.

YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

     REVENUE

     We did not generate any revenue during the year. Revenue for the year ended June 30, 2001 was $50,000 and was realized entirely from our subsidiary's U.S.-Pakistan international telephone distribution network. We ceased operating our international telephone services network on June 30, 2001 because of regulatory difficulties we encountered in our target market. We realized no revenue from the sale and/or license of the SpectruCell product as such product was not ready to be commercially sold in our territory.

     OPERATING EXPENSES

     Total operating expenses for the fiscal years ended June 30, 2002 and June 30, 2001 were $2,314,570 and $3,334,581 respectively and represents a 31% decrease from the prior fiscal year. Of these amounts, $1,228,780 and $1,214,739 or 53% and 36% respectively, were for professional services rendered of which $677,634 and $328,870 during the fiscal years ended June 30, 2002 and June 30, 2001, respectively, was paid via the issuance of restricted common stock and represent a non-cash expense. During the fiscal years ended June 30, 2002 and June 30, 2001, we paid $246,782 and $307,002 respectively, in cash fees for professional services rendered.

     Depreciation and amortization expense decreased by $543,002 due to the write-off of the unamortized balance of Goodwill as of June 30, 2002.

     Consulting fees, which includes employee payments, decreased $577,774 from the fiscal year ended June 30, 2001 due to the curtailment of our employees and outside consultants during the fiscal year ended June 30, 2002 as well as the reversal of $394,361 of accrued compensation due Mr. May, our former Chief Executive Officer and Chairman. During the fiscal year ended June 30, 2002 and June 30, 2001, $0 and $3,200, respectively, was paid via the issuance of restricted common stock and represents a non-cash expense.

     Other general and administrative expenses (exclusive of professional fees, consulting expenses and other non-cash charges) amounted to $407,772 for the fiscal year ended June 30, 2002, a decrease of $93,276 from the prior fiscal year.

     Interest expense increased $307,791 from the fiscal year ended June 30, 2001 due principally to the issuance, in January 2002, of our 5% Convertible Debentures. $250,000 of the increase in interest expense is attributable to the intrinsic value of the beneficial conversion feature included in the convertible debentures.

     Other expense for the fiscal year ended June 30, 2002 includes a $1,700,000 loss from impairment of Goodwill associated with our investment in Advanced Communications (Australia). The impairment loss of $1,700,000 was based on management's evaluation, in accordance with FASB 121 and SFAS 142 of the carrying value of our investment in Advanced Communications (Australia). The decision to write-down our remaining Goodwill was based principally on the ongoing financial difficulties of Advanced Communications (Australia) and its filing for voluntary administration (bankruptcy) in Australia on or about July 18, 2002.

     Other expense for the fiscal year ended June 30, 2001 includes a one-time write-off of $425,000 attributable to the abandonment of our investment deposit for the proposed acquisition of the ORBCOMM assets. It also includes a $12,399,864 loss on the write-down of Goodwill associated with our investment in Advanced Communications (Australia), as well as the write-off of $3,571,654 representing our remaining equity investment in Advanced Communications (Australia). The write-down in Advanced Communications (Australia) was based on management's evaluation of the business prospects, which were necessitated by FASB 121 ("Accounting for Impairment of Long Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such
pronouncements   require  the  annual   evaluation  of  long-lived   assets  for
impairment. Advanced Communications (Australia) has been in the development stage since inception, and has not made any sales. Based on these factors, management believed that the carrying value of the good will in the investment should be reduced to $2,000,000, resulting in a $12,399,864 write-down of goodwill.

     EXTRAORDINARY GAIN

     Extraordinary gain for the fiscal year ended June 30, 2001 included a $23,000 gain on the issuance of our restricted common stock to unrelated vendors of Advanced Communications (Australia) in excess of the then current market value. In fiscal 2002, we realized no extraordinary gains.

YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000

     REVENUE

     We realized nominal revenue during the year from sales of international telephone services into Pakistan through our international network providers. Such revenue represented a 100% increase from the prior year. We ceased operating our international telephone services network during the year because of regulatory difficulties we encountered in our target market. We realized no revenue from the sale and/or license of the SpectruCell product as such product was not ready to be commercially sold in our territory.

     OPERATING EXPENSES

     Total operating expenses for the fiscal years ended June 30, 2001 and June 30, 2000 were $3,334,581 and $4,635,186 respectively and represents a 28% decrease from the prior fiscal year. Of these amounts, $1,214,739 and $3,409,038 or 36% and 74% respectively, were for professional services rendered of which $328,870 (27%) and $3,009,388 (88%) during the fiscal years ended June 30, 2001 and June 30, 2000, respectively, was paid via the issuance of restricted common stock and represent a non-cash expense. During the fiscal years ended June 30, 2001 and June 30, 2000, we paid $307,002 and $215,756 respectively, in cash fees for professional services rendered. Professional fees decreased substantially from the prior year due principally to the fact that shares issued in the current fiscal year in exchange for professional services rendered were issued at a lower price per share than the prior fiscal year.

     Depreciation and amortization expense increased by $800,674 due to the full year amortization of goodwill associated with our investment in Advanced Communications (Australia).

     Consulting fees, which includes employee payments, increased nominally from the prior year. During the fiscal year ended June 30, 2001 and June 30, 2000, $32,000 and $259,970 respectively, was paid via the issuance of restricted common stock and represents a non-cash expense.

     Other general and administrative expenses (exclusive of professional fees, consulting expenses and other non-cash charges) amounted to $501,048 for the fiscal year ended June 30, 2001, an increase of $88,938 from the prior fiscal year.

     Interest expense decreased $736,778 from the fiscal year ended June 30, 2000 due principally to the issuance, in September 1999, of our Secured Convertible Debentures. Approximately $715,000 of the decrease in interest expense is attributable to the intrinsic value of the convertible debentures as well as bond issuance costs charged to interest expense in fiscal 2000.

     Other  income   (expense)   includes  a  one-time   write-off  of  $425,000
attributable to the abandonment of our investment deposit for the proposed acquisition of the ORBCOMM assets and $192,474 of other income recognized in fiscal 2000 on the abandonment of certain accounts payable and accrued expenses of MFI. It also includes a $12,399,864 loss in fiscal 2001 on the write-down of Goodwill associated with our investment in Advanced Communications (Australia), as well as an increase of $3,485,836 in our share of a full year's loss from our equity ownership in Advanced Communications (Australia). The write-down in Advanced Communications (Australia) was based on management's evaluation of the business prospects, which were necessitated by FASB 121 ("Accounting for Impairment of Long Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such pronouncements require the annual evaluation of long-lived assets for impairment. Advanced Communications (Australia) has been in the development stage since inception, and has not made sales. Based on these factors, management believed that the carrying value of the good will in the investment should be reduced to $2,000,000, resulting in a $12,399,864 write-down of goodwill.

     EXTRAORDINARY GAIN

     Extraordinary gain for the fiscal year ended June 30, 2001 included a $23,000 gain on the issuance of our restricted common stock to unrelated vendors of Advanced Communications (Australia) in excess of the then current market value. In fiscal 2000, we realized extraordinary gains of $242,561 on the extinguishments of prior shareholder loans in exchange for 600,000 of our restricted common stock, and $34,507 on the settlement of the Grassland loan payable. The prior shareholders were not shareholders of Advanced Communications at the time these loans were forgiven.

LIQUIDITY AND CAPITAL RESOURCES

SIGNIFICANT ACCOUNTING POLICIES

     Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us. In addition, Financial Reporting Release No. 61 was recently released by the Securities and Exchange Commission to require all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangement, contractual obligations and commercial commitments.

NEW ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged. The Company does not believe the adoption of this standard will have a material impact the financial statements.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

OVERVIEW

     Since our inception, we have financed our operations through the private sales of common stock and convertible debentures and from unsecured loans from an entity controlled by Mr. Roger May, a former officer and director of our company and a significant shareholder. We have raised approximately $4,000,000 before offering costs through the sale of these securities and have borrowed $1,055,736 from an entity wholly owned by Mr. May. These loans are non-interest bearing, are unsecured, and have no fixed date for repayment. Advanced Communications does not believe that the loans are due upon demand. However, the actual repayment terms are not known with any specificity since the terms are not contained in a written document. At September 30, 2002, our principal source of liquidity was $415 of cash and cash equivalents. We have no credit facilities in place. On January 10, 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Pursuant to the Equity Line of

Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 91% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit as a fee. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 40,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. Our Equity Line of Credit is not yet effective and the Company has not drawn down any funds from this facility. Except for the Equity Line of Credit, we have no commitments for capital.

     We anticipate that our cash needs over the next 12 months consist of general working capital needs of $600,000, plus the repayment of outstanding indebtedness of $2,552,994. These obligations include accounts payable and accrued expenses in the amount of $1,189,658, accrued compensation of $172,183 and an unsecured, non-interest-bearing loan payable to an entity wholly-owned by Roger May, a former officer and director and a significant shareholder. In addition, we have a note payable to Advanced Communications (Australia) in the amount of $1,791,166 at September 30, 2002 that was the subject of a lawsuit by us against Roger May and Advanced Communications (Australia). As of September 30, 2002, we had a working capital deficiency of $2,552,579. We will attempt to satisfy our cash needs over the next 12 months from the sale of securities or loans, including the Equity Line of Credit.

     Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business; and as a consequence, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. We have experienced net operating losses and negative cash flows since inception and, as of September 30, 2002, we had an accumulated deficit of $30,532,760. Cash used in operations for the fiscal years ended June 30, 2002 and 2001 was $1,103,254 and $1,479,999, respectively. At September 30, 2002, our only source of liquidity was $415 of cash. Such conditions raise substantial doubt that we will be able to continue as a going concern for a reasonable period of time. Subsequent to the end of the fiscal year, we have substantially curtailed our overhead and have closed our office in California. Unless we are able to raise additional capital through the issuance of stock or convertible debentures or commence drawing down on our Equity Line of Credit once it is declared effective by the SEC, we will be unable to continue our operations. Unless we are able to raise additional capital through our Equity Line of Credit or from other sources, we will be unable to continue as a going concern. Considering the depressed state of the private and public capital markets, we believe that our only reasonable chance of raising additional capital is through our Equity Line of Credit with Cornell Capital Partners, L.P., if it is declared effective by the SEC.

     On November 22, 2002, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP, whereby we agreed to issue and sell $250,000 of 10% Secured Convertible Debentures. These Secured Convertible Debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. $125,000 of the 10% Secured Convertible Debentures was issued in exchange for accrued unpaid interest (including default interest) on the Company's January 2002 5% $1,000,000 Convertible Debentures with $125,000 issued in exchange for cash of which the Company will net $100,000 after fees and expenses. The Company will use the funds from the 10% Secured Convertible Debentures to pay a portion of its legal and accounting professionals outstanding fees thereby enabling the Company to continue its pursuit of seeking its Equity Line of Credit facility to be declared effective by the SEC.

     If we are unable to obtain additional funding through our Equity Line of Credit facility or alternate sources of funding, this will have a material adverse effect on our business and our ability to continue as a going concern. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value.

     CAPITAL RESOURCES

     Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention. We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $30.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

     We are attempting to register 70,000,000 shares of common stock in connection with the Equity Line of Credit and upon conversion of the debentures. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, if we issued all 70,000,000 shares of common stock at a recent price of $0.005 per share (which assumes that no shares would need to be issued upon conversion of debentures), then we would receive $339,500 under the Equity Line of Credit (after deducting a 3% retention payable to Cornell). This is $9,650,000 less than is available under the Equity Line of Credit. Our stock price would have to rise substantially for us to have access to the full amount available under the Equity Line of Credit. These shares would represent 37% of our outstanding common stock upon issuance. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $30.0 million available under the Equity Line of Credit at the current price of $0.005 per share. In addition, we would be required to obtain the approval of our shareholders to increase the number of authorized shares of common stock. Pursuant to our Articles of Incorporation, we are authorized to issue up to 200,000,000 shares of common stock. At a recent price of $0.005 per share, we would be required to issue 6,000,000,000 shares of common stock in order to fully utilize the $30.0 million available. We would be required to obtain a vote of at least a majority of the outstanding shares in order to increase our authorized shares of common stock for this purpose. Our inability to obtain such approval would prohibit us from increasing our authorized shares of common stock and from issuing any additional shares under the Equity Line of Credit or to otherwise raise capital from the sale of capital stock.

     In November 2002, Advanced Communications entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., whereby it agreed to issue and sell Two Hundred Fifty Thousand Dollars ($250,000) of secured convertible debentures. These secured convertible debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. These secured convertible debentures accrue interest at a rate 10% per year and are convertible at the holder's option. At Advanced Communications' option, these debentures may be paid in cash or redeemed at a 20% premium on or before December 15 2002 and at a 50% premium after December 15, 2002 and prior to November 2004. In connection with the Securities Purchase Agreement, Advanced Communications entered into a Security Agreement in favor of Cornell Capital Partners, L.P. whereby it granted a security interest in all of its assets as security for its obligations under the secured convertible debentures, as well as all other obligations of Advanced Communications to Cornell Capital Partners, L.P. whether arising before, on or after the date of the Security Agreement, including, without limitation, those obligations of Advanced Communications to Cornell Capital Partners, L.P. under the convertible debentures dated January 2002. The security agreement provides, however, that upon the payment in full by Advanced Communications of its obligations to Cornell Capital Partners, L.P. arising from the Securities Purchase Agreement dated November 2002, and the related documents of even date therewith, Cornell Capital Partners, L.P. agrees to release any and all security interests it may then maintain on SpectruCell and the related License and Distribution Agreement dated July 5, 2000, between the Advanced Communications and Advanced Communications Technologies (Australia) Pty., Ltd. The issuance of the secured convertible debentures is expected to contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

     On January 10, 2002, we executed various financing agreements with Cornell Capital Partners, LP whereby Cornell and certain other investors purchased from us $1 million of two-year Convertible Debentures and Cornell entered into a $30 million Equity Line of Credit. Pursuant to the Convertible Debenture financing, we received $564,000 net of financing and closing costs and the repayment of the $325,000 ninety-day note. The debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.008 (i.e., 80% of the recent price of $0.01), then the holders of the convertible debentures would have received 125,000,000 shares of common stock leaving no stock available to be issued under the Equity Line of Credit. These convertible debentures accrue interest at a rate 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 20% premium prior to January 2004. The issuance of shares upon conversion of the Debentures or pursuant to the Equity Line of Credit will have a dilutive impact on our existing stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue upon conversion of the debentures or under the Equity Line of Credit. If our stock price were lower, then our existing stockholders would experience greater dilution. The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense for the fiscal year ended June 30, 2002 and a component of equity on the issuance date.

     On December 13, 2001 Advanced Communications entered into a 90-day $325,000 Promissory Note (the "Note") with Cornell Capital Partners, LP. The Note had an interest rate of 12% and was secured by a Guaranty and Pledge Agreement executed by Messrs. Danson, Lichtman and Prouty. Advanced Communications realized $269,000 of net proceeds after financing costs and legal fees. The Note was repaid on January 14, 2002 with proceeds from Advanced Communications' $1 million Convertible Debenture.

     On August 14, 2001, we filed a S-1 Registration Statement to register 37,500,000 of our shares in connection with our proposed $12,000,000 equity line credit facility with Ladenburg Thalmann & Co., Inc. and Wanquay Limited. Based on comments received by the SEC relating to the terms and conditions of the proposed equity line and on advice of counsel, on November 30, 2001, we withdrew the Registration Statement with the SEC. Advanced Communications terminated this equity line of credit facility.

     During the period of December 2000 to August 2001, pursuant to a private placement under Regulation D, Rule 506, Advanced Communications issued 4,293,933 shares of common stock and 4,293,933 warrants at $.30 per share. Advanced Communications received $1,288,180 from investors, which included $250,000 for stock not yet issued as of June 30, 2001 and $275,454 for warrants. Advanced Communications issued 137,729 and 250,000 shares of common stock, valued at $41,318 and $75,000, in payment of offering costs incurred respectively. The value assigned to this stock was based on the private placement memorandum of $.30 per share. The value of the common stock has been charged to equity as direct costs to the offering. The fair market value of the warrants, aggregating $275,454, was estimated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 49.84%, risk-free interest rate 4.22%, expected option life 2 years. To date, no warrants have been exercised. On February 27, 2002, our Board of Directors approved a resolution to reprice the private placement offering from $0.30 per share to $0.20 per share. The Board of Directors repriced these shares due to the delay in registering the shares sold to investors in the private placement. The Company did not receive any consideration for the repricing of the shares. This repricing resulted in the issuance of an additional 2,146,967 shares of common stock and warrants to the private placement investors. These additional shares are included in the number of shares that we are registering for these selling shareholders. The exercise price of the underlying warrants remains at $0.30 per share.

     Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of their September 30, 1999 12% Convertible Debentures into 860,378 shares of Advanced Communications' restricted common stock. The Company is in default of its remaining obligations to AJW Partners, LLC and New Millennium Capital Partners II, LLC and on April 24, 2002 entered into a Settlement Agreement. Under the terms of the Settlement Agreement, the Company is obligated to issue, over a 180 day period, 8,500,000 shares of its common stock in exchange for the dismissal of the lawsuit and in satisfaction of the remaining outstanding principal and accrued interest. The Company had the option, until July 23, 2002, to substitute cash in lieu of shares. On closing, the Company issued 1,460,725 and 664,275 shares of its common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively. A Stipulation and Order of Discontinuance was filed with and Ordered by the court on April 25, 2002. On June 4, 2002 the Company issued an additional 1,460,725 and 664,275 shares of common stock to AJW Partners LLC and New Millennium Capital Partners, II, LLC. On both August 22, 2002 and September 24, 2002 we issued 1,460,725 and 664,275 shares of common stock each to AJW Partners, LLC and New Millennium Capital Partners II, LLC respectively, in full satisfaction of the September 30, 1999 12% Convertible Debentures.

     During December 2000, Bank Insinger de Beauford, N.V. converted its $150,000 September 30, 1999 12% convertible debenture, inclusive of accrued and unpaid interest into 943,167 shares of restricted common stock.

     On September 30, 1999, Advanced Communications entered into a 12% secured convertible debentures purchase agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC, which were stockholders of Advanced Communications, whereby Advanced Communications sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, convertible into shares of Advanced Communications' Common Stock. In addition, on September 30, 1999, Advanced
Communications issued another convertible debenture to Bank Insinger de Beauford, N.V. in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date. The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

     The Company's predecessor, MFI (as previously defined) was obligated to pay $150,000 to Grassland Capital Group (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the Payee. However, a dispute arose as to whether the Payee authorized the issuance of the shares. The Payee filed a suit during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the matter for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. Advanced Communications made a payment of $50,000 by June 30, 2000. The $150,000 remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by Advanced Communications. The revised obligation was to be paid by August 14, 2000. Advanced Communications defaulted on this revised payment obligation and a judgment against Advanced Communications was entered. In October 2000, Advanced Communications sold the 75,000 shares of stock in the open market on behalf of the Payee realizing $41,802 which it remitted in partial repayment of its outstanding debt. As of June 30, 2001, Advanced Communications' remaining balance and accrued interest on this obligation was $118,530. An additional $4,206 of interest was accrued on this note and on October 19, 2001 Advanced Communications paid the obligation in full. On October 24, 2001 Advanced
Communications received notice from the court that its judgment has been satisfied.

     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

     Net cash used in operating activities was $10,678 and $102,422 for the three months ended September 30, 2002 and 2001, respectively. The use of cash by operating activities was principally the result of net losses during both reporting periods together with a corresponding increase/(decrease) in accounts payable and accrued interest for the three months ended September 30, 2002 and 2001, respectively.

     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

     No net cash was provided by or used in investing activities for the three months ended September 30, 2002 or 2001.

     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

     No net cash was provided by financing activities for the three months ended September 30, 2002. Net cash provided by financing activities for the three months ended September 30, 2001 was $150,200 and was attributable to $125,000 of proceeds received from the sale of equity securities pursuant to a private placement that commenced December 2000 and ended August 2001 and $25,000 of loan proceeds received from Global Communications Technology Pty Ltd, an entity wholly owned by Roger May, a former officer and director of the company.

     ACQUISITIONS

     On September 7, 2001 we entered into a Letter of Intent with Advanced Communications Technologies (Australia) to acquire all of the intellectual property, including the worldwide rights (other than rights to territories that we currently possess) for the licensing and distribution of the SpectruCell product (the "IP Rights"). The Letter of Intent which was executed by Messrs.
Roberts and May on behalf of Advanced Communications (Australia) and us, respectively, includes various conditions precedent to the transfer of the IP Rights including, but not limited to, the raising by us of $80 million in the US capital markets, appropriate regulatory approvals, approval by both our Board of Directors and shareholders, appropriate due diligence and definitive agreements.

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

During the period from January 2002 to present, we, along with our Australian financial and legal advisors, have attempted to negotiate with Mr. May in good faith to enter into a Non-Disclosure Agreement to allow us to commence our due diligence on the financial, legal and technological affairs of Advanced Communications (Australia). In addition, during this period we filed two lawsuits against Mr. May and Advanced Communications (Australia) for breach of our April 5, 2000 Stock Purchase Agreement and July 5, 2000 Interim License and Distribution Agreement. Consequently, we have been unable to execute any Non-Disclosure Agreement nor commence any active or meaningful negotiations with Mr. May for the acquisition of the SpectruCell technology pursuant to the terms of the September 7, 2001 Letter of Intent. On September 7, 2002, the September 7, 2001 Letter of Intent that the Company entered into with Advanced Communications (Australia) to acquire all of the intellectual property, including the worldwide rights (other than the rights to territories that the Company currently possess) for the licensing and distribution of the SpectruCell product, expired.

     Due to the litigation with Mr. May and Advanced Communications (Australia), the restrictions on foreign ownership and Advanced Communications (Australia) voluntary administration described above, the Company will no longer pursue the acquisition of Advanced Communications (Australia)'s intellectual property.

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

                             DESCRIPTION OF BUSINESS

     Unless the context requires otherwise, "we", "us" or "our" refers to Advanced Communications Technologies, Inc. and subsidiaries on a consolidated basis.

     We own the North and South American rights to market and distribute SpectruCell, a wireless software based communications platform that is being developed to offer mobile communications network providers the flexibility of processing and transmitting multiple wireless communication signals through one base station. The SpectruCell product, which is based on the Software Defined Radio ("SDR") platform, is being developed to allow wireless communication network providers with the ability to not only direct multiple wireless frequencies (AMPS, CDMA, GSM, Mobile IP, Voice IP, etc.) through one base station but is expected to provide flexibility for future spectrum upgrades to 3G. The SpectruCell product is being developed by Advanced Communications Technologies (Australia), Pty. Ltd. ("Advanced Communications (Australia)") an insolvent development stage company, in which we formerly owned a 20% interest.

     During most of 2002, we were in litigation with Roger May and Advanced Communications (Australia) over our stock ownership interests in Advanced Communications (Australia) and our rights to market and distribute SpectruCell. Based on a substantial record created in that proceeding, the Australia Court granted us broad injunctions protecting our rights pending trial on the matters at issue. In early October, 2002, Advanced Communications (Australia) terminated an interim License Agreement we entered into with Advanced Communications (Australia) in July 2000 to facilitate implementation of our rights to SpectruCell on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the purported termination of the interim License Agreement was to oppose it and seek leave of the Australian Court to apply for an injunction to prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted us leave to do so. However, after considering the situation further and receiving advice of counsel, we made the strategic decision to alter our approach and withdraw from the Australian litigation.

     This decision was based on various factors, including the following: (i) the actions of Mr. May against the Company over the past 11 months, which in the Company's view demonstrated a consistent lack of good faith on his part that was unlikely to change, (ii) a recent statement made by Mr. May under oath to the Australian Court that "IT IS IMPORTANT FROM THE OUTSET TO UNDERSTAND THAT THERE WAS NO SPECTRUCELL PRODUCT IN 1999 AND TODAY THERE STILL IS NO SPECTRUCELL PRODUCT AS IT IS CLEARLY STILL IN THE DEVELOPMENT STAGE AND AT LEAST 12 TO 18
MONTHS FROM THE FINAL PRODUCT STAGE.", which was contrary to previous information consistently provided by Mr. May and Advanced Communications (Australia) to the Company and the public on that subject, (iii) the completion of the research and development of SpectruCell is currently projected to require an additional US$12 to 15 million; (iv) the Company's opinion that development of SpectruCell is unlikely to be completed and a product brought to successful commercialization under Mr. May's leadership (v) the Company's limited resources at the present time are insufficient to enable it take all of the legal actions that would be necessary to defend and enforce its rights in Australia; and
(v)the need for the Company to use available funds to continue current operations so that its rights and viability will be meaningfully preserved for the future.

     On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation was that the existing injunctions issued by the Australia Court have been lifted and the purported termination of the interim License Agreement is not being challenged in the Australia Court.

     Notwithstanding our withdrawal from the Australia litigation, we retain our rights to damages and other available legal and equitable relief against Mr. May, Advanced Communications (Australia) and other parties who have acted in concert with them in violation of our rights. In addition, we still retain ownership of the rights to SpectruCell and related technology that we acquired in the 1999 merger with Advanced Communications Technologies, Inc., a Nevada corporation ("Advanced Communications (Nevada)"), which rights were neither created by nor subject to cancellation under the interim License Agreement. The Company intends to protect these rights to the fullest extent it is able to do so, and anticipates that Mr. May and Advanced Communications (Australia) will refuse to acknowledge these rights.

     As a minority shareholder in Advanced Communications (Australia), we had no management rights in its daily operations or any control over the development of the SpectruCell product. Our interest in Advanced Communications (Australia) was evidenced by a Stock Purchase Agreement and was reflected by stock ownership records on file with the Australian Securities Investment Commission, an Australian government agency. The Company owes Advanced Communications (Australia) $1,791,166 under the terms of the Stock Purchase Agreement, subject to claims or offsets the Company has as a result of the damages caused by Mr. May and Advanced Communications (Australia) to the Company during the past 12 months. Mr. May, a former officer and director and significant shareholder owns 70% of Advanced Communications (Australia) through Global Communications Technology Pty Ltd., his wholly owned company. On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. The effect of the purported Notice of Termination vis a vis the Stock Purchase Agreement was to cancel the Company's stock ownership interest in Advanced Communications (Australia). Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. Given that Advanced Communications (Australia) is in an insolvency proceeding in Australia, that it is unlikely to emerge as an operating entity, and that the Company has written off its entire investment in Advanced Communications (Australia), the financial impact of this on the Company is not believed to be significant.

     On or about July 18, 2002, Advanced Communications (Australia) filed for administration under Australia's insolvency laws and appointed an independent administrator to operate and manage its business. Shortly thereafter, a receiver was appointed over the assets of Advanced Communications (Australia). In late September 2002, a plan of arrangement was proposed and approved in the administrative insolvency proceeding of Advanced Communications (Australia), as a result of which its significant assets will be sold to third parties to provide a source of payment of its debts. At this time, it appears that SpectruCell will be sold to a third party controlled by Mr. May and that Advanced Communications (Australia) will cease operations as a going concern.

     We currently have no products for licensing and/or distribution and, as a result of the above-described events, our ability to market SpectruCell in North and South America and exercise the rights we acquired in the 1999 merger with Advanced Communications (Nevada) is unclear. Apart from this, SpectruCell is still under development. Moreover, given the litigation and current situation between the Company, Mr. May and Advanced Communications (Australia), we do not have (and do not expect to obtain) any reliable information on the status of the SpectruCell product, when it will be available, if at all, to commercial or military users, the timetable for completing its development, or if the required financing can be obtained by Advanced Communications (Australia) or a successor in interest, to do so.

     We expected to generate revenue from the marketing and distribution of the SpectruCell product, if and when it became available to us. Although we still own the North America and South America rights to market and distribute SpectruCell, acquired pursuant to the 1999 merger with Advanced Communications (Nevada), it is unclear at this point whether we will be able to actualize those rights if SpectruCell is ever brought to the market and is a commercially viable product. We have not had any meaningful revenues to date. For the year ended June 30, 2002, we had a net loss of $4,332,693 or $.0.04 per share. At June 30, 2002, we had negative working capital of $3,252,643 and an accumulated deficit of $29,848,648.

INTERIM LICENSE AGREEMENT

     In April 1999, Advanced Communications (Nevada) merged with and into the Company. Pursuant to this merger, the shareholders of Advanced Communications (Nevada) (of which Mr. May was the principal shareholder) received 90% of the Company's outstanding common stock and the Company received all of Advanced Communications (Nevada)'s assets which included all of the North and South American rights to SpectruCell.

     On July 5, 2000, we entered into an interim License and Distribution Agreement (the "Interim License Agreement") with Advanced Communications Technologies (Australia) Pty Ltd. to help facilitate implementation of the rights we acquired in the 1999 merger with Advanced Communications (Nevada). At that time, we owned a 20% interest and Mr. May indirectly owns a 70% interest in Advanced Communications (Australia). Mr. May is a former officer and director and a significant shareholder of our company. Consistent with the rights to SpectruCell that we acquired in the 1999 merger with Advanced Communications (Nevada), the interim License Agreement confirmed our indefinite, exclusive license to market and distribute in North and South America the SpectruCell technology and certain other technologies to be developed. It was the intention of the parties that upon the SpectruCell technology becoming commercially available, our company and Advanced Communications (Australia) would negotiate royalty payments, in accordance with industry standards on an arms-length basis after the final pricing of the SpectruCell technology was established. The Company's rights to SpectruCell acquired in the April 1999 merger was neither created by nor subject to cancellation under the interim License Agreement.

     During most of 2002 we were involved in litigation in Australia with Advanced Communications (Australia) regarding SpectruCell. On April 26, 2002, the Supreme Court of Victoria at Melbourne, Australia issued an interim injunction against Advanced Communications (Australia) and Mr. May in connection with the ongoing litigation between Advanced Communications and Advanced
Communications (Australia). The interim injunction prohibited Advanced Communications (Australia) and Mr. May from violating the terms of the interim License Agreement. Based on a press release issued by Advanced Communications

(Australia), it appeared that Advanced Communications (Australia) intended to license the SpectruCell technology to another entity in our territory. On May 7, 2002, we received a notice from Advanced Communications (Australia) alleging a breach of the license, accompanied by a notice of termination of the interim License Agreement. We believed the purported termination was without merit and took steps to temporarily enjoin Advanced Communications (Australia) from terminating our rights under the interim License Agreement. On May 8, 2002, the Australian court extended its April 26, 2002 order further restraining Advanced Communications (Australia) from "acting upon or taking any further steps in reliance upon" the notice of breach.

     A dispute also arose between Advanced Communications (Australia) and the Company as to whether the Company's SpectruCell license included military applications as well as commercial applications. Contrary to previous statements and understandings, Advanced Communications (Australia) claimed for the first time on or about March 2002 that military applications were not included under the Company's SpectruCell license, and that these rights were exclusively reserved to Advanced Communications (Australia). A dispute also arose between the parties as to whether the Company's SpectruCell license included marketing rights, in addition to distribution rights. Contrary to previous statements and understandings, Advanced Communications (Australia) claimed for the first time on or about March 2002 that the Company's SpectruCell license did not include marketing rights, and that these rights were exclusively reserved to Advanced Communications (Australia).

     The Company disputed these claims and requested the court to expand the existing injunctions against Advanced Communications (Australia) to include marketing rights and military applications of SpectruCell technology in the Exclusive Territory and to continue the existing injunctions in effect until the trial on the case.

     The marketing and military applications rights were relevant because the Company had been contacted by a U.S. defense contractor that was bidding on a U.S. Army project that involved a SpectruCell-type component that the contractor wanted the Company to provide for the project. The Company was also contacted at this time by another U.S. defense-related company regarding similar products. It was also relevant because it had become apparent that the best way to generate short term revenues for SpectruCell-related products was through military applications which were easier and less expensive to produce than the technically much more sophisticated commercial products being designed for public telephone system use.

     The above-mentioned matters were argued before the court at a two day hearing on May 27 and 28, 2002. The court took the matters under submission. On August 23, 2002, the court issued its ruling in which the judge concluded:

          "IT IS PREFERABLE, IN MY OPINION, THAT ALL ACTIVITY [RELATED TO SPECTRUCELL] ON BEHALF OF ACT [AUSTRALIA] IN THE EXCLUSIVE TERRITORY PENDING THE TRIAL BE CARRIED OUT BY ACT INC [ADVANCED COMMUNICATIONS]."

         Based on this conclusion, the court issued a comprehensive preliminary injunction granting all the relief sought by the Company. Among other things, the injunction prohibits Advanced Communications (Australia), directly or indirectly, from taking any action in the exclusive territory with respect to marketing, distributing, selling or otherwise dealing with the SpectruCell technology (including the military applications thereof), except through and with the prior written consent of the Company. Quoted below is the text of one of the sections of the court's order:

          "...THE FIRSTNAMED DEFENDANT [I.E., ADVANCED COMMUNICATIONS (AUSTRALIA)], WHETHER BY ITSELF OR BY ITS OFFICERS, EMPLOYEES AGENTS, ATTORNEYS, OR ANY OF THEM OR HOWSOEVER OTHERWISE, BE RESTRAINED FROM ITSELF MARKETING, DISTRIBUTING, SELLING, SUPPLYING, OFFERING TO SELL OR
          SUPPLY OR OTHERWISE DEALING IN OR WITH THE PRODUCT INCLUDING ANY MILITARY APPLICATIONS OR USES OF THE SPECTRUCELL TECHNOLOGY, IN THE EXCLUSIVE TERRITORY WITHOUT THE PRIOR WRITTEN CONSENT OF [ADVANCED COMMUNICATIONS]."

     The court's order also prohibited Advanced Communications (Australia) from licensing, marketing, distributing, selling or otherwise dealing with the SpectruCell technology, including military applications of the product, and from offering to do any of the foregoing, in the exclusive territory through any third party without the Company's prior written consent. The court's order also prohibited Advanced Communications (Australia) from entering into a license or sub-license agreement to market, distribute, sell, provide promotional material or otherwise deal with the SpectruCell technology, including military applications thereof, in the exclusive territory except to the company or at its request. The court's order also prohibited Advanced Communications (Australia) from granting any license to any third party to use, sub-license or reproduce the product in the exclusive territory, except at the request of the Company.

     REPUDIATION OF INTERIM LICENSE AGREEMENT IN OCTOBER 2002. In early October 2002, Mr. May and Advanced Communications (Australia) applied to the Australian Court to modify the above-referenced injunctions issued on August 23, 2002, on the grounds that they were meaningless and, therefore, should be disregarded. The primary basis for the application was the assertion of Mr. May, set forth in an Affidavit sworn under oath, dated October 8, 2002, that SpectruCell had evolved from a base station hardware technology (its original form) to a software defined radio based operating system (its current form). Based on this, Mr. May stated that in it's current form SpectruCell was not covered under the interim License Agreement and had not been covered under the interim License Agreement for approximately two years. Mr. May contended that the Company had no rights to the SpectruCell technology under the interim License Agreement and that the injunctions issued by the Australia Court on August 23, 2002 had no application to what ACT-Australia is presently doing vis a vis SpectruCell. The Company rejected Mr. May's sworn statements as self serving to his current purposes of nullifying the Company's rights under the interim License Agreement and as being inconsistent with numerous prior public statements he had made and the intentions of the parties, as reflected in the agreements between them and their prior actions.

     TERMINATION OF INTERIM LICENSE AGREEMENT IN OCTOBER 2002. In mid-October 2002, Mr. May and Advanced Communications (Australia)'s purportedly terminated the interim License Agreement based on the assertion that the Company is insolvent and that its insolvency constitutes an irreparable event of default thereunder. As stated above, the Company made a strategic decision not to challenge the termination. Further, despite the termination of the interim License Agreement, the Company still owns the North and South American rights to SpectruCell that it received pursuant to the April 1999 merger with Advanced Communications (Nevada).

     Following the purported termination of the interim License Agreement, Mr. May contacted the Company on several occasions in response to previous attempts by the Company to settle the existing disputes. He indicated that he was interested in reaching a settlement and on October 14, 2002, he stated that he would submit a settlement proposal to the Company. He has not yet done so and has refused to respond to follow-up overtures from the Company in that regard.

     The Company believes that Mr. May's purported termination of the interim License Agreement and his failure to negotiate in good faith to settle the existing disputes, in spite of his promise to do so, were part of a preconceived plan on his part to nullify the Company's rights as a stockholder of Advanced Communications (Australia) and as the owner of the North and South America rights to the SpectruCell technology and to transfer the technology to a controlled third party substantially free of the claims of third parties, including the Company.

FINANCIAL CONDITION

     We had net losses of $4,332,693 and $19,732,566 during the years ended June 30, 2002 and 2001, respectively. As of June 30, 2002, we had cash of $11,093 and current liabilities of $3,263,736. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2002 and 2001 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     If we are unable to obtain additional funding through our Equity Line of Credit facility (as described in the Management Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Annual Report) until such time as the SpectruCell product is ready to be sold within our exclusive markets, then the failure to obtain this funding will have a material adverse effect on our business and our ability to continue as a going concern. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value. A detailed discussion of our financial condition is contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of this filing.

ADVANCED COMMUNICATIONS (AUSTRALIA) VOLUNTARY ADMINISTRATION

     On or about July 15, 2002, the Australia Tax Office ("ATO") filed an action against Advanced Communications (Australia) to appoint a liquidator of the company for failure to pay back taxes. SpectruCell SDR Pty Ltd. ("SDR"), a company controlled by Roger May to which Advanced Communications (Australia) intends to transfer its rights to the SpectruCell technology, was also named as a defendant in this action.

     At the  request  of ATO,  on or  about  July 15,  2002,  the  court  issued injunctions against Advanced Communications (Australia) and SpectruCell SDR prohibiting them from selling, transferring, charging, mortgaging, disposing, leasing, diminishing or dealing in any way with any of Advanced Communications (Australia)'s assets or undertakings. On or about July 18, 2002, in response to the ATO's action, Advanced Communications (Australia) appointed an administrator, who took control of the company. On or about July 22, 2002, the court made the above-mentioned injunctions applicable to the administrator.

     On or about July 29, 2002, Global Communications Technology Pty Ltd ("Global"), a company controlled by Roger May, appointed a receiver/manager ("Receiver") to take control of the assets of Advanced Communications (Australia) under the terms of a security agreement. On or about August 1, 2002, the ATO filed another action in which it joined Global and the Receiver to the first action and sought to have declared invalid Global's security interest in the assets of Advanced Communications (Australia). On or about August 2, 2002, the court made the above-mentioned injunctions applicable to Global and the Receiver.

     On or about  August 30,  2002,  at the request of the  Receiver,  the court approved a sale of Advanced Communications (Australia)'s shares in Australon Enterprises Pty Ltd ("Australon"), now known as Intermoco Ltd., for AUS$6,000,000.

     On or about September 10, 2002, the ATO, Advanced Communications (Australia), SDR, Global, and the Receiver entered into a settlement agreement pursuant to which it was agreed, among other things, that the majority of the amounts owed by Advanced Communications (Australia) to ATO would be paid from the proceeds of the sale of the Australon shares, that a portion of the balance of the sale proceeds would be used to pay the expenses of administration, employee wages and the unsecured creditors, and the balance would go to Global. Subject to completion of the sale of the Australon shares, which is to take place in February 2003, the ATO agreed to drop its actions against Advanced Communications (Australia), Global and the Receiver.

     On or about September 18, 2002, a plan of reorganization was submitted to the administrator, which is supported by management of Advanced Communications (Australia). Under the plan, the expenses of administration and the claims of employees and unsecured creditors will be partially or fully paid over a 3-year period from (i) a portion of the sale proceeds from the Australon shares, (ii) a portion of the sale proceeds or license royalties, if any, from the SpectruCell technology, which will be licensed or sold to SDR, and (iii) a portion of the net recovery, if any, from various lawsuits in which Advanced Communications (Australia) is the plaintiff.

     At a meeting of the creditors held on September 26, 2002, a plan of reorganization was approved and the administration was continued to allow the administration to oversee the implementation of the plan of reorganization.

     The Company submitted a claim to the administrator in regard to the damages that were caused to the Company by the hostile actions of Advanced Communications (Australia) following the removal of Roger May as an officer and director of the Company in December 2001. The administrator allowed the Company's claim to the extent of $1. As a result, the Company will not be receiving any meaningful amounts from the plan of reorganization.

     Based on the hostile actions of Roger May toward the Company over the past 11 months, if Roger May controls the entity that ultimately ends up owing or licensing the SpectruCell technology, the Company anticipates that its rights vis a vis SpectruCell will continue to be disregarded and violated. Although the Company intends to use all resources available to it to protect the Company's rights in that regard, as it has during the past 11 months, it is not known if the Company will be successful in doing so.

COMPANY HISTORY

     We were incorporated on April 30, 1998 and were inactive from April 1998 to June 1998 except for the issuance of founders' shares. On April 7, 1999, Advanced Communications (Nevada) merged with and into the Company. Pursuant to this merger, the shareholders of Advanced Communications (Nevada) (of which Mr. May was the principal shareholder) received 90% of the Company's outstanding common stock and the Company received all of Advanced Communications (Nevada)'s assets which included all of the North and South American rights to SpectruCell.

     Mr. May and his related entities including Global Communications Technology Pty Ltd, his wholly owned entity, as majority owner of Advanced Communications (Nevada), received approximately 42,000,000 shares in the Company under the share exchange.

     Media Forum, the surviving entity, subsequently changed its name to Advanced Communications Technologies, Inc. Upon completion of the merger, we changed our trading symbol to "ADVC."

     On January 31, 2000, we acquired Smart Investments.com, Inc. through a stock exchange with Smart Investments' sole shareholder. Immediately upon completion of that acquisition, we elected successor issuer status in accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended, and consequently became a "reporting company" in compliance with the NASD's requirements.

     On July 20, 1999, we formed Advanced Global Communications, Inc. ("AGC"), a Florida corporation. AGC was established to develop and operate our international telecommunications network as well as to acquire other switching and telecommunications companies. During the fiscal year ended June 30, 2001, we ceased operating AGC's international telecommunications network and wrote-off our entire investment in various telephone equipment and network costs. Such write-off amounted to $69,506.

     On November 10, 1999, AGC entered into an agreement with the shareholders of World IP Incorporated and its wholly-owned foreign subsidiaries, Sur Comunicaciones, S.A., a Chilean corporation, and Acinel, S.A., an Argentinean corporation, to acquire a 51% controlling interest in the World IP. Under the terms of the agreement, 500,000 shares of our restricted common stock, plus $95,000 in cash was exchanged for 1,020 shares of stock representing 51% of the then issued and outstanding shares of World. The 500,000 shares of restricted common stock were valued at the trading price on the closing date and together with the cash consideration resulted in a purchase price of $470,000. World IP provides wholesale international telephone services from the U.S. to Chile and Argentina. On October 4, 2000, we notified World's management and its shareholders that we intended to rescind the agreement because we were unable, after repeated requests, to obtain from World's management financial records and audited financial statements. Consequently, our management deemed that it was in our best interest to unilaterally rescind the agreement. On October 6, 2000, we filed suit in the Circuit Court in and for Palm Beach County, Florida against the World IP and its shareholders for rescission of the agreement and for monetary damages resulting from such breach. On January 23, 2002, the parties entered into Settlement and Rescission Agreements and a Stipulation for Dismissal with Prejudice (the "Stipulation") to settle this matter. The Stipulation states that the November 10, 1999, Agreement and all related transactions, including the issuance of 1,020 shares of World IP to AGC and the 500,000 shares of restricted common stock to World IP shareholders, are rescinded, ab initio, effective November 10, 1999, as though such transactions never occurred. Further, as part of the settlement, Advanced Communications issued a total of 320,000 shares of restricted common stock to certain shareholders of World IP, which shares are being registered. The Circuit Court in and for Palm Beach County issued an Order Approving Stipulation approving the Settlement and Rescission Agreements and the Stipulation. The lawsuit was dismissed by a court order dated January 29, 2002.

     For financial statement purposes, we have treated the World IP rescission transaction as if we had never acquired the World IP stock and wrote-off our $125,000 investment in World IP in our June 30, 2000 financial statements.

     On April 5, 2000, we entered into a Stock Purchase Agreement with Advanced Communications (Australia) to acquire a 20% interest for $19,350,000. The majority owner of Advanced Communications (Australia) is Roger May, who was the Chief Executive Officer, Chairman of the Board of Directors of our company until November 30, 2001. In consideration for our purchase of the stock, we issued 5,000,000 shares of our common stock having a value of $11,850,000 and a $7,500,000 unsecured non-interest bearing note payable in installments. The note payable was payable in three equal monthly installments commencing May 31, 2000. Under the terms of the April 2000 Stock Purchase Agreement, the monthly installment deadline was extended, without interest, to allow for our company to, on a best efforts basis, raise the cash portion of the purchase price through the sale of securities. Upon raising such funds, our company is obligated to repay Advanced Communications (Australia)'s note payable after deducting for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by its Board of Directors. The shares issued were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill.

     Our 20% interest in Advanced Communications (Australia) was accounted for using the equity method of accounting and was stated at the amortized cost of goodwill and the equity in undistributed earnings since acquisition. The equity in earnings of Advanced Communications (Australia) was adjusted for the amortization of the goodwill, as discussed above. Amortization was computed on a straight-line basis over fifteen years until June 30, 2001 at which time we reassessed the life of the goodwill to be five years. The amortization of goodwill charged to income for each of the fiscal years ended June 30, 2002 and June 30, 2001 was $300,000 and $1,046,169, respectively.

     During the year ended June 30, 2001, we reduced the carrying value of our investment in Advanced Communications (Australia) to $2,000,000 based on management evaluation of Advanced Communications (Australia). This adjustment was necessitated by FASB 121 ("Accounting for Impairment of Long Lived Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such pronouncements require the annual evaluation of long-lived assets for impairment.

     Due to litigation by the Australian Tax Office against Advanced Communications (Australia) and Advanced Communications (Australia)'s subsequent filing on or about July 18, 2002 for protection under Australia's insolvency laws by appointing an Independent Administrator to take over its business and affairs, management has determined that its remaining goodwill investment is impaired pursuant to the provisions of SFAS 142. Accordingly, the Company has written off the balance of its unamortized goodwill of $1,700,000 during the fiscal year ended June 30, 2002.

     Based on recent press releases, we believe that Roger May has transferred the SpectruCell technology to an Australian company called SpectruCell SDR Pty Ltd. Moreover, NetSalon, a U.S. company, recently announced that SpectruCell SDR would acquire a majority interest in NetSalon and NetSalon would become the new marketing arm for SpectruCell in the United States. Advanced Communications believes that it possesses the marketing rights to SpectruCell in the United States and that any such agreement with NetSalon would violate our rights. We do not believe that Roger May or NetSalon intends to honor our marketing rights without legal action. Due to cash shortages, we do not have the financial ability to pursue legal action at this time.

     The components of the investment in Advanced Communications (Australia) at June 30, 2002 are as follows:

---------------------------------------------------------------------------------------------------
                                          INVESTMENT             GOODWILL               TOTAL
                                          ------------         ------------         -------------
---------------------------------------------------------------------------------------------------
At acquisition                            $  3,657,472         $ 15,692,528         $ 19,350,000
Cumulative Investment loss                 (3,657,472)                   --          (3,657,472)
Amortization of goodwill                            --           (1,292,664)          (1,292,664)
Impairment of goodwill                              --          (12,399,864)         (12,399,864)
Balance at June 30, 2001                            --             2,000,000            2,000,000
Cumulative amortization of
  Goodwill through March 31, 2002                                  (300,000)            (300,000)
Impairment of Goodwill                                           (1,700,000)          (1,700,000)
Balance at June 30, 2002                  $         --          $        --         $         --


     On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement is terminated immediately due to the Company's insolvency. The effect of the purported Notice of Termination is to cancel the Company's stock interest in Advanced Communications (Australia). Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. Given that Advanced Communications (Australia) is in an insolvency proceeding in Australia, is unlikely to emerge as an operating entity, and that the Company has written off its entire investment in Advanced Communications (Australia), the future financial impact of this on the Company is not believed to be significant.

     On July 5, 2000, we entered into an interim License and Distribution Agreement with Advanced Communications Technologies (Australia) (the "interim License Agreement") to facilitate implementation of our rights to SpectruCell acquired in the 1999 merger with Advanced Communications (Nevada).

     During most of 2002, we were in litigation with Roger May and Advanced Communications (Australia) over our rights to market and distribute SpectruCell. Based on a substantial record created in that proceeding, the Australia Court granted us broad injunctions protecting our rights pending trial on the matters at issue. In early October, 2002, Advanced Communications (Australia) terminated the interim License Agreement on the grounds that we were insolvent and our insolvency constituted an irreparable breach of the interim License Agreement. Our initial response to the purported termination of the interim License Agreement was to oppose it and seek leave of the Australian Court to apply for an expansion of our existing injunctions that would prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted us leave to do so. However, after considering the situation further and receiving advice of counsel, we made the strategic decision to alter our approach and withdraw from the Australian litigation.

     This decision was based on various factors, including the following: (i) the actions of Mr. May against the Company over the past 11 months, which in the Company's view demonstrated a consistent lack of good faith on his part that was unlikely to change, (ii) a recent statement made by Mr. May under oath to the Australian Court that "IT IS IMPORTANT FROM THE OUTSET TO UNDERSTAND THAT THERE WAS NO SPECTRUCELL PRODUCT IN 1999 AND TODAY THERE STILL IS NO SPECTRUCELL PRODUCT AS IT IS CLEARLY STILL IN THE DEVELOPMENT STAGE AND AT LEAST 12 TO 18
MONTHS FROM THE FINAL PRODUCT STAGE.", which was contrary to previous information consistently provided by Mr. May to the Company and the public on that subject, (iii) the completion of the research and development of SpectruCell is currently projected to require an additional US$12 to 15 million;
(iv) the Company's opinion that development of SpectruCell is unlikely to be completed and a product brought to successful commercialization under Mr. May's leadership (v) the Company's limited resources at the present time are insufficient to enable it take all of the legal actions that would be necessary to defend and enforce its rights in Australia; and (v)the need for the Company to use available funds to continue current operations so that its rights and viability will be meaningfully preserved for the future.

     On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of our decision to withdraw from the Australia litigation was that the existing injunctions issued by the Australia Court have been lifted and the purported termination of the License is not being challenged in the Australia Court.

     Notwithstanding our withdrawal from the Australia litigation, we retain our rights to damages and other available legal and equitable relief against Mr. May, Advanced Communications (Australia) and other parties who have acted in concert with them in violation of our rights. In addition, we still retain ownership of the rights to SpectruCell and related technology acquired in the 1999 merger with Advanced Communications (Nevada), which were neither created by nor subject to cancellation under the interim License Agreement. The Company intends to protect these rights to the fullest extent it is able to do so, and anticipates that Mr. May and Advanced Communications (Australia) will not acknowledge these rights.

     On July 24, 2000, our company formed Australon USA, Inc., a Delaware corporation, owned 50% by our company and 50% by Australon Enterprises Pty., Ltd. a publicly traded company listed on the Australian Stock Exchange and a 66% owned subsidiary of Advanced Communications (Australia). Australon Enterprises Pty Ltd is an Australian public company that manufactures and distributes remote monitoring devices for homes and businesses such as remote meter reading and residential automated gateway devices. While Mr. May, our former CEO and Chairman of the Board has a significant ownership interest in Australon Enterprise Pty, through his ownership interest in Advanced Communications (Australia), he is not involved in Australon `s daily management or business operations and is not represented on its Board of Directors. The joint venture relationship was established while Mr. May controlled both companies. We formed Australon USA, Inc. to market and sell the Australon suite of products in the U.S., Canada and South America. Presently, the company is not in negotiations with Australon Enterprises Pty and will not enter into any discussions with Australon's management until the Company's lawsuit with Advanced Communications (Australia) and Mr. May is resolved. Australon USA, Inc is inactive and will remain inactive for the foreseeable future. Australon USA, Inc. had no revenues or expenses for the fiscal years ended June 30, 2002 or 2001.

     In November 2000, we formed Advanced Network Technologies (USA), Inc., a Delaware corporation, owned 70% by us and 30% by Advanced Network Technologies Pty. Ltd. Advanced Network intended to acquire wireless network infrastructure in North and South America. This infrastructure was intended to help showcase SpectruCell within a working network environment. To date, no acquisitions have been made. Advanced Network Technologies (USA), Inc. is presently inactive and had no revenues or expenses for the fiscal years ended June 30, 2001 or 2001.

ACQUISITIONS

     On September 7, 2001 we entered into a Letter of Intent with Advanced Communications Technologies (Australia) to acquire all of the intellectual property, including the worldwide rights (other than rights to territories that we currently possess) for the licensing and distribution of the SpectruCell product (the "IP Rights"). The Letter of Intent which was executed by Messrs.
Roberts and May on behalf of Advanced Communications (Australia) and us, respectively, includes various conditions precedent to the transfer of the IP Rights including, but not limited to, the raising by us of $80 million in the US capital markets, appropriate regulatory approvals, approval by both our Board of Directors and shareholders, appropriate due diligence and definitive agreements. During the period from January 2002 to present, we, along with our Australian financial and legal advisors, have attempted to negotiate with Mr. May in good faith to enter into a Non-Disclosure Agreement to allow us to commence our due diligence on the financial, legal and technological affairs of Advanced Communications (Australia). In addition, during this period we have filed two lawsuits against Mr. May and Advanced Communications (Australia) for breach of our April 5, 2000 Stock Purchase Agreement and July 5, 2000 License and
Distribution Agreement. Consequently, we have been unable to execute any Non-Disclosure Agreement nor commence any active or meaningful negotiations with Mr. May for the acquisition of the SpectruCell technology pursuant to the terms of the September 7, 2001 Letter of Intent. On September 7, 2002, the September 7, 2001 Letter of Intent that the Company entered into with Advanced Communications (Australia) to acquire all of the intellectual property, including the worldwide rights (other than the rights to territories that the Company currently possess) for the licensing and distribution of the SpectruCell product, expired.

     Due to the litigation with Mr. May and Advanced Communications (Australia), the restrictions on foreign ownership and Advanced Communications (Australia) voluntary administration described above, the Company will no longer pursue the acquisition of Advanced Communications (Australia)'s intellectual property.

INDUSTRY OVERVIEW

GROWTH OF THE WIRELESS TELECOM INDUSTRY

     The wireless telecom industry is a rapidly growing business, driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services. U.S. mobile subscribers are projected to grow to 226.8 million by 2010 and generate revenues of $72.8 billion, according to Analysts Bakerville (Feb. 2002). The demand for wireless Internet access and other data services is accelerating the adoption of new technologies such as those embodied in the emerging third-generation (3G) standard. High-speed fiber optic networks are being coupled with broadband wireless technologies to deliver enhanced telecom capabilities and features to new customers and markets.

     Wireless carriers must continuously upgrade their networks with new technologies and expand into new geographic regions in order to remain competitive and satisfy the demand for wireless service. Additionally, new carriers are entering the market as a result of deregulation, the issuance of new licenses and the demand for new services, fueling the development of new networks. Consequently, carriers are deploying new network equipment both in the U.S. and abroad. New technologies, such as broadband wireless, are helping to fuel demand for more advanced wireless equipment. Global revenues from the broadband market are expected to exceed $88 billion by 2007, according to the ARC Group (Feb. 2002). However, during the past six months, the telecommunications industry has experienced the adverse effect of the downturn in the global economy, and as a result, has significantly curtailed its infrastructure capital spending.

CHANGES IN THE WIRELESS TELECOM INDUSTRY

     As carriers  deploy  their  networks,  they face  significant  competition.
Through privatization in the 1980s and deregulation in the 1990s, both domestically and internationally, the competitive landscape has changed for wireless carriers. For carriers to differentiate themselves and remain competitive in this new environment, they are deploying networks to:

     o provide seamless nationwide coverage and avoid expensive roaming costs on competitors' networks in markets where carriers do not currently own infrastructure;

     o offer enhanced services, such as one rate plans, calling party pays, caller ID, text messaging and emergency 911 locator services;

     o implement the new third-generation (3G) network standard to deliver wireless broadband data services, including Internet access and two-way e-mail;

     o introduce other emerging data networking and broadband technologies, such as LMDS, MMDS and other point-to-multipoint architectures, for the provision of high speed data wireless Internet access and other broadband services; and

     o offer wireless local loop systems domestically to bypass incumbent wire line competitors and in developing countries lacking modern wire line telephone infrastructure.

     The convergence of traditional wireless, wire line and cable services is also adding complexity to the telecom environment as carriers deploy networks spanning traditional wireless/wire line boundaries to offer these enhanced services and new technologies.

NEW CHALLENGES FOR WIRELESS CARRIERS AND EQUIPMENT VENDORS

     Due to this increasingly competitive environment, carriers need to focus on satisfying customer demand for enhanced services, seamless and comprehensive coverage, better quality, more bandwidth and lower prices. The proliferation of carriers and new technologies has created an environment where speed to market is an essential element of a wireless carrier's success. Carriers are also experiencing challenges managing increasingly complex networks and technologies. For example, the introduction of wireless Internet technologies and the growth in broadband wireless services requiring the transmission of large amounts of data creates additional new technological hurdles for carriers establishing or upgrading their networks. In this dynamic environment, customer acquisition and retention are the most important determinants of success. This has led carriers to increasingly prioritize their resources, focusing on mission critical revenue generating activities such as marketing, billing and customer care and outsourcing whenever they can do so effectively.

     The changing environment is also placing significant operational challenges on carriers. Carriers must make critical decisions about which geographic markets to serve and which services and technologies to offer. They are striving to avoid the cost uncertainties and considerable operational challenges associated with the staffing and process implementation software for the deployment and management of their networks. Furthermore, the rapidly changing and increasingly complex nature of wireless technologies has made it difficult for carriers to optimize employee training and utilization for what are often one-time upgrades for each generation of new technology. Additionally, networks are being implemented with equipment from unrelated vendors, posing system integration challenges. This situation is exacerbated by consolidation in the industry, which often entails the integration of disparate networks.

     Equipment vendors are facing numerous challenges in the current environment, as carriers are requiring them to develop new generations of equipment that are capable of handling increased features and functionality. In addition, vendors must provide equipment that can be deployed within a carrier's existing network and integrate with equipment offered by other vendors. Carriers are more likely to select a vendor who provides a full suite of products and deployment services. Given the rapid pace of technological change, equipment vendors are finding it increasingly difficult to justify using resources for the deployment, integration and optimization of their current generation of products. This has increasingly led equipment vendors to focus on their core competencies to offer competitive solutions in this rapidly changing technological environment and to outsource network design, deployment and management services. On top of the technological challenges, facing the telecommunications industry, the recent downturn in the U.S. and global economies as well as the bankruptcy filings of Worldcom and Quest Communications have caused a dramatic decrease in not only the capital budgets of the telecom giants but in the industry's overall financial stability.

THE SPECTRUCELL TECHNOLOGY

     As previously discussed, due to litigation between us and Advanced Communications (Australia) and Roger May, we have not been provided with meaningful and reliable information about the status of the SpectruCell technology and when it will be available, if at all, to military users and field tested for commercial applications. Further, as stated above, Advanced Communications (Australia) has undergone a voluntary insolvency and its assets are being sold to pay off creditors. The SpectruCell technology has been transferred to SDR Communications Technologies Pty Ltd., a company owned and controlled by Mr. May, and Advanced Communications (Australia) has terminated the Company's interim License Agreement for SpectruCell. The following discussion about SpectruCell is a general description of the technology based on information we have been provided with and should be read in this context.

     The SpectruCell concept was originally conceived in the United States in an entirely different format and configuration to the current product design. The request to develop the SpectruCell Wireless Base Station concept was presented to the Royal Melbourne Institute of Technology University in the first quarter of 1998 for evaluation and development. The current technology for the SpectruCell Wireless Base Station unit has been developed entirely in Melbourne, Australia by Advanced Communications (Australia) in collaboration with the Department of Computer Systems Engineering at the Royal Melbourne Institute of Technology University.

     Advanced Communications (Australia) is, based on information we have been provided with, developing a wireless communication network technology that will be trademarked and marketed as "SpectruCell". At this time, SpectruCell is not commercially available and is still in the concept and prototype stages of development. SpectruCell is expected to use commercial off the shelf components to the extent that they are available. The SpectruCell conceptual design incorporates new design concepts and approaches to the development of a software defined radio operating system. Unlike existing communications networks, SpectruCell is being designed to support a wireless network architecture designed to process and transmit numerous communications protocols (AMPS, CDMA, TDMA, GSM, W-CDMA, UMTS, 3G, Voice IP, etc.), as well as wireless Internet applications, all within one network. Advanced Communications (Australia) is, we believe, in the process of developing these software applications. Accordingly, applications capable of supporting all of these protocols or wireless frequencies do not currently exist. By utilizing the SpectruCell software-based operating system, network providers are expected to be able to support substantially all current and future wireless frequencies with the same equipment on the same network through software upgrades.

     We have been informed that a prototype version of the software suitable to support the laboratory operation of a prototype with restricted functionality has been developed. We have been informed that Advanced Communications (Australia) plans to have a beta test version of the commercial version of the software available in 2004. While some presales activity may take place during 2003, sales of a commercial product are unlikely before that date. However, custom designed, specialist, non-commercial applications such as military applications may be available by the end of 2003. The current prototype SpectruCell product can only support the CDMA-1 and GSM protocols. Any planned development of future product applications will focus on the development of a product supporting the CDMA 2000 protocol.

     The SpectruCell architecture is being developed and designed to provide a method of transmitting the entire base bank spectrum from the receiving Antenna/Cell to a centralized Mobile Telephone Switching Office (MTSO) for call processing and redistribution, rather than processing calls at the cell site. Until approximately three years ago almost all cellular transmissions were Analog. In the current cellular network environment, additional call processing hardware has to be added to each cell site (usually around 200+ cells per average network), for network operators to transmit evolving new digital protocols (CDMA, TDMA, GSM, W-CDMA, etc.) over their existing cellular networks. SpectruCell is being developed and designed as a publishable API (open architecture) so that network operators can write their own interfaces, and it is also software upgradeable so that additional protocols can be added to an existing base station by uploading another software module to the base station.

     We have been informed that SpectruCell is being developed to have the capacity to dynamically assign channels and spectrum (i.e., call carrying capacity) to the cells requiring it most. In a sense, the cellular operator would possess a so-called "elastic capacity" at cells in the system. Since all voice channels would be centrally located at the switch instead of at the cell/antenna sites, individual voice channels and RF trunks can be distributed as needed to busy cell/antenna sites. Channels would be essentially "borrowed" from surrounding cells and used to support call traffic at the busier sites during call volume peaks. This is a distinct departure from present "honeycomb style" systems where each cellular network is dedicated to a single protocol and each cell has fixed call carrying capacity or bandwidth, that is limited by the number of voice channels installed at each cell site. In essence, the SpectruCell architecture provides a basis for a paradigm shift from the conventional telecommunications central office switching structure for evolving wireless networks. For carriers to support multiple protocols such as GSM and CDMA digital mobile phones, current wireless communications technology requires separate cell sites with separate equipment for each protocol carried. We have been informed that upon implementation, SpectruCell will allow carriers to maintain and utilize their existing networks within a modern network platform that will enable them to support evolving protocols. We also have been informed that by utilizing the SpectruCell multiple protocol wireless base station, network providers will be able to support current and in all probability future protocols with the same equipment on the same existing networks. Future protocols would be added to the network through software.

     Other applications that have been identified for potential deployment include:

     o A hardware platform for 3G cellular test equipment where SpectruCell's SDR based flexibility can be employed to allow for testing of varying 3G standards;

     o A hardware platform for high end military based signal processing. SDR originated in the military and SpectruCell's ability to handle multiple communications standards is expected to make it desirable for test and development of advanced military communications' system, such as:

          [ ]  Radar;

          [ ]  Sonar; and

          [ ]  Military communications.

     o Aerial communications and mobile communications platforms. SpectruCell is being designed such that it can be deployed aerially or in mobile situations in order to provide rapid and flexible coverage for a particular area;

PATENTS

     We have been told that Advanced Communications (Australia) has filed five patent applications with the Australian patent office under the Patent Cooperation Treaty in connection with certain aspects of the SpectruCell technology. Under this treaty, any patents issued provide patent protection in 111 member countries, including the United States. No patents have been issued to date and we have no assurance that any such patents will be issued in the future. Information regarding patents filed by Advanced Communications (Australia) is included in this filing because our company's success is highly dependent on the technology being developed by Advanced Communications (Australia) and its ability to protect the technology from potential competitors through patents.

COMPETITION

     We have been informed that the SpectruCell system will compete with traditional cellular telephone and other wireless communications technologies. However, the technology will have to be differentiated through cost savings in implementation and upgrades and through improved service. Like most new technologies the introduction of SpectruCell will require demonstrations and education through field trials and similar demonstrations to introduce the product to the potential market. No assurances can be given that the market will accept the SpectruCell technology, or that other competing products will be developed or achieve better market acceptance than the SpectruCell technology.

     The wireless telecommunications infrastructure market is highly competitive. The market for a SpectruCell type product is characterized by rapidly changing technology, evolving industry wireless standards and frequent new product introductions and enhancements. Failure to keep pace with these changes could seriously harm our ability to compete once it becomes commercially available. Our ability to compete depends on many factors including the timing of delivery to market the SpectruCell product, its flexibility, price, and reliability.

     Current and potential competitors consist primarily of major domestic and international companies, most of which have longer operating histories; installed customer bases; higher volumes; substantially greater name recognition; and greater financial, technical, manufacturing, marketing, sales and distribution resources. We have identified at least one competitor to the SpectruCell technology. This competitor is Airnet Communications Corporation (www.airnet.com). We expect to face increasing competition as other telecommunications companies realize the advantages of SDR and begin devoting more resources to developing SDR base technologies. Many of these companies have substantially greater resources than we do. These companies also have more experience than we do in obtaining governmental approval from the Federal Communications Commission and other agencies.

     We cannot be sure that we will be able to effectively compete with existing wireless network companies or that we will gain acceptance for the SpectruCell system.

SALES AND DISTRIBUTION

     We planned to have independent distribution and sales offices located in California, New York and Florida once SpectruCell became commercially available. Given the litigation between us and Advanced Communications (Australia) and the current state of the SpectruCell development, it is unclear when or whether we will carry out such plans.

GOVERNMENT REGULATION

     The  proposed  sale  of  wireless   communications   services  through  the
SpectruCell product may be subject to government regulation. Federal law regulates interstate and international telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. These regulations may require Advanced Communications (Australia), its successor, or our company to obtain regulatory approval from the Federal Communications Commission prior to the use of the SpectruCell product. At this time, we cannot estimate how long this process will take to complete or whether these efforts will be successful or how and when Advanced Communications (Australia) will satisfy the FCC, if at all. Moreover, because SpectruCell is not yet developed for the commercial market, it is uncertain what form the product will ultimately take and whether Advanced Communications (Australia), the company or the commercial user will be required to comply with the specific FCC regulations in effect at the time SpectruCell is available for sale to commercial customers. The inability to obtain FCC approval, if required, would prevent us from deploying any wireless applications, which would be detrimental to our proposed business operations. Changes in existing policies or regulations in any state or by the Federal Communications Commission ("FCC") could have a material adverse effect on our financial condition or results of operations. There can be no assurance that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on our business or financial condition or results of operations.

EMPLOYEES AND CONSULTANTS

     As of January 15, 2003, we have no full time employees and four part time consultants. None of our consultants are covered by any collective bargaining agreement.

                                   MANAGEMENT

     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

     Our directors and officers are as follows:

--------------------------------------------------------------------------------
NAME AND ADDRESS                AGE        POSITION
-----------------------------  -----       ----------------------------------
--------------------------------------------------------------------------------
Wayne I. Danson                  49        President, Chief Financial Officer
420 Lexington Ave.                         and Director
New York, NY 10170

Dr. Michael Finch                54        Director
37 Walnut Street
Wellesley, MA 02481

Jonathan J. Lichtman             50        Director
120 East Palmetto Park Road,
Suite 100
Boca Raton, FL 33432

Randall Prouty                   50        Director
420 Lexington Avenue
New York, NY 10170

Wilbank J. Roche                 56        Director
2530 Wilshire Blvd.
Santa Monica, CA 90403


     The directors named above will serve until the next annual meeting of our shareholders or until their successors shall be elected and accept their positions. Mr. Danson is party to a written consulting agreement that entitles him to $20,000 per month in cash and stock for the period September 1, 2000 through August 31, 2001 and, as extended orally, to December 31, 2001. Effective January 1, 2002, Mr. Danson agreed to orally extend his consulting agreement with Advanced Communications through December 31, 2003 at a monthly rate of $12,500. Mr. Danson is reimbursed for reasonable out-of-pocket expenses relating to their activities for Advanced Communications.

     Our directors do not receive any cash compensation for their services as a director, but are reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director. The directors are compensated through the grant and issuance of 100,000 shares of restricted common shares for each of the fiscal years ended 2002 and 2001 in which they have served as directors. The value of the stock issued to each director on January 22, 2002 was $36,000.

     WAYNE I. DANSON, PRESIDENT, CHIEF FINANCIAL OFFICER AND DIRECTOR. Mr. Danson has served as our company's Chief Financial Officer since December 1, 1999, was appointed a Director on January 3, 2000, and appointed President on April 30, 2002. Mr. Danson is the Managing Director and Founder of Danson Partners, LLC, a financial advisory firm specializing in middle market companies in the real estate and technology industries. Prior to forming Danson Partners, LLC in May 1999, Mr. Danson was co-head of and Managing Director of PricewaterhouseCoopers LLP's Real Estate Capital Markets Group. Prior to rejoining PricewaterhouseCoopers in 1996, Mr. Danson was a Managing Tax Partner with Kenneth Leventhal & Company in New York and Washington D.C., where he was also Kenneth Leventhal's National Director of its International and Debt Restructure Tax Practices. Prior to his involvement with Kenneth Leventhal in 1988, Mr. Danson was a Managing Director with Wolper Ross & Co., Ltd. in New York, a closely held financial services company specializing in financial tax, pension consulting, designing financial instruments and providing venture capital and investment banking services. Mr. Danson graduated with honors from Bernard M. Baruch College with a BBA in Accounting and an MBA in Taxation. He is a certified public accountant and a member of the AICPA and the New York State Society of CPAs.

     JONATHAN J. LICHTMAN, SECRETARY AND DIRECTOR. Mr. Lichtman was appointed a Director on November 9, 1999 and is currently a partner with the Boca Raton law firm of Levinson & Lichtman, LLP, where he specializes in structuring corporate and partnership transactions, including real estate syndications. Mr. Lichtman is also currently a general partner of several real estate partnerships in New York, North Carolina and Florida. Prior to forming Levinson and Lichtman LLP, Mr. Lichtman was an attorney with English, McCaughan and O'Bryan, PA, where he performed legal work for domestic and international clients, as well as real estate partnerships and development. Mr. Lichtman obtained his J.D. degree, cum laude, from Syracuse University College of Law and his LLM degree in taxation from the University of Miami School of Law. He is also a certified public accountant and is licensed to practice law in Florida and New York.

     DR. MICHAEL FINCH, DIRECTOR. Dr. Finch was appointed a Director on March 10, 1997 and since 1998, has been Chief Technology Officer of New Media Solutions, responsible for the conception, planning, creation, execution and deployment of all software products and projects. For the four years before that, he was employed by Media Forum (first in the UK, and then in the U.S.) as Director of Product Development. He was responsible for developing and implementing Media Forum's software capabilities and strategy, managing technical and complex software projects for high-end clients, and pre-sales demonstrations to clients of Media Forum's software stance and expertise. From 1983 to 1993, Dr. Finch was a Financial Software Engineer, who designed, wrote and implemented sophisticated real-time computer programs for trading Financial Instruments and Commodities on the Chicago and New York Futures exchanges. Prior to 1983, Dr. Finch was a research scientist and mathematician, with an academic career at four UK universities. He obtained a Doctorate of Mathematics at Sussex University for original research into Einstein's Theory of General Relativity and its application to Neutron Stars. He lectured at Queen Mary's College London on advanced mathematics.

     RANDALL PROUTY, DIRECTOR. Mr. Prouty, a co-founder and Director since March 10, 1997, is currently the President and CEO of World Associates, Inc., a publicly traded development stage company. He is also the sole owner of Bristol Capital, Inc., a firm active in consulting and business development work for companies seeking access to capital markets, and through which he is incubating other e-business ventures. Mr. Prouty is a licensed real estate and mortgage broker in the State of Florida. His technical background includes being a qualified Webmaster and developing e-businesses on the web.

     WILBANK J. ROCHE, DIRECTOR. Mr. Roche was appointed a Director on March 25, 1999 and is currently a principal with the law firm of Roche & Holt in Santa Monica, California. Mr. Roche was an honors graduate from the University of California in 1976, as well as from Loyola University School of Law, Los Angeles, in 1979. He was admitted to the California State Bar in 1979 and has been practicing law actively since that time. Mr. Roche worked for law firms in the Los Angeles area from 1976 to 1983, when he opened his own office. In 1985, he formed Roche & Holt. Mr. Roche's law practice has revolved largely around representing small businesses and their owners. In that regard, he has provided legal services in connection with the formation, purchase, sale, and dissolution of numerous entities, as well as in connection with their on-going operations. In the past several years, he has devoted substantial time to clients in the telecommunications business.

RESIGNATIONS

     Effective November 30, 2001, Mr. May was removed as Chief Executive Officer, President and Chairman of the Board. The Board of Directors removed Mr. May because it had become dissatisfied with Advanced Communications' direction under Mr. May's leadership. Mr. Prouty assumed the role of Chairman of the Board effective November 30, 2001 and Mr. Gary Ivaska was appointed President of the Company. Effective March 14, 2002, Roger May and Allen Roberts resigned from the Board of Directors. Neither Mr. May nor Mr. Roberts were replaced on Advanced Communications' Board of Directors. Effective April 30, 2002, Mr. Ivaska resigned as our President. Effective December 12, 2002, Mr. Prouty resigned his position as Chairman of the Board. Mr. Prouty remains a director of the Company and is a member of the Company's audit, compensation and acquisition committees.

COMMITTEES OF THE BOARD OF DIRECTORS

     In a board meeting held on May 15 2001, both an audit and compensation committee was established. The audit committee will report to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. Prouty and Finch. The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the compensation committee will review bonus and stock compensation arrangements for all of our other employees. The compensation committee is comprised of Messrs. Roche and Prouty.

      The Board of Directors also established an Acquisitions Committee and an Advanced Communications (Australia) Committee. Messrs. Prouty, Danson, Lichtman and Roche currently serve on the Acquisitions Committee and Messrs. Prouty, Danson, Lichtman, Roche and Finch serve on the Australian Affiliate Committee, which will address and make all decisions relating to the activities of our Australian Affiliate and SpectruCell.

ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table shows all cash compensation accrued and/or paid by Advanced Communications, as well as certain other compensation paid or accrued, for the fiscal years ended June 30, 2002, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $50,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred.


                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                         ----------------------------------------------- ---------------------------------
                                                                             AWARDS          PAYOUTS
                                                                         ------------  -------------------
                                                                OTHER     RESTRICTED
                                                               ANNUAL       STOCK      OPTIONS/     LTIP      ALL OTHER
                                      SALARY      BONUS     COMPENSATION    AWARD(S)     SARS      PAYOUTS  COMPENSATION
NAME AND                           -----------   -------    ------------ ------------  --------    -------  ------------
PRINCIPAL POSITION       YEAR          ($)         ($)          ($)           ($)        (#)         ($)         ($)
------------------       ----      -----------   -------    ------------ ------------  --------    -------  ------------
Wayne I. Danson,         2002      $149,933(1)        --        --       $110,000 (1)     --         --          --
President and CFO        2001      $235,931(2)        --        --       $167,500 (2)     --         --          --
                         2000       $50,000(3)        --        --       $223,400 (4)     --         --          --

Roger May, CEO           2002       $87,500(5)        --        --                 --     --         --          --
                                                 $50,000
                         2001      $197,500(5)       (5)        --                 --     --         --          --
                         2000      $120,000(5)        --        --                 --     --         --          --


-----------------------------------------------------------------------------------------------------------------------------------
(1)   Represents  accrued  fees and  out-of-pocket  expenses.  Mr.  Danson  received  $65,000 in cash for fiscal 2002  services  and
      $32,775 for reimbursement of prior and current out-of-pocket expenses.  Mr. Danson was appointed President on April 30, 2002.

(2)   Represents the value of accrued fees and stock-based  compensation  earned by Mr. Danson during the fiscal year ended June 30,
      2001.  Stock-based  compensation  amounted to $167,500.  Of accrued  consulting  fees earned in the amount of  $235,931,  only
      $23,105 was paid in cash to Mr.  Danson.  The  balance of Mr.  Danson's  accrued  compensation  remains  unpaid as of June 30,
      2001. In August 2001,  Mr.  Danson  agreed to receive  500,000  shares of our  restricted  common stock in lieu of $150,000 of unpaid consulting fees.

(3)   Mr. Danson became Chief Financial Officer of Advanced Communications on  December 1, 1999  and  such  amount reflects the cash compensation (exclusive of reimbursement of expenses) paid to him during the period December 1, 1999 to June 30, 2000.

(4)   Mr. Danson also  received  100,000  shares of our stock as a signing  bonus in December 1999 and June 2000.  During this time, the shares were trading between $1.50 - $3.50 per share.

(5)   Accrued and unpaid  compensation.  No cash was received by Mr. May during the fiscal years ended June 30, 2000,  June 30, 2001 and 2002.  Mr. May's  compensation  for fiscal 2001  includes a $50,000 cash bonus which  remains  unpaid as of June 30, 2001.
      Mr. May left Advanced  Communications  on November 30,  2001. On March 26, 2002, the Board of Directors  unanimously  approved the  recommendation  of the  Compensation  Committee to reduce Mr. May's  current and prior accrued  compensation  by $394,361 representing services Mr. May performed for Advanced Communications (Australia).


      Advanced Communications has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the fiscal year ended June 30, 2001, all decisions concerning executive compensation were made by the Board of Directors and effective May 15, 2001 by our compensation committee.

EMPLOYMENT AGREEMENTS

      On November 29, 1999, we entered into an employment agreement with Danson Partners, LLC to provide the functions customarily provided by a Chief Financial Officer. As compensation for these services, we paid $5,000 monthly in advance, plus 100,000 restricted shares of common stock. Starting April 1, 2000, compensation for these services increased to $10,000 per month. On September 1, 2000, we entered into another one-year consulting agreement with Wayne I. Danson, the Chief Financial Officer. A signing bonus of 75,000 shares of stock was issued, valued at $67,500. This contract expired August 31, 2001, but was orally extended to December 31, 2001. As compensation, Mr. Danson receives

$10,000 per month in cash and $10,000 per month in stock.  Effective  January 1,
2002,   Mr.   Danson   agreed  to  orally  extend  his  contract  with  Advanced
Communications through December 31, 2003, at a monthly rate of $12,500.

      Effective July 1, 2000, Advanced Communications and Mr. May, our former Chief Executive Officer, entered into an oral employment agreement that entitled Mr. May to receive $15,000 per month and a bonus of $50,000. Effective December 1, 2000, Mr. May's compensation increased to $17,500 per month. On November 30, 2001, Mr. May was terminated as Advanced Communications' Chief Executive Officer. The Compensation Committee of the Board of Directors reviewed the nature and extent of Mr. May's past services to Advanced Communications to determine how much of Mr. May's prior services are more properly allocable to Advanced Communications (Australia). At Advanced Communications' March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

      On November 30, 2001, we entered into an oral employment agreement with Mr. Gary Ivaska to serve as our President at a rate of $120,000 per annum. Effective April 30, 2002, Mr. Gary Ivaska resigned as Advanced Communications' President.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF PROPERTY

      As of August 1, 2002, the Company relocated its principal executive office from California to 420 Lexington Avenue, New York, NY 10170 within the office facility of Danson Partners, LLC, a privately owned company that employs our President and Chief Financial Officer. No rent or facility use fee is charged to the Company by Danson Partners, LLC. The Company is a party to a three-year office lease that commenced January 1, 2002 and ends December 31, 2004 for its former California office located at 880 Apollo Street, Suite 200, El Segundo, CA. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payments for the remaining life of the lease is $229,020. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

      The Company is a guarantor to Jason Webster's one-year residential lease that expires January 25, 2003. The Guaranty which was executed in January 2002 requires the Company to reimburse the landlord in the event of a default by Jason Webster, the former Director of Corporate Communications of the Company. The rent under the residential lease is $1,690 per month. The Company has not been required to perform under the Guaranty.

                                LEGAL PROCEEDINGS

      We are defendant in a number of lawsuits as described below. We do not believe these lawsuits have a material adverse impact on our business.

(i)   NANCY J. NEEDHAM AND EDMUND R. DUPONT LAWSUIT

      In NANCY J. NEEDHAM; EDMUND R. DUPONT ET AL V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., ET AL, an action filed July 2000 in the Fifteenth Judicial Circuit in the State of Florida, two former officers and directors of the Company are seeking damages and injunctive relief arising out of the Company's refusal to provide legal opinion letters and to take other actions necessary to allow the former officers to convert restricted stock into unrestricted stock under an exemption under Rule 144. The plaintiffs have not specified the amount of damages they are seeking. The Company has filed a counterclaim to rescind all of the Plaintiffs' stock for lack and/or failure of consideration and other damages. In October 2001, the court denied summary judgment for the Plaintiffs. On November 14, 2002, the Company settled the litigation with the Needham/DuPont plaintiffs by agreeing to release the plaintiffs' stock from restriction and issuing a three year promissory note for $173,494 to reimburse the plaintiffs for its legal costs. The plaintiffs agreed to release the Company, its officers, and directors, except Mr. May and Mr. Halperin, the Company's former SEC counsel from any claims for damages. On November 18, 2002 a Notice of Voluntary Dismissal was filed with the court.

      On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin. The Company's Board of Directors is consulting with its current legal counsel to determine the validity of the indemnification agreement.

(ii)  AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC

      On April 24, 2002, the Company entered into a Settlement Agreement with the two remaining September 1999 Convertible Debenture holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the Company is obligated to issue, over a 180 day period, 8,500,000 shares of its common stock in exchange for the dismissal of the lawsuit and in satisfaction of the remaining outstanding principal and accrued interest. The Company had the option, until July 23, 2002, to substitute cash in lieu of shares. On closing, the Company issued 1,460,725 and 664,275 shares of its common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively. A Stipulation and Order of Discontinuance was filed with and Ordered by the court on April 25, 2002. On June 4, 2002 the Company issued an additional 1,460,725 and 664,275 shares of common stock to AJW Partners LLC and New Millennium Capital Partners, II, LLC.

      On both August 26, 2002 and September 24, 2002, the Company issued 1,460,725 and 664,275 shares of common stock to AJW Partners LLC and New Millennium Capital Partners II, LLC, respectively, in full satisfaction of the Company's outstanding obligation on the remaining September 30, 1999 12% Convertible Debenture.

(iii)  ADVANCED COMMUNICATIONS (AUSTRALIA) LITIGATION

      On December 6, 2001, Mr. Roger May, as Chairman and Chief Executive Officer of Advanced Communications (Australia), sent a letter to the Company demanding full payment of all amounts due under the Stock Purchase Agreement between the Company and Advanced Communications (Australia) (the "Stock Purchase Agreement). This letter was dated six days after Mr. May was removed by the Board of Directors of the Company from all executive capacities including as President and Chief Executive Officer. Mr. May sent additional demand letters on December 11, 2001, and December 21, 2001. These demand letters threatened to exercise the rights granted to Advanced Communications (Australia) under its constitutional documents, which include exercising Advanced Communications (Australia)'s lien over the shares registered in the name of the Company or declaring that those shares be forfeited. The Company believes that it has fully met its obligation under the Stock Purchase Agreement, which states that payments are only required to be paid to Advanced Communications (Australia) from those funds remaining after deduction of reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries as determined by its Board of Directors. At this time, the Company does not have sufficient funds available to pay to Advanced Communications (Australia). On January 23, 2002, the Company filed suit against Advanced Communications (Australia) and Roger May in the Supreme Court of Victoria at Melbourne, Australia to protect its investment.

      On January 23, 2002, the court issued an interim injunction effectively enjoining and prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). The interim injunction was recently extended by the court until a final determination is made at trial.

      On March 15, 2002, Advanced Communications (Australia) issued a press release stating that EntrePort Corporation ("EntrePort"), an AMEX listed company, executed "definitive documents" whereby EntrePort would acquire a minority interest in Advanced Communications (Australia) and Advanced Communications (Australia) would purchase a majority interest in EntrePort. Further, on March 14, 2002, Advanced Communications (Australia) entered into an Acquisition Agreement with EntrePort (the "Acquisition Agreement") which stated that Advanced Communications (Australia) "now plans to locate and establish a base of operations in the United States for the continued development, marketing and distribution of the SpectruCell product in the USA and Canada. Such base of operations will involve the establishment of engineering facilities, research and development, sales, marketing and distribution." The Acquisition Agreement also stated that EntrePort's name would be changed to "Advanced Communications

USA, Inc." Mr. May resigned from the Company's Board of Directors one day before entering into the Acquisition Agreement.

      The Company believes that the transaction with EntrePort as described in the Acquisition Agreement was inconsistent with our ownership rights to SpectruCell in North and South America acquired in the 1999 merger with Advanced Communications (Nevada) and under the interim License and Distribution Agreement dated July 5, 2000 which we entered into with Advanced Communications (Australia) to facilitate implementation of our rights in SpectruCell acquired in the 1999 merger. The Company therefore instructed its Australian lawyers to write to Advanced Communications (Australia) requesting an undertaking that it would not appoint EntrePort or any other person to market and distribute the SpectruCell technology in the exclusive territory in breach of the interim License Agreement. Advanced Communications (Australia) refused to provide the undertaking sought by the Company and, accordingly, the Company applied to the court for an order restraining Advanced Communications (Australia) from breaching the terms of the license agreement. On April 26, 2002, the court issued an interim order on the following terms:

          "Until the determination of the plaintiff's [i.e., Advanced Communications'] summons filed on 23 April 2002 or further order, the first defendant [i.e., Advanced Communications (Australia)Advanced Communications (Australia)], whether by itself or by its officers, employees, agents, attorneys, or any of them or otherwise, be restrained from appointing or agreeing to appoint in any way whatsoever EntrePort Corporation or any other person to distribute, sell, offer to sell or supply or otherwise deal in or with the wireless or terrestrial multi-protocols communication network technology known as SpectruCell (`Product') (incorporating the software which enables the Product to perform to its specifications, consisting of a set of instructions or statements in machine readable medium, and any enhancement or modification of that software (`Software') and related hardware performing part of the base station controller which processes and transmits mobile communications protocols such as AMPS, CDMA, TDMA GSM, W-CDMA, UMTS, 3G & Voice IP) in the United States of America, the North American and South American Continents (`Exclusive Territory') without the prior written consent of the plaintiff."

      EntrePort was added as a defendant to the proceedings.

      On May 7, 2002, the Company received a notice alleging a breach from Advanced Communications (Australia) stating that Advanced Communications had breached its obligation under the interim License Agreement. In addition, on May 7, 2002, Advanced Communications (Australia) sent a termination notice formally terminating the interim License Agreement. We believed that the notice of breach and the termination notice were without merit and immediately took the necessary legal action to protect our interests acting on either notice. On May 8, 2002, the court extended its April 26, 2002 order and further restrained Advanced Communications (Australia) from "acting upon or taking any further steps in reliance upon" the notice of breach and termination notice.

      A dispute also arose between Advanced Communications (Australia) and the Company as to whether our rights in SpectruCell included military applications as well as commercial applications. Contrary to previous statements and understandings, Mr. May and Advanced Communications (Australia) claimed for the first time in or about March 2002 that military applications were not included under the Company's SpectruCell license, and that these rights were exclusively reserved to Advanced Communications (Australia). A dispute also arose between Advanced Communications (Australia) and the Company as to whether our rights in SpectruCell included marketing rights, in addition to distribution rights. Contrary to previous statement and understandings, Mr. May and Advanced Communications (Australia) claimed for the first time in or about March 2002 that the Company's rights in SpectruCell did not include marketing rights, and that these rights were exclusively reserved to Advanced Communications (Australia).

      The Company disputed these claims and requested the court to expand the existing injunctions against Advanced Communications (Australia) to include marketing rights and military applications of SpectruCell technology in the Exclusive Territory and to continue the existing injunctions in effect until the trial on the case.

      The marketing and military applications rights were relevant because the Company had been contacted by a major U.S. defense contractor that was bidding on a large U.S. Army project that involved a SpectruCell-type component that the contractor wanted the Company to provide for the project. The Company was also contacted at this time by another U.S. defense-related company regarding similar products. It was also relevant because it had become apparent that the best way to generate short term revenues for SpectruCell-related products was through military applications which were easier and less expensive to produce than the technically much more sophisticated commercial products being designed for public telephone system use.

      The above-mentioned matters were argued before the Australia court at a two day hearing on May 27 and 28, 2002. The court took the matters under submission. On August 23, 2002, the Australia court issued its ruling in which the judge concluded:

          "It is preferable, in my opinion, that all activity [related to SpectruCell] on behalf of ACT (Australia) in the Exclusive Territory pending the trial be carried out by ACT Inc. [Advanced Communications]."

      Based on this conclusion, the court issued a comprehensive preliminary injunction granting all the relief sought by the Company. Among other things, the injunction prohibits Advanced Communications (Australia), directly or indirectly, from taking any action in the Exclusive Territory with respect to marketing, distributing, selling or otherwise dealing with the SpectruCell technology (including the military applications thereof), except through and with the prior written consent of the Company. Quoted below is the text of one of one of the sections of the court's order:

          "...the Firstnamed Defendant [i.e., ACT Australia], whether by itself or by its officers, employees agents, attorneys, or any of them or howsoever otherwise, be restrained from itself marketing, distributing, selling, supplying, offering to sell or supply or otherwise dealing in or with the Product including any military applications or uses of the SpectruCell technology, in the Exclusive Territory without the prior written consent of [Advanced Communications]."

      The court's order also prohibited Advanced Communications (Australia) from licensing, marketing, distributing, selling or otherwise dealing with the SpectruCell technology, including military applications of the product, and from offering to do any of the foregoing, in the Exclusive Territory through any third party without the Company's prior written consent. The court's order also prohibited Advanced Communications (Australia) from entering into a license or sub-license agreement to market, distribute, sell, provide promotional material or otherwise deal with the SpectruCell technology, including military applications thereof, in the Exclusive Territory except to the company or at its request. The court's order also prohibited Advanced Communications (Australia) from granting any license to any third party to use, sub-license or reproduce the product in the Exclusive Territory, except at the request of the Company.

      In mid-July 2002, Mr. May placed Advanced Communications (Australia) into an administrative insolvency proceeding in Australia, as a result of which the Company's stock interest in Advanced Communications (Australia) became worthless. Shortly thereafter, Mr. May appointed a receiver over the assets of Advanced Communications (Australia), including SpectruCell, based on a blanket security interest he had created in December 2001, in favor of Global Communications Technology Pty Ltd ("Global"), an entity owned and controlled by Mr. May and his son, Jason May. In mid-September 2002, Mr. May proposed a plan of company arrangement in the insolvency proceeding pursuant to which Advanced Communications (Australia)'s two main assets (its shares in Australon Enterprises Pty Ltd ("Australon") and the SpectruCell technology) will be disposed of with no benefit to the minority shareholders of Advanced Communications (Australia), which includes the Company. Advanced Communications (Australia)'s shares in Australon will be sold and a portion of the sale proceeds will go to third party creditors and to pay the expenses of administration. The balance of the sale proceeds will go to Global, the majority shareholder of Advanced Communications (Australia). Further, the SpectruCell technology will be transferred by the receiver to an entity owned and controlled by Mr. May. The plan of company arrangement was approved at a meeting of creditors held on September 26, 2002. The Company voted against the plan.

      Shortly after the plan of company arrangement was adopted, Mr. May and Advanced Communications (Australia) filed a motion with the Australian Court to terminate the Court's injunctions in favor of the Company regarding the interim License Agreement. The motion to terminate the injunctions was based on statements made by Mr. May under oath to the effect that the SpectruCell technology in its current form had evolved from the original licensed technology and was no longer subject to the interim License Agreement and had not been subject to the interim License Agreement for the last two years. Neither Mr. May nor Advanced Communications (Australia) addressed the Company' ownership rights to SpectruCell in North and South America acquired in the 1999 merger with Advanced Communications (Nevada). This contention was directly contrary to numerous statements made by Mr. May, Advanced Communications (Australia) and others in various forums, including Internet posts, press releases, SEC filings and documents exchanged between the parties. Several days later, Advanced Communications (Australia) acting on Mr. May's instructions, sent a letter to the Company purportedly terminating the interim License Agreement on the basis that the Company is insolvent, as determined under Australian law, and that the Company's insolvency constitutes an irreparable event of default under the interim License Agreement.

      The company's initial response to the receiver's motion to terminate the injunctions and the receiver's purported termination of the interim License Agreement was to oppose them and seek leave of the Australian Court to apply for an injunction to prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted the Company leave to do so. However, after considering the situation further and receiving advice of counsel, the Company made the strategic decision to alter its approach and withdraw from the Australian litigation. This decision was based on various factors, including the following: (i) the actions of Mr. May against the Company over the past 10 months, which in the Company's view demonstrated a consistent lack of good faith on his part that was unlikely to change; (ii) Mr. May's recent statement made under oath to the Australian Court that "IT IS IMPORTANT FROM THE OUTSET TO UNDERSTAND THAT THERE WAS NO SPECTRUCELL PRODUCT IN 1999 AND TODAY THERE STILL IS NO SPECTRUCELL PRODUCT AS IT IS CLEARLY STILL IN THE DEVELOPMENT STAGE AND AT LEAST 12 TO 18 MONTHS FROM THE FINAL PRODUCT STAGE.", which was contrary to previous information consistently provided by Mr. May to the Company and the public on that subject; (iii) the completion of the research and development of SpectruCell that is currently projected to require an additional U.S.$12 to $15 million; (iv) the Company's opinion that development of SpectruCell is unlikely to be completed and a product brought to successful commercialization under Mr. May's leadership; (v) the Company's limited resources at the present time are insufficient to enable it take all of the legal actions that would be necessary to defend and enforce its rights in Australia; and (vi) the need for the Company to use available funds to continue current operations so that its rights and viability will be meaningfully preserved for the future.

      On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation is that the interim License Agreement has been terminated and the existing injunctions issued by the
Australia Court have been lifted and the purported termination of the interim License Agreement is not being challenged in the Australia Court.. Notwithstanding this, the Company retains its rights to bring an action or actions for damages and other available legal and equitable relief against Mr. May, Advanced Communications (Australia) and other related and unrelated parties who have damaged it. In addition, we still retain ownership of the rights to SpectruCell and related technology acquired in the 1999 merger with Advanced Communications (Nevada), which were neither created by nor subject to cancellation under the interim License Agreement. The Company intends to protect these rights to the fullest extent it is able to do so, and anticipates that Mr. May and Advanced Communications (Australia) will not acknowledge these rights.

     Based on recent press releases, we believe that Roger May has transferred the SpectruCell technology to an Australian company called SpectruCell SDR Pty Ltd. Moreover, NetSalon, a U.S. company, recently announced that SpectruCell SDR would acquire a majority interest in NetSalon and NetSalon would become the new marketing arm for SpectruCell in the United States. Advanced Communications believes that it possesses the marketing rights to SpectruCell in the United States and that any such agreement with NetSalon would violate our rights. We do not believe that Roger May or NetSalon intends to honor our marketing rights without legal action. Due to cash shortages, we do not have the financial ability to pursue legal action at this time.

(iv)  STAR MULTICARE SERVICES, INC.

      In STAR MULTI CARE SERVICES, INC. V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., an action filed September 18, 2000 in the Fifteenth Judicial Circuit in the State of Florida, Star Multi Care Services, Inc. ("Star") sued the Company for alleged breach of contract and the recovery of a break-up or termination fee in excess of $50,000 in conjunction with the Company's alleged failure to consummate a proposed merger with Star in January 2000. On January 13, 2003, the Company settled the action by agreeing to remit $15,000 to Star Multicare Services, Inc on or before March 15, 2003. In the event that the Company does not remit the $15,000 to Star Multicare Services, Inc on or before March 15, 2003, an additional $5,000 is due together with the $15,000 settlement on or before May 15, 2003.

CONTINGENCIES

INDEMNIFICATION OF DIRECTORS AND EMPLOYEES IN RE: ADVANCED COMMUNICATIONS (AUSTRALIA) V. COMPANY DIRECTORS AND EMPLOYEES

      On or about May 10, 2002, Advanced Communications (Australia) filed suit in the Superior court of Orange County, California against the Company, all of its directors, its former president, and some of its former and present employees, including the Company's receptionist. On or about May 17, 2002, Advanced Communications (Australia) voluntarily dismissed the suit as to the Company but not as to the individual defendants.

      The complaint sets forth multiple causes of action against the defendants, including various business torts. The basis of the complaint is that the defendants improperly interfered with and conspired to ruin plaintiff's business and conspired to force plaintiff into bankruptcy.

      In the opinion of the Company, based on input from legal counsel, the complaint is deficient and subject to attack on numerous procedural grounds. In the opinion of the Company, based on its knowledge of the facts and circumstances underlying the action, the complaint is also substantively deficient and meritless.

      Under the Company's articles of incorporation and applicable Florida law, the Company is obligated to indemnify and defend its directors and the officer named as defendants who have been served in the action. The Company might also be under an obligation to indemnify and defend the other former and present employees named as defendants who have not been served in the action, if and when they are served. This determination will be made on a case-by-case basis.

INDEMNIFICATION AGREEMENT BETWEEN THE COMPANY AND JACK HALPERIN RE: NEEDHAM/ DUPONT LAWSUIT

      On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin. The Company's Board of Directors is consulting with its current legal counsel to determine the validity of the indemnification agreement.

PENDING CLAIM BY ADVANCED COMMUNICATIONS (AUSTRALIA) FOR COSTS OF AUSTRALIA LITIGATION AND FOR DAMAGES

      Following our withdrawal from the Australia litigation against Mr. May and Advanced Communications (Australia), Advanced Communications (Australia) applied to the court for an order awarding its costs of the litigation against the Company. Advanced Communications (Australia) has indicated that its costs of litigation were approximately Aus $400,000. The Company believes a cost award will be made by the Australia Court in favor of Advanced Communications
(Australia) but it does not know in what amount. Advanced Communications (Australia) has also applied for an order awarding damages against the Company in the amount of Aus $6,000,000 or approximately US$3,200,000 as a result of the Company notifying third parties in the U.S. with which Advanced Communications (Australia) was dealing in regard to SpectruCell, of the Australia Court's August 23, 2002 injunctive orders. Management believes that based on information made available to it, Advanced Communications (Australia) proposed AU$6,000,000 or approximately US $3,200,000 claim for damages is without merit. As far as the Company knows, the Australia Court has not awarded any costs and has not awarded any damages against the Company. It is not known if such awards will be made and, if they are made, what their amounts will be.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information about the beneficial ownership of our common stock as of January 13, 2003 for:

      o each person who beneficially owns more than five percent of the common stock;

      o   each of our directors;

      o   the named executive officers; and

      o   all directors and executive officers as a group.

      Unless otherwise indicated, the address for each person or entity named below is c/o Advanced Communications Technologies, Inc., 420 Lexington Avenue, New York, NY 10170.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 118,852,622 shares of common stock outstanding as of January 13, 2003.

                                                        COMMON STOCK
                                                     BENEFICIALLY OWNED
                                         ---------------------------------------
NAME/ADDRESS                                   NUMBER               PERCENT(1)
-------------------------------------   ---------------------     --------------
Roger May                                  18,228,000(1)(2)          15.34%
Nancy Needham                               7,168,454(3)              6.03%
E.R. DuPont                                 2,751,335(4)              2.31%
Wayne Danson                                2,811,214(5)              2.37%
Jonathan J. Lichtman                        2,710,334(6)              2.28%
Dr. Michael Finch                             591,334                    *
Randall Prouty                              2,218,056                 1.87%
Wilbank J. Roche                              650,000                    *
                                        ----------------------------------------
All Officers and Directors as a Group       8,980,938                 7.56%

----------------------

(1) No shares are owned directly by Mr. May. All shares beneficially owned by Mr. May are owned through affiliated entities and/or by family members.

(2)  Includes   10,000,000    shares   beneficially   owned   through   Advanced
     Communications Technologies (Australia) Pty Ltd.

(3) Excludes 4,790,347 shares held by Dr. Needham's adult children. Dr. Needham has no beneficial ownership in these shares.

(4) Excludes 3,449,048 shares held by Mr. DuPont's adult children and in trust for Rhett DuPont, a minor. Mr. DuPont has no beneficial ownership in these shares.

(5) Includes 2,461,214 shares owned beneficially by Mr. Danson's affiliated entity and children.

(6) Excludes 396,666 shares beneficially owned through various family trusts. Mr. Lichtman has no beneficial ownership in these shares.

* Less than 1%.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Effective April 30, 2002, Mr. Gary Ivaska resigned as Advanced Communications' Chief Executive Officer. Advanced Communications and Mr. Ivaska have settled all outstanding amounts otherwise due him for his prior services. Under the terms of the Ivaska Agreement, Advanced Communications is obligated to pay Mr. Ivaska $40,000 at the rate of $10,000 per month for four months commencing on May 31, 2002. No payments have been made to Mr. Ivaska.

      During the fiscal year ended June 30, 2002, Advanced Communications issued 200,000 shares of its restricted common stock having a value of $36,000 to each of its five current directors for services rendered to Advanced Communications as directors. Advanced Communications issued a total of 1,000,000 shares in the aggregate having a value of $180,000. The stock was valued based on the quoted trading price of Advanced Communications' stock on the date that the shares were granted to the individual directors.

      At the request of Advanced Communications' Board of Directors, the Compensation Committee conducted a review of the nature of the past services provided by Mr. May to Advanced Communications to determine whether a portion of such services are more properly allocable to Advanced Communications (Australia). At Advanced Communications' March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

      On January 10, 2002, the Company executed various financing agreements with Cornell Capital Partners, LP, a New Jersey-based hedge fund, whereby Cornell and certain other investors purchased from Advanced Communications $1 million of two-year Convertible Debentures and Cornell provided a $30 million structured equity facility. Pursuant to the Convertible Debenture financing, Advanced Communications received $564,000 net of financing and closing costs and the repayment of the $325,000 ninety-day note. Under the terms of the $30 million structured equity facility, Advanced Communications has the right to require Cornell to make monthly purchases of up to $2 million of Advanced Communications' stock on a discounted basis. Advanced Communications issued 2,960,000 shares of common stock with a market value of $740,000 as a commitment fee as part of this transaction.

      On January 15, 2002, Advanced Communications moved its corporate headquarters from Irvine to El Segundo, California. The lease has a three-year term commencing on January 1, 2002. As of August 1, 2002, the Company relocated its principal executive office from California to 420 Lexington Avenue, New York, NY 10170 within the office facility of Danson Partners, LLC, a privately owned company that employs our President and Chief Financial Officer. No rent or facility use fee is charged to the Company by Danson Partners, LLC.

      On January 23, 2002, Advanced Communications filed suit against Advanced Communications (Australia) and Roger May in the Supreme Court at Melbourne,
Victoria, Australia, and on that date the court issued an interim injunction effectively enjoining and prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). The interim injunction was extended on April 26, 2002 by the court until a final determination is made at trial. On May 7, 2002, the Company received a notice alleging a breach from Advanced Communications (Australia) stating that Advanced Communications had breached its obligation under the interim License Agreement. In addition, on May 7, 2002, Advanced Communications (Australia) sent a termination notice formally terminating the interim License Agreement. The Company believed that the notice of breach and the termination notice were without merit and it took the necessary legal actions to prevent Advanced Communications (Australia) from terminating its rights under the interim License Agreement. On May 8, 2002, the court extended its April 26, 2002 order further restraining Advanced Communications (Australia) from "acting upon or taking any further steps in reliance upon" the notice of breach and termination notice. On May 27, 2002 and May 28, 2002 the court held full hearings on the injunction application, took the matter under advisement and indicated that it would rule on the matter in the near future. On August 23, 2002, the court issued a comprehensive preliminary injunction granting all the relief sought by the Company. Among other things, the injunction prohibits Advanced Communications (Australia), directly or indirectly, from taking any action in the Exclusive Territory with respect to marketing, distributing, selling or otherwise dealing with the SpectruCell technology (including the military applications thereof), except through and with the prior written consent of the Company. In addition, the ruling granted the Company a preliminary injunction until trial prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). In mid-October 2002, Mr. May and Advanced Communications (Australia) purportedly terminated the interim License Agreement based on the assertion that the Company is insolvent and that its insolvency constitutes an irreparable event of default thereunder. As stated above, the Company made a strategic decision not to challenge the termination. On October 25, 2002, the Company withdrew from the litigation against Advanced Communications (Australia) and Mr. May. Despite the termination of the interim License Agreement, the Company still owns the North and South American rights to SpectruCell that it acquired pursuant to the April 1999 merger with Advanced Communications (Nevada).

      Through a family trust established in Australia, Mr. May, an officer and director of the company until November 30, 2001 and March 14, 2002 respectively and a principal shareholder of our company, indirectly owns a 70% majority interest in Advanced Communications (Australia). Up until November 11, 2002, we owned 20% of the common stock of Advanced Communications (Australia). On November 11, 2002, Advanced Communications (Australia)'s issued a Notice of

Termination to the Company stating that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. Advanced Communications (Australia) filed for protection under Australia's insolvency law on July 18, 2002 and appointment an independent administrator and receiver to manage and operate its business.

      As of June 30, 2002, Advanced Communications owed Global Communications Technology Pty Ltd, a wholly-owned entity of Roger May, a former officer and director of the Company and a significant shareholder, $1,055,736 for funds advanced to Advanced Communications to provide working capital and for the repayment of certain of Advanced Communications' obligations. This loan is non-interest bearing and unsecured. This loan does not have a scheduled date of repayment. Advanced Communications does not believe that the loans are due upon demand. However, the actual repayment terms are not known with any specificity since the terms are not contained in a written document.

      In April 2000, our company acquired 20% of the common stock of Advanced Communications (Australia). The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. Our interest in Advanced Communications (Australia) is evidenced by a Stock Purchase agreement and is reflected by stock ownership records on file with the Australian Securities Investment Commission, an Australian government agency. We owe Advanced Communications (Australia) $1,791,166 under the terms of the Stock Purchase Agreement. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill. Mr. May is a principal shareholder of our company and Advanced Communications (Australia). Through June 30, 2002, we repaid $5,708,834 of our obligation to Advanced Communications (Australia), in part by the issuance of 7,787,000 shares of restricted common stock having a value of $4,884,101. The balance of our repayments was in the form of cash and the offset of $552,125 of funds previously advanced to Advanced Communications (Australia). During the years ended June 30, 2001 and 2002 Advanced Communications repaid an aggregate of $247,608 and $25,000 of the obligation in cash. As of June 30, 2002, the balance of our obligation to Advanced Communications (Australia) was $1,791,166. Advanced Communications was in litigation with Advanced Communications (Australia) regarding the attempt by Mr. May to lien and transfer the company's shares in the affiliate for alleged nonpayment of the company's obligations as well as to terminate our License and Distribution Agreement. On November 11, 2002, Advance Communications (Australia) issued a Notice of Termination to the Company that the April 2000 Stock Purchase Agreement is terminated immediately due to the Company's insolvency.

      On September 1, 2000, Mr. Danson entered into a one-year consulting agreement with our company for the period September 1, 2000 through August 31, 2001. Under the terms of the consulting agreement, Mr. Danson received $10,000 per month in cash and $10,000 per month in stock for his services. Mr. Danson's agreement expired on August 31, 2001. Mr. Danson has agreed to orally extend his consulting agreement with Advanced Communications through December 31, 2003 at a monthly rate of $12,500.

      On December 13, 2001, Advanced Communications entered into a 90-day $325,000 Promissory Note (the "Note") with Cornell Capital Partners, LP. The Note had an interest rate of 12% and was secured by a Guaranty and Pledge Agreement executed by Mr. Danson, Mr. Lichtman and Mr. Prouty. Advanced Communications realized $269,000 of net proceeds after financing costs and legal fees. The Note was repaid on January 14, 2002 with proceeds from Advanced Communications' $1 million Convertible Debenture.

      Jonathan J. Lichtman, Assistant Secretary and a director of the Company, is a partner at Levinson & Lichtman, LLP, a law firm in Boca Raton, FL that the Company retained to provide legal services during the fiscal years 2002 and 2001. The Company has paid Levinson & Lichtman, LLP $43,913 and $90,000 in the form of cash and stock respectively, for legal services rendered during fiscal 2002. No cash was paid to Levinson & Lichtman, LLP during fiscal 2001. During fiscal 2001, the Company issued $186,000 of restricted common stock for legal services rendered.

      Wilbank Roche, a director of the Company, is a partner at Roche & Holt, a law firm in Los Angeles, CA that the Company retained to provide legal services during the fiscal year 2002. The Company has paid Roche & Holt $13,515 and $15,000 in the form of cash and stock, respectively, for legal services rendered.

      Effective July 1, 2002, the Company entered into a consulting agreement with Randall Prouty, Chairman of the Board and a director of the Company, pursuant to which Mr. Prouty has agreed to provide certain business services to the Company. Pursuant to the terms of the consulting agreement, Mr. Prouty will accrue $10,000 in monthly compensation for services provided to the Company. During the fiscal year ended June 30, 2002, the Company issued 1,100,000 shares of restricted common stock having a value of $55,000 to Mr. Prouty and $10,986 in cash compensation for business services rendered to the Company.

      Dr. Michael Finch, a director of the Company, has been issued 133,334 shares of restricted common stock having a value of $10,000 for engineering and software design consulting services rendered to the Company during fiscal 2002.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Our common stock is currently traded on the National Association of Securities Dealers Automated Quotation System Over-the-Counter Bulletin Board under the symbol "ADVC". As of January 13, 2003, there were 118,852,622 common shares outstanding and approximately 427 holders of record.

      The following table sets forth, for the fiscal periods indicated, the bid price range of our common stock:

                                          HIGH BID              LOW BID
                                      ----------------       --------------
FISCAL 2000
Quarter Ended March 31, 2000              $6.0300               $2.2100
Quarter Ended June 30, 2000                2.4600                1.0600

FISCAL 2001
Quarter Ended September 29, 2000          $1.2100               $0.5600
Quarter Ended December 29, 2000            0.9800                0.4000
Quarter Ended March 30, 2001               1.0200                0.4800
Quarter Ended June 29, 2001                0.6200                0.3100

FISCAL 2002
Quarter Ended September 28, 2001          $0.3800               $0.2500
Quarter Ended December 31, 2001            0.3500                0.1700
Quarter Ended March 28, 2002               0.2550                0.0550
Quarter Ended June 30, 2002                0.0800                0.0200

FISCAL 2003
Quarter Ended September 30, 2002           $0.008               $0.0050
Quarter Ended December 31, 2002             0.015                0.0040


      Such market quotations reflect the high bid and low prices as reflected by the OTCBB or by prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

      We did not pay any dividends during fiscal 2002 and have never paid any dividends on our capital stock. We currently expect that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

      The authorized capital stock of Advanced Communications consists of 200,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock. As of January 13, 2003, we had 118,852,622 shares of our common stock outstanding. In addition, there are outstanding debentures convertible into 10,000,000 shares of common stock (at an assumed conversion price of $0.10 per share) and warrants to purchase up to 6,440,900 shares of common stock. The following description is a summary of the capital stock of Advanced Communications and contains the material terms of the capital stock. Additional information can be found in Advanced Communications' Articles of Incorporation and Bylaws.

      COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of Advanced Communications Technologies, Inc., stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

      PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the Florida Statutes, or the rules of any quotation system or national securities exchange on which stock of our company may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of our company or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. Advanced Communications has no present plans to issue any shares of preferred stock.

      CONVERTIBLE DEBENTURES. We have outstanding convertible debentures with an original principal balance of $1,000,000. These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.11 (i.e., 80% of the recent price of $0.14), then the holders of the convertible debentures would have received 9,090,909 shares of common stock. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At our option, these debentures may be paid in cash or redeemed at a 20% premium prior to January 2004.

      OPTIONS. Advanced Communications has no outstanding options.

      WARRANTS. Advanced Communications has outstanding warrants to purchase up to 6,440,900 shares of common stock. All of the warrants have a $0.30 exercise price.

TRANSFER AGENT

      Advanced Communications' transfer agent is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219. Its telephone number is (718) 921-8200.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Advanced Communications that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Advanced Communications' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our company's management.

                                     EXPERTS

      The financial statements for the September 30, 2002 and the year ended June 30, 2002, respectively included in the Prospectus have been reviewed and audited by Weinberg & Company, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Advanced Communications' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                    ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS


                                                                                SEPTEMBER 30, 2002         JUNE 30, 2002
                                                                                    (UNAUDITED)              (AUDITED)
                                                                                --------------------------------------------
     ASSETS

      CURRENT ASSETS:

      Cash                                                                       $              415      $           11,093
                                                                                                                          -
                                                                                --------------------    --------------------
      TOTAL CURRENT ASSETS                                                                      415                  11,093
                                                                                --------------------    --------------------

      PROPERTY AND EQUIPMENT (NET)                                                           16,274                  17,274
                                                                                --------------------    --------------------
      OTHER ASSETS:
                                                                                                                          -
      Security Deposits                                                                       7,700                  13,225
      Other Receivables                                                                       9,927                   9,927
      Deferred Bond Financing Costs, net of accumulated amortization                         53,333                  63,333
                                                                                --------------------    --------------------
      TOTAL OTHER ASSETS                                                                     70,960                  86,485
                                                                                --------------------    --------------------

TOTAL ASSETS                                                                     $           87,649      $          114,852
------------                                                                    ====================    ====================

                       LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                       ----------------------------------------

LIABILITIES

      Current Liabilities
      Accounts Payable                                                           $        1,189,658      $          872,493
      Accrued Compensation                                                                  172,183                 172,183
      Loan Payable to Shareholder                                                         1,055,736               1,055,736
      12% Convertible Debentures                                                                  -                 100,407
      Interest Payable                                                                      135,417                  62,917
                                                                                --------------------    --------------------
      TOTAL CURRENT LIABILITIES                                                           2,552,994               2,263,736

      LONG-TERM LIABILITIES
      5% Convertible Debentures                                                           1,000,000               1,000,000
      8% Note Payable                                                                       173,494                       -
      Note Payable-ACT-Australia                                                          1,791,166               1,791,166
                                                                                --------------------    --------------------
      TOTAL OTHER LIABILITIES                                                             2,964,660               2,791,166
                                                                                --------------------    --------------------

TOTAL LIABILITIES                                                                         5,517,654               5,054,902
                                                                                --------------------    --------------------
STOCKHOLDERS' DEFICIENCY
      Preferred Stock, $.01 Par Value, 25,000,000 Shares Authorized,
      none issued and outstanding                                                                 -                       -
      Common Stock, No Par Value, 200,000,000 and 100,000,000
      Shares Authorized, 118,352,622 and 114,102,622
      shares issued and outstanding, respectively                                        25,571,505              25,471,098
      Deferred Commitment fees, net of accumulated amortization                           (468,750)               (562,500)
      Accumulated Deficit                                                              (30,532,760)            (29,848,648)
                                                                                --------------------    --------------------
      TOTAL STOCKHOLDERS' DEFICIENCY                                                    (5,430,005)             (4,940,050)
                                                                                --------------------    --------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                   $           87,649      $          114,852
----------------------------------------------                                  ====================    ====================

                      The accompanying notes are an integral part of these consolidated financial statements.

                                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           (UNAUDITED)

                                                                                   FOR THE THREE MONTHS ENDED
                                                                      ------------------------------------------------------
                                                                         SEPTEMBER 30, 2002           SEPTEMBER 30, 2001
                                                                      -------------------------     ------------------------
OPERATING EXPENSES

      Consulting Fees                                                                   16,772                      100,000
      Amortization and Depreciation                                                    104,750                      101,000
      Professional Fees                                                                292,409                      130,748
      Other Selling, General and Administrative Expenses                                24,187                       90,304
      Stock-Based Compensation                                                               -                       30,000
                                                                      -------------------------     ------------------------

TOTAL OPERATING EXPENSES                                                               438,118                      452,052
                                                                      -------------------------     ------------------------

(Loss) From Operations                                                               (438,118)                    (452,052)
                                                                      -------------------------     ------------------------

OTHER EXPENSES

      Lawsuit settlement                                                             (173,494)                            -
      Interest expense                                                                (72,500)                      (4,206)
                                                                      -------------------------     ------------------------

TOTAL OTHER (EXPENSES)                                                               (245,994)                      (4,206)
                                                                      -------------------------     ------------------------

NET (LOSS)                                                               $           (684,112)       $            (456,258)
----------                                                            =========================     ========================

Net (Loss) Per Share- Basic and Dilutive                                 $             (0.006)       $              (0.005)
                                                                      =========================     ========================

Weighted Average Number of Shares
Outstanding During the Period- Basic and Dilutive                                  115,095,829                   95,639,024
                                                                      =========================     ========================

                        The accompanying notes are an integral part of these consolidated financial statements.

                                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (UNAUDITED)
                                                                                        FOR THE THREE MONTHS ENDED
                                                                           -------------------------------------------------
                                                                            SEPTEMBER 30, 2002         SEPTEMBER 30, 2001
                                                                           ----------------------    -----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                                                  $          (684,112)       $           (456,258)
Adjustments to reconcile net loss to net cash used:
Depreciation and amortization                                                            104,750                    101,000
Stock issued for services                                                                      -                    244,224
Accrued compensation                                                                           -                     52,500
Settlement of Lawsuit                                                                    173,494                          -
Changes in operating assets and liabilities:
(Increase) decrease in assets
  Prepaid expense                                                                          5,525                   (10,000)
Increase (decrease) in liabilities:
  Accounts payable                                                                       317,165                  (101,094)
  Interest payable                                                                        72,500                      4,206
  Other Advances                                                                                                     63,000
                                                                           ----------------------    -----------------------
     Net cash used in operating activities                                              (10,678)                  (102,422)
                                                                           ----------------------    -----------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Loan to unconsolidated affiliated company
Purchase of fixed assets
Repayment of loan to unconsolidated affiliate
                                                                           ----------------------    -----------------------
     Net cash used in investing activities                                                     -                          -
                                                                           ----------------------    -----------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Loan proceeds from shareholder                                                                                       25,200
Proceeds from issuance of common stock
and warrants net of offering costs                                                                                  125,000
                                                                           ----------------------    -----------------------
     Net cash provided by financing activities                                                 -                    150,200
                                                                           ----------------------    -----------------------

Net increase (decrease) in cash                                                         (10,678)                     47,778

Cash and cash equivalents at beginning of year                                            11,093                      6,816
                                                                           ----------------------    -----------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $                415              $      54,594
------------------------------------------                                 ======================    =======================

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

During the three months ended September 30, 2002, the Company issued 4,250,000 shares of common stock valued at $100,407 in full settlement of the September 1999 12% Senior Secured Convertible Debentures.

During the three months ended September 30, 2001, the Company issued 1,190,000 shares of common stock, valued at $357,001, in partial payment of notes payable held by a related Australian corporation, in which we hold a 20% interest.

                        The accompanying notes are an integral part of these consolidated financial statements.

           ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------

NOTE 1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements include the results of Advanced Communications Technologies, Inc. ("ACT" or the "Company") and its wholly-owned subsidiaries. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the quarterly reporting rules of the Securities and Exchange Commission. The financial statements reflect all adjustments of a recurring nature that are, in the opinion of management, necessary for the fair presentation of the financial statements.

Operating results for the three months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2003. The interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 2002 included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission.

(A) ORGANIZATION
----------------

Advanced Communications Technologies, Inc., a Nevada corporation, was incorporated on April 30, 1998 and was inactive from its date of formation until April 1999 when it merged with and into the Company in a reverse merger. In consideration for 90% of the stock of the Company, Advanced Communications Technologies, Inc (Nevada) (of which Roger May, our former Chairman and CEO was the principal shareholder) transferred all of its assets which included all of the rights and interest in the SpectruCell technology for the North and South American territories. For accounting purposes, the merger was treated as an acquisition of all of the assets of the Company and as a recapitalization of the Company. In July 1999, the Company formed Advanced Global Communications, Inc. ("AGC") as a wholly owned subsidiary to conduct its international telephone network distribution business. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart"), an inactive reporting company, for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition. On April 5, 2000, the Company acquired a 20% equity ownership interest in Advanced Communications Technologies (Australia) Pty Ltd ("ACT-AU"), an unconsolidated affiliated entity, which on November 11, 2002 was unilaterally terminated by ACT-AU. See Note 8(E)(iv). On July 5, 2000, the Company entered into a interim License and Distribution Agreement with ACT-AU pursuant to which the Company had the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. On October 25, 2002, the interim License and Distribution Agreement was unilaterally terminated by ACT-AU. (See Note 8(E)(iv). In July 2000, the Company formed Australon USA, Inc. ("Australon"), a Delaware corporation owned 50% by the Company and 50% by Australon Enterprises Pty., Ltd., a publicly traded company listed on the Australian Stock Exchange and a 66% owned subsidiary of ACT-AU. In November 2000, the Company formed Advanced Network Technologies
(USA), Inc. ("ANT"), a Delaware corporation, owned 70% by the Company and 30% by ACT-AU. Both Australon and ANT are inactive and have never been operational. Australon Enterprises Pty Ltd is an Australian public company that manufactures and distributes remote monitoring devices for homes and businesses such as remote meter reading and residential automated gateway devices. While Mr. May, our former CEO and Chairman of the Board has a significant ownership interest in Australon Enterprise Pty, through his ownership interest in ACT-AU, he is not involved in Australon `s daily management or business operations and is not represented on its Board of Directors. The joint venture relationship was established while Mr. May controlled both companies. Presently, the company is not in negotiations with Australon Enterprises Pty and does not intend to enter into any discussions with Australon's management. Australon USA, Inc is inactive and will remain inactive for the foreseeable future.

The Company will account for the future results of operations, if any, of Australon on an equity basis and ANT on a consolidated basis.

The Company is a marketing company whose primary asset is the ownership of the rights to market and distribute the SpectruCell technology in the North and South American territories. The Company expects to generate revenue from the marketing and distribution of the SpectruCell technology when and if it becomes available to the marketplace. The Company has not generated any meaningful revenue to date.

(B) PRINCIPLES OF CONSOLIDATION
-------------------------------

The accompanying consolidated financial statements include the accounts of the Company and its inactive subsidiaries AGC, Australon and ANT. All significant intercompany transactions and balances have been eliminated in consolidation.

(C) USE OF ESTIMATES
--------------------

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

The carrying amounts of the Company's accounts payable, accrued liabilities, debentures, and loans payable approximates fair value due to the relatively short period to maturity for these instruments.

(E) MARKETABLE SECURITIES
-------------------------

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized losses, reported as a separate component of stockholders' equity.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

(F) PROPERTY AND EQUIPMENT
--------------------------

Property and equipment are stated at cost and depreciated, using accelerated methods, over the estimated useful lives of 5 years.

(G) LONG-LIVED ASSETS
---------------------

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

(H) INCOME TAXES
----------------

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

There was no current income tax expense for the fiscal years ended June 30, 2002 and 2001 due to net operating losses in both periods. Any deferred tax asset arising from the future benefit of the Company's net operating loss carryforward, of approximately $14,500,000 has been fully reserved.

(I) COMPREHENSIVE INCOME
------------------------

The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components.

(J) CONCENTRATION OF CREDIT RISK
--------------------------------

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(K) LOSS PER SHARE
------------------

Basic and dilutive net loss per common share is computed based upon the weighted average common shares outstanding.

(L) NEW ACCOUNTING PRONOUNCEMENTS
---------------------------------

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged. The Company does not believe the adoption of this standard will have a material impact the financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Restructuring Costs." SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, the Company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require the Company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.

NOTE 2.  PROPERTY AND EQUIPMENT
-------------------------------

                                         September 30,             June 30,
                                             2002                    2002
                                       -----------------      -----------------

    Computer and office equipment      $          32,909     $           32,909
    Less:  Accumulated depreciation             (16,635)               (15,635)
                                       -----------------      -----------------
    Property and equipment - net       $          16,274     $           17,274
                                       =================      =================

Depreciation expense for each of the three months ended September 30, 2002 and 2001 was $1,000.

NOTE 3.  ACCRUED COMPENSATION
-----------------------------

The Company had an oral agreement with Mr. Roger May to serve as the Chief Executive Officer of the Company. Mr. May agreed to defer payment of the amounts owed him pursuant to the oral agreement due to the Company's lack of funds. The Company owed Mr. May $479,050 at June 30, 2001. On November 30, 2001, Mr. May was removed as the Company's Chief Executive Officer. Subsequent to that date, Mr. May was not entitled to receive any additional compensation from the Company.

At the request of the Company's Board of Directors, the Compensation Committee conducted a review of the nature of the past services provided by Mr. May to the Company to determine whether a portion of such services are more properly allocable to the Company's unconsolidated Australian affiliate. At the Company's March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for ACT-AU, leaving a balance of $172,183 at September 30, 2002 and June 30, 2002.

NOTE 4.  NOTES AND LOAN PAYABLE
-------------------------------

(A) NOTE PAYABLE TO ACT-AUSTRALIA
---------------------------------

The Company had a non-interest bearing and unsecured note payable to ACT-AU of $7,500,000 as of April 5, 2000 (See Note 2). The note was payable in three equal monthly installments commencing on May 31, 2000. Under the terms of the Stock Purchase Agreement with ACT-AU, the monthly installment payments were extended without interest to allow for the Company, on a best efforts basis, to raise the cash portion of the purchase price through a private or public offering of securities. There are no default or penalty provisions under the terms of the Stock Purchase Agreement. Upon raising funds pursuant to a private or public offering, the Company shall only be obligated to repay ACT-AU's note with those funds remaining after deduction for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by the Company's Board of Directors.

The following schedule represents payments on such debt by issuance of restricted common stock to either ACT-AU or creditors or employees of ACT-AU. Such transactions were recorded at the market price of the stock at date of issuance.

                                   SHARES OF
                                  COMMON STOCK
          DATE                        ISSUED                    VALUE

     September 2000                   5,000,000       $       3,500,000
     October 2000(1)                    460,000                 460,000
     June 2001                        1,137,000                 567,100
     September 2001                   1,190,000                 357,001
                             ------------------      ------------------
                                      7,787,000       $       4,884,101
                             ------------------      ------------------


(1)  This transaction resulted in a gain on extinguishment of debt of $23,000.


During the fiscal years ended June 30, 2002 and 2001 the Company repaid $25,000 and $247,608 of the obligation in cash, respectively.

Pursuant to the terms of the April 5, 2000 Stock Purchase Agreement between the Company and ACT-AU, the Company has elected to reduce its outstanding loan balance by $552,125 for funds previously advanced to ACT-AU.

As of September 30, 2002, the balance of the Company's obligation to ACT-AU was $1,791,166.

On November 11, 2002, ACT-AU issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement was terminated immediately due to the Company's insolvency. The effect of the purported Notice of Termination vis a vis the Stock Purchase Agreement was to cancel the Company's stock ownership interest in ACT-AU. Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. The Company is reviewing its rights with Australian counsel to determine if its remaining obligation to ACT-AU is similarly cancelled.

(B) LOAN PAYABLE TO SHAREHOLDER
-------------------------------

As of September 30, 2002 and June 30, 2002, the Company owed Global Communications Technology Pty, an Australian company wholly-owned by Mr. May, a former officer and director of the Company, $1,055,736, for funds advanced to the Company to provide working capital. This loan is non-interest bearing and unsecured, and has no scheduled date for repayment. The Company believes that the loan is not due upon demand. However, since the actual repayment terms are not known with any specificity because the terms are not confirmed in a written document, the loan has been classified as a current liability.

(C) 8% NOTE PAYABLE
-------------------

On November 14, 2002, the Company settled its litigation with the Needham/DuPont plaintiffs by agreeing to release the plaintiffs' stock from restriction and issuing a three year 8% promissory note for $173,494 to reimburse the plaintiffs for their legal costs. The note is payable in three equal annual installments of principal and interest commencing December 1, 2003 with additional installments due on December 1, 2004 and December 1, 2005. In accordance with paragraphs 8(a) and 35 of FASB 5, the Company has recorded in its September 30, 2002 financial statements, an expense of $173,494 and the associated liability in connection with the lawsuit settlement.

NOTE 5.  CONVERTIBLE DEBENTURES
-------------------------------

(A)  AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC
------------------------------------------------------------------

On September 30, 1999, the Company entered into secured convertible debentures purchase agreements with two investors, who were also stockholders of the Company, whereby the Company sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, which were convertible into shares of the Company's Common Stock. In addition, on September 30, 1999, the Company issued another convertible debenture to Bank Insinger de Beaufort N.V. in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of convertible debentures into 860,378 shares of the Company's restricted common stock.

In December 2000, Bank Insinger de Beaufort N.V. converted its $150,000 note, inclusive of accrued and unpaid interest into 943,167 shares of the Company's restricted common stock.

On April 24, 2002 the Company entered into a Settlement Agreement with the two note holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the note holders agreed to dismiss their lawsuit and convert their remaining unpaid obligation, inclusive of accrued and unpaid interest, into 8,500,000 shares of the Company's common stock, payable over a 180-day period. On April 24, 2002 and June 4, 2002, the Company issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively (See
Note 10(B)), for a total debt reduction of $100,343. As of June 30, 2002 $100,407 of 12% Secured Convertible Debentures remained outstanding. On August 26, 2002 and September 24, 2002 the Company issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners, LLC, respectively, in full satisfaction of the remaining amount due under the September 1999 12 % Secured Convertible Debentures.

(B) CORNELL CAPITAL PARTNERS, LP
--------------------------------

In January 2002, the Company issued, in the aggregate, $1 million of 5% Convertible Debentures to Cornell Capital Partners, LP and other investors.

These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to 120% of the closing bid price of the common stock as of the closing date or $.40, whichever is higher, or (b) an amount equal to 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At the Company's option, these debentures may be paid in cash at maturity or redeemed at a 20% premium prior to January 2004.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded in the June 30, 2002 financial statements as interest expense and a component of equity on the issuance date.

The Company incurred $80,000 of financing costs associated with the 5% Convertible Debentures that is being amortized over the life of the debentures. Amortization of $10,000 was expensed for the three months ended September 30, 2002.

As of September 30, 2002 and June 30, 2002, interest of $135,417 and $62,917, respectively, is accrued on these debentures.

Future maturities of long-term debt as of September 30, 2002 are as follows:

                         YEAR           AMOUNT
                      -----------   ----------------
                      2004               $ 1,057,831
                      2005                    57,831
                      2006                    57,831
                                     ---------------
                      Total              $ 1,173,494



NOTE 6.  STOCKHOLDERS' DEFICIENCY
---------------------------------

(A) STOCK ISSUED FOR CONVERTIBLE DEBENTURES
-------------------------------------------

During the three months ended September 30, 2002 the Company issued 4,250,000 shares of stock to the 12% Convertible Debenture holders in full settlement of the Company's outstanding obligation of $100,407.

NOTE 7.  RELATED PARTIES
------------------------

(A) GLOBAL COMMUNICATIONS TECHNOLOGY PTY LTD
--------------------------------------------

Global Communications Technologies Pty Ltd., a related party, is wholly owned by Mr. May a principal stockholder of the Company.

(B) ADVANCED COMMUNICATIONS TECHNOLOGY (AUSTRALIA) PTY. LTD.
------------------------------------------------------------

Advanced Communications Technology (Australia) Pty. Ltd., an Australian company, is 70% owned by Mr. May's wholly owned company, Global Communications Technology Pty Ltd. Advanced Communications Technologies (Australia) Pty Ltd placed itself into voluntary administration on or about July 18, 2002.

(C) LEGAL COUNSEL
-----------------

Certain of the Company's legal counsel are stockholders and directors of the Company.


NOTE 8.  COMMITMENTS AND CONTINGENCIES
--------------------------------------

(A)  LEASE AGREEMENT
--------------------

The Company is a party to a three-year office lease commencing January 1, 2002 and ending December 31, 2004. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payment for the remaining life of the lease is $229,020. On August 1, 2002, the Company notified the landlord that it was relocating its office from California to New York. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

The Company is a guarantor of Jason Webster's one-year residential lease which expires January 25, 2003. The Guaranty which was executed in January 2002 requires the Company to reimburse the landlord in the event of a default by Jason Webster, the former Director of Corporate Communications of the Company. The rent under the residential lease is $1,600 per month. The Company has not been required to perform under the Guaranty.

(B) INDEMNIFICATION OF DIRECTORS AND EMPLOYEES IN RE: ADVANCED COMMUNICATIONS (AUSTRALIA) V. COMPANY DIRECTORS AND EMPLOYEES
--------------------------------------------------------------------------------

On or about May 10, 2002, ACT-AU filed suit in the Superior court of Orange County, California against the Company, all of its directors, its former president, and some of its former and present employees, including the Company's receptionist. On or about May 17, 2002, ACT-AU voluntarily dismissed the suit as to the Company but not as to the individual defendants.

The complaint sets forth multiple causes of action against the defendants, including various business torts. The basis of the complaint is that the defendants improperly interfered with and conspired to ruin plaintiff's business and conspired to force plaintiff into bankruptcy.

In the opinion of the Company, based on input from legal counsel, the complaint is deficient and subject to attack on numerous procedural grounds. In the opinion of the Company, based on its knowledge of the facts and circumstances underlying the action, the complaint is also substantively deficient and meritless.

Under the Company's articles of incorporation and applicable Florida law, the Company is obligated to indemnify and defend its directors and the officer named as defendants who have been served in the action. The Company might also be under an obligation to indemnify and defend the other former and present employees named as defendants who have not been served in the action, if and when they are served. This determination will be made on a case-by-case basis.

(C)  INDEMNIFICATION  AGREEMENT  BETWEEN  THE  COMPANY  AND  JACK  HALPERIN  RE:
NEEDHAM/DUPONT LAWSUIT
--------------------------------------------------------------------------------

On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin. The Company's Board of Directors is consulting with its current legal counsel to determine the validity of the indemnification agreement (see Note 8(E)(i).

(D) PENDING CLAIM BY ADVANCED COMMUNICATIONS (AUSTRALIA) FOR COSTS OF AUSTRALIA LITIGATION AND FOR DAMAGES
--------------------------------------------------------------------------------

Following our withdrawal from the Australia litigation against Mr. May and ACT-AU, ACT-AU applied to the court for an order awarding its costs of the litigation against the Company. ACT-AU has indicated that its costs of litigation were approximately Aus $400,000. The Company believes a cost award will be made by the Australia Court in favor of ACT-AU but it does not know in what amount. ACT-AU has also applied for an order awarding damages against the Company in the amount of Aus $6,000,000 or approximately US$3,200,000 as a result of the Company notifying third parties in the U.S. with which ACT-AU was dealing in regard to SpectruCell, of the Australia Court's August 23, 2002 injunctive orders referred to in Note 8(E)(iv). Management believes that based on information made available to it, ACT-AU proposed AU$6,000,000 or approximately US $3,200,000 claim for damages is without merit. As far as the Company knows, the Australia Court has not awarded any costs and has not awarded any damages against the Company. It is not known if such awards will be made and, if they are made, what their amounts will be.

(E) LEGAL MATTERS
-----------------

(i)    NANCY J. NEEDHAM AND EDMUND R. DUPONT LAWSUIT

In NANCY J. NEEDHAM; EDMUND R. DUPONT ET AL V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., ET AL, an action filed July 2000 in the Fifteenth Judicial Circuit in the State of Florida, two former officers and directors of the Company are seeking damages and injunctive relief arising out of the Company's refusal to provide legal opinion letters and to take other actions necessary to allow the former officers to convert restricted stock into unrestricted stock by an exemption under Rule 144 of the Securities and Exchange regulations. The plaintiffs have not specified the amount of damages they are seeking. The Company has filed a counterclaim to rescind all of the Plaintiffs' stock for lack and/or failure of consideration and other damages. In October 2001, the court denied summary judgment for the Plaintiffs. On November 14, 2002, the Company settled the litigation with the Needham/DuPont plaintiffs by agreeing to release the plaintiffs' stock from restriction and issuing a three year promissory note for $173,494 to reimburse the plaintiffs for its legal costs. The plaintiffs agreed to release the Company, its officers, and directors, except Mr. May and Mr. Halperin, the Company's former SEC counsel from any claims for damages. On November 18, 2002 a Notice of Voluntary Dismissal was filed with the court. In accordance with the provisions of FASB 5 paragraph 35, the Company has recorded the expense of settlement and the associated liability in its September 30, 2002 financial statements.

On or about July 2000, the Company entered into an indemnification agreement with Jack Halperin, Esq., our then SEC counsel, whereby the Company agreed to indemnify Mr. Halperin for all costs and damages incurred as a result of Mr. Halperin being named a defendant in the Needham/DuPont lawsuit filed against the Company, Mr. May and Mr. Halperin in July 2000. Mr. May executed this agreement on behalf of the Company. The agreement includes a provision that prohibits the Company from entering into any settlement agreement in the Needham/DuPont lawsuit unless such settlement agreement provides for the unconditional release of Mr. Halperin from any claim. On November 14, 2002, the Company settled the Needham/DuPont lawsuit without obtaining a full release for Mr. Halperin. The Company's Board of Directors is consulting with its current legal counsel to determine the validity of the indemnification agreement (see Note 8(C).

(ii)     ACT-AUSTRALIA LITIGATION

On December 6, 2001, Mr. Roger May, as Chairman and Chief Executive Officer of ACT-AU, sent a letter to the Company demanding full payment of all amounts due under the Stock Purchase Agreement between the Company and ACT-AU (the "Stock Purchase Agreement). This letter was dated six days after Mr. May was removed by the Board of Directors of the Company from all executive capacities including as President and Chief Executive Officer. Mr. May sent additional demand letters on December 11, 2001, and December 21, 2001. These demand letters threatened to exercise the rights granted to ACT-AU under its constitutional documents, which include exercising ACT-AU's lien over the shares registered in the name of the Company or declaring that those shares be forfeited. The Company believes that it has fully met its obligation under the Stock Purchase Agreement, which states that payments are only required to be paid to ACT-AU from those funds remaining after deduction of reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries as determined by its Board of Directors. At this time, the Company does not have sufficient funds available to pay to ACT-AU. On January 23, 2002, the Company filed suit against ACT-AU and Roger May in the Supreme Court of Victoria at Melbourne, Australia to protect its investment.

On  January  23,  2002,  the court  issued  an  interim  injunction  effectively enjoining and prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). The interim injunction was recently extended by the court until a final determination is made at trial.

On March 15, 2002, Advanced Communications (Australia) issued a press release stating that EntrePort Corporation ("EntrePort"), an AMEX listed company, executed "definitive documents" whereby EntrePort would acquire a minority interest in Advanced Communications (Australia) and Advanced Communications (Australia) would purchase a majority interest in EntrePort. Further, on March 14, 2002, Advanced Communications (Australia) entered into an Acquisition Agreement with EntrePort (the "Acquisition Agreement") which stated that Advanced Communications (Australia) "now plans to locate and establish a base of operations in the United States for the continued development, marketing and distribution of the SpectruCell product in the USA and Canada. Such base of operations will involve the establishment of engineering facilities, research and development, sales, marketing and distribution." The Acquisition Agreement also stated that EntrePort's name would be changed to "Advanced Communications USA, Inc." Mr. May resigned from the Company's Board of Directors one day before entering into the Acquisition Agreement.

The Company believes that the transaction with EntrePort as described in the Acquisition Agreement was inconsistent with our ownership rights to SpectruCell in North and South America acquired in the 1999 merger with Advanced Communications (Nevada) and under the interim License and Distribution Agreement dated July 5, 2000 which we entered into with Advanced Communications (Australia) to facilitate implementation of our rights in SpectruCell acquired in the 1999 merger. The Company therefore instructed its Australian lawyers to write to Advanced Communications (Australia) requesting an undertaking that it would not appoint EntrePort or any other person to market and distribute the SpectruCell technology in the exclusive territory in breach of the interim License Agreement. Advanced Communications (Australia) refused to provide the undertaking sought by the Company and, accordingly, the Company applied to the court for an order restraining Advanced Communications (Australia) from breaching the terms of the license agreement. On April 26, 2002, the court issued an interim order on the following terms:

          "Until the determination of the plaintiff's [i.e., Advanced Communications'] summons filed on 23 April 2002 or further order, the first defendant [i.e., Advanced Communications (Australia)], whether by itself or by its officers, employees, agents, attorneys, or any of them or otherwise, be restrained from appointing or agreeing to appoint in any way whatsoever EntrePort Corporation or any other person to distribute, sell, offer to sell or supply or otherwise deal in or with the wireless or terrestrial multi-protocols communication network technology known as SpectruCell (`Product') (incorporating the software which enables the Product to perform to its specifications, consisting of a set of instructions or statements in machine readable medium, and any enhancement or modification of that software (`Software') and related hardware performing part of the base station controller which processes and transmits mobile communications protocols such as AMPS, CDMA, TDMA GSM, W-CDMA, UMTS, 3G & Voice IP) in the United States of America, the North American and South American Continents (`Exclusive Territory') without the prior written consent of the plaintiff."

In mid-July 2002, Mr. May placed Advanced Communications (Australia) into an administrative insolvency proceeding in Australia, as a result of which the Company's stock interest in Advanced Communications (Australia) became worthless. Shortly thereafter, Mr. May appointed a receiver over the assets of Advanced Communications (Australia), including SpectruCell, based on a blanket security interest he had created in December 2001, in favor of Global Communications Technology Pty Ltd ("Global"), an entity owned and controlled by Mr. May and his son, Jason May. In mid-September 2002, Mr. May proposed a plan of company arrangement in the insolvency proceeding pursuant to which Advanced Communications (Australia)'s two main assets (its shares in Australon Enterprises Pty Ltd ("Australon") and the SpectruCell technology) will be disposed of with no benefit to the minority shareholders of Advanced Communications (Australia), which includes the Company. Advanced Communications (Australia)'s shares in Australon will be sold and a portion of the sale proceeds will go to third party creditors and to pay the expenses of administration. The balance of the sale proceeds will go to Global, the majority shareholder of Advanced Communications (Australia). Further, the SpectruCell technology will be transferred by the receiver to an entity owned and controlled by Mr. May. The plan of company arrangement was approved at a meeting of creditors held on September 26, 2002. The Company voted against the plan.

Shortly after the plan of company arrangement was adopted, Mr. May and Advanced Communications (Australia) filed a motion with the Australian Court to terminate the Court's injunctions in favor of the Company regarding the interim License Agreement. The motion to terminate the injunctions was based on statements made by Mr. May under oath to the effect that the SpectruCell technology in its current form had evolved from the original licensed technology and was no longer subject to the interim License Agreement and had not been subject to the interim License Agreement for the last two years. Neither Mr. May nor Advanced Communications (Australia) addressed the Company' ownership rights to SpectruCell in North and South America acquired in the 1999 merger with Advanced Communications (Nevada). This contention was directly contrary to numerous statements made by Mr. May, Advanced Communications (Australia) and others in various forums, including Internet posts, press releases, SEC filings and documents exchanged between the parties. Several days later, Advanced Communications (Australia) acting on Mr. May's instructions, sent a letter to the Company purportedly terminating the interim License Agreement on the basis that the Company is insolvent, as determined under Australian law, and that the Company's insolvency constitutes an irreparable event of default under the interim License Agreement.

The Company's initial response to the receiver's motion to terminate the injunctions and the receiver's purported termination of the interim License Agreement was to oppose them and seek leave of the Australian Court to apply for an injunction to prohibit Advanced Communications (Australia) from acting on the purported termination pending trial. The Australian Court granted the Company leave to do so. However, after considering the situation further and receiving advice of counsel, the Company made the strategic decision to alter its approach and withdraw from the Australian litigation. This decision was based on various factors, including the following: (i) the actions of Mr. May against the Company over the past 10 months, which in the Company's view demonstrated a consistent lack of good faith on his part that was unlikely to change; (ii) Mr. May's recent statement made under oath to the Australian Court that "It is important from the outset to understand that there was no SpectruCell product in 1999 and today there still is no SpectruCell product as it is clearly still in the development stage and at least 12 to 18 months from the final product stage.", which was contrary to previous information consistently provided by Mr. May to the Company and the public on that subject; (iii) the completion of the research and development of SpectruCell that is currently projected to require an additional U.S.$12 to $15 million; (iv) the Company's opinion that development of SpectruCell is unlikely to be completed and a product brought to successful commercialization under Mr. May's leadership; (v) the Company's limited resources at the present time are insufficient to enable it take all of the legal actions that would be necessary to defend and enforce its rights in Australia; and (vi) the need for the Company to use available funds to continue current operations so that its rights and viability will be meaningfully preserved for the future.

On October 25, 2002, we withdrew from the Australian litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation is that the interim License Agreement has been terminated and the existing injunctions issued by the Australia Court have been lifted and the purported termination of the interim License Agreement is not being challenged in the Australia Court. Notwithstanding this, the Company retains its rights to bring an action or actions for damages and other available legal and equitable relief against Mr. May, Advanced Communications (Australia) and other related and unrelated parties who have damaged it. In addition, we still retain ownership of the rights to SpectruCell and related technology acquired in the 1999 merger with Advanced Communications (Nevada), which were neither created by nor subject to cancellation under the interim License Agreement. The Company intends to protect these rights to the fullest extent it is able to do so, and anticipates that Mr. May and Advanced Communications (Australia) will not acknowledge these rights.

On November 11, 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement is terminated immediately due to the Company's insolvency. The effect of the purported Notice of Termination is to cancel the Company's stock interest in Advanced Communications (Australia). Consistent with our decision to withdraw from the Australia litigation, we have not challenged the purported termination of the Stock Purchase Agreement in the Australia Court. Given that Advanced Communications (Australia) is in an insolvency proceeding in Australia, is unlikely to emerge as an operating entity, and that the Company has written off its entire investment in Advanced Communications (Australia), the future financial impact of this on the Company is not believed to be significant.

(iii)    STAR MULTICARE SERVICES, INC.

In STAR MULTI CARE SERVICES, INC. V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., an action filed September 18, 2000 in the Fifteenth Judicial Circuit in the State of Florida, Star Multi Care Services, Inc. ("Star") sued the Company for alleged breach of contract and the recovery of a break-up or termination fee in excess of $50,000 in conjunction with the Company's alleged failure to consummate a proposed merger with Star in January 2000.

NOTE 9.  GOING CONCERN
----------------------

The Company's consolidated financial statements for the three months ended September 30, 2002, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company's net loss of $684,112 for the three months ended September 30, 2002, working capital deficiency of $2,552,579 and stockholders' deficiency of $5,430,005, raise substantial doubt about its ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. Management anticipates that the issuance of securities will generate sufficient resources for the continuation of the Company's operations.

Based on the Company's loss from operations, working capital deficiency and stockholders' deficiency, there is doubt regarding its ability to continue as a going concern. Of the $4,332,693 loss incurred during the fiscal year ended June 30, 2002, $3,229,439 was non-cash, a major portion of which was a non-recurring charge for the impairment of a long-lived asset. Cash required by operations amounted to $1,103,254. The Company raised $1,459,206 by issuing stock and debt. Management is of the opinion that funds for the next fiscal year can be obtained by issuing additional stock and debt. Management anticipates that future operations will generate sufficient cash to offset operating expense.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10.   SUBSEQUENT EVENTS
----------------------------

On October 10, 2002, the Company's Board of Directors approved the issuance of 100,000 shares each to Messrs. Danson, Prouty, Lichtman, Roche and Finch, having a value of $1,000 each in partial satisfaction of unpaid prior legal and consulting fees. These shares were issued on December 5, 2002.

In November 2002, Advanced Communications entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., whereby it agreed to issue and sell Two Hundred Fifty Thousand Dollars ($250,000) of secured convertible debentures. These secured convertible debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. These secured convertible debentures accrue interest at a rate 10% per year and are convertible at the holder's option. At Advanced Communications' option, these debentures may be paid in cash or redeemed at a 20% premium on or before December 15, 2002 and at a 50% premium after December 15, 2002 and prior to November 2004. In connection with the Securities Purchase Agreement, Advanced Communications entered into a Security Agreement in favor of Cornell Capital Partners, L.P. whereby it granted a security interest in all of its assets as security for its obligations under the secured convertible debentures, as well as all other obligations of Advanced Communications to Cornell Capital Partners, L.P. whether arising before, on or after the date of the Security Agreement, including, without limitation, those obligations of Advanced Communications to Cornell Capital Partners, L.P. under the convertible debentures dated January 2002.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

                             ADVANCED COMMUNICATIONS
                       TECHNOLOGIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
   Advanced Communications Technologies, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Advanced Communications Technologies, Inc., and Subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended June 30, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Advanced Communications Technologies, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years ended June 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company's significant net loss of $4,332,693 for the year ended June 30, 2002, a working capital deficiency of $3,252,643, and a stockholders' deficiency of $4,940,050, raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 11. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.


Boca Raton, Florida
September 7, 2002 (except for Note 12 (A) and (B) as to which date is December 4, 2002)


               ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2002 AND JUNE 30, 2001

                                                                          June 30,
                                                                    2002           2001
                                                             -------------------------------
                                             ASSETS
                                             ------
   CURRENT ASSETS
   Cash                                                      $       11,093   $        6,816
   Prepaid Expenses                                                       -           10,000
                                                              --------------  ---------------
   TOTAL CURRENT ASSETS                                              11,093           16,816
                                                              --------------  ---------------

   PROPERTY AND EQUIPMENT (NET)                                      17,274           19,599
                                                              --------------  ---------------
   OTHER ASSETS
   Purchase Goodwill-ACT-AU                                               -        2,000,000
   Security Deposits                                                 13,225            5,525
   Other Receivables                                                  9,927                -
   Deferred Bond Financing Costs, net of accumulated
   amortization                                                      63,333                -
                                                              --------------  ---------------
   TOTAL OTHER ASSETS                                                86,485        2,005,525
                                                              --------------  ---------------

TOTAL ASSETS                                                  $     114,852   $    2,041,940
------------                                                  ==============  ===============


                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                            ----------------------------------------
LIABILITIES

   CURRENT LIABILITIES
   Accounts Payable                                           $     872,493   $      844,205
   Accrued Compensation                                             172,183          479,050
   Note Payable-Grassland                                                 -          118,530
   Loan Payable to Shareholder                                    1,055,736          796,000
   12% Convertible Debentures                                       100,407          200,750
   5% Convertible Debentures                                      1,000,000                -
   Interest Payable                                                  62,917                -
                                                              --------------  ---------------
   TOTAL CURRENT LIABILITIES                                      3,263,736        2,438,535

   LONG-TERM LIABILITIES
   Note Payable-ACT-Australia                                     1,791,166        2,173,167
                                                              --------------  ---------------
   TOTAL OTHER LIABILITIES                                        1,791,166        2,173,167
                                                              --------------  ---------------

TOTAL LIABILITIES                                                 5,054,902        4,611,702
                                                              --------------  ---------------

STOCKHOLDERS' DEFICIENCY
   Preferred Stock, $.01 Par Value, 25,000,000 Shares
   Authorized, none issued and outstanding                                -                -
   Common Stock, No Par Value, 200,000,000 and
   100,000,000 Shares Authorized, 114,102,622 and
   94,489,916 shares issued and outstanding, respectively        25,471,098       22,696,193
   Common Stock to be issued, 833,334 shares                              -          250,000
   Deferred Commitment fees, net of accumulated amortization       (562,500)               -
   Accumulated Deficit                                          (29,848,648)     (25,515,955)
                                                              --------------  ---------------
   TOTAL STOCKHOLDERS' DEFICIENCY                                (4,940,050)      (2,569,762)
                                                              --------------  ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                $      114,852  $     2,041,940
----------------------------------------------                ==============  ===============


                   See accompanying notes to consolidated financial statements.


                                                 F-17

               ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001

                                                                2002                 2001
                                                           -------------        --------------

SALES                                                      $           -        $     50,000
COST OF SALES                                                          -             (57,310)
                                                          --------------       --------------
GROSS PROFIT (LOSS)                                                    -              (7,310)
                                                          --------------       --------------
OPERATING EXPENSES
    Amortization and Depreciation                                508,167            1,051,169
    Professional and Consulting Fees                           1,218,631            1,782,364
    Other Selling, General and Administrative Expenses           407,772              501,048
    Stock-Based Compensation                                     180,000                    -
                                                           --------------       --------------

TOTAL OPERATING EXPENSES                                       2,314,570            3,334,581
                                                           --------------       --------------

(LOSS) FROM OPERATIONS                                        (2,314,570)          (3,341,891)
                                                           --------------       --------------

OTHER EXPENSES
    Interest expense                                            (318,123)             (10,332)
    Loss from investment                                               -           (3,571,654)
    Loss from impairment of goodwill                          (1,700,000)         (12,399,864)
    Loss on investment acquisition deposit                             -             (425,000)
    Realized loss on decline in marketable securities                  -               (6,825)
                                                           --------------       --------------

TOTAL OTHER (EXPENSES)                                        (2,018,123)         (16,413,675)
                                                           --------------       --------------

(LOSS) BEFORE EXTRAORDINARY GAIN                              (4,332,693)         (19,755,566)

EXTRAORDINARY GAIN
    Gain on extinguishment of debt                                     -               23,000
                                                           --------------       --------------

NET (LOSS)                                                    (4,332,693)       $ (19,732,566)
----------                                                 ==============       ==============

Net (Loss) Per Share - Basic and Dilutive                  $       (0.04)       $       (0.22)
                                                           ==============       ==============

Weighted Average Number of Shares
Outstanding During the Period - Basic and Dilutive         $ 100,576,484           87,976,428
                                                           ==============       ==============


                See accompanying notes to consolidated financial statements.

                                              F-18

                                       ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                                           FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001


                                                                                            COMMON STOCK TO
                                                         COMMON STOCK                          BE ISSUED        COMMON     DEFERRED
                                                   ------------------------  ACCUMULATED --------------------   STOCK     COMMITMENT
                                                      SHARES      AMOUNT       DEFICIT    SHARES     AMOUNT    ADVANCES      FEES
                                                   ------------ ----------- ------------ --------- ---------- ---------- -----------

BALANCE AT JUNE 30, 2000                            82,227,280  $16,865,441  (5,783,389)                      $(375,000)           -

Stock issued for cash                                3,060,600      642,726
Stock warrants issued for cash                                      275,454
Stock to be issued                                                                         833,334  $ 250,000
Stock issued for offering costs                        250,000
Stock issued for services                            1,051,491      328,870
Stock issued for extinguishment of debt              6,597,000    4,545,902
Stock issued for conversion of convertible debt      1,803,545      412,800
Common stock retired                                 (500,000)    (375,000)                                    375,000
Net (loss) for the year                                                      (19,732,566)
                                                   ---------------------------------------------------------------------------------
BALANCE AT JUNE 30, 2001                            94,489,916  $22,696,193 $(25,515,955)  833,334  $ 250,000        -             -
                                                   ---------------------------------------------------------------------------------


Stock issued for services                            6,334,679      677,634               (33,334)   (10,000)
Stock issued for extinguishments of debt             1,190,000      357,001
Stock issued for conversion of convertible debt      4,250,000      100,343
Stock issued for cash                                1,233,333      260,000              (800,000)  (240,000)
Stock warrants issued for cash                               -      110,000
Stock issued for offering costs                        137,727            -
Stock and warrants issued from repricing
of previously issued shares                          2,146,967            -

Stock issued to Directors for services               1,000,000      180,000

Stock issued for commitment fees                     3,000,000      750,000                                              $ (562,500)
Capital contribution                                         -        9,927
Stock issued in settlement of lawsuit                  320,000       80,000

Interest on beneficial conversion -
  Convertible Debentures                                     -      250,000

Net (loss) for the year                                                       (4,332,693)
                                                   ---------------------------------------------------------------------------------

BALANCE AT JUNE 30, 2002                           114,102,622  $25,471,098 $(29,848,648)        -  $     -   $          $ (562,500)
                                                   =================================================================================

                                  See accompanying notes to consolidated financial statements.


                                                              F-19

               ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001


                                                                   2002                2001
                                                             --------------       --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net (Loss)                                                   $   (4,332,693)      $ (19,732,566)
Adjustments to reconcile net loss to net cash used:
Depreciation and amortization                                       508,167           1,051,169
Realized loss on decline in marketable securities                         -               6,825
Stock issued for services                                           847,634             328,870
Stock issued in settlement of lawsuit                                80,000
Gain on extinguishment of debt                                            -             (23,000)
Loss from investment                                                      -           3,571,654
Loss from impairment of goodwill                                  1,700,000          12,399,864
Accrued compensation                                               (306,867)            247,500
Interest Expense on Beneficial Conversion Feature                   250,000                   -
Changes in operating assets and liabilities:
(Increase) decrease in assets
  Prepaid expense                                                    10,000              36,118
  Deposits and other                                                  7,700              40,000
Increase (decrease) in liabilities:
  Accounts payable                                                   28,288             633,235
  Interest payable                                                   62,917              10,332
  Deferred revenue and other                                         41,600             (50,000)
                                                             ---------------      --------------
     Net cash used in operating activities                       (1,103,254)         (1,479,999)
                                                             ---------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Loan to unconsolidated affiliated company                                 -            (247,608)
Purchase of fixed assets                                             (1,675)             (8,411)
Repayment of loan to unconsolidated affiliate                       (25,000)                  -
                                                             ---------------      --------------
    Net cash used in investing activities                           (26,675)           (256,019)
                                                             ---------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
Repayment of note payable                                          (118,530)                  -
Loan proceeds from shareholder                                      259,736             544,500
Proceeds from stock to be issued                                          -             250,000
Proceeds from issuance of common stock
and warrants net of offering costs                                  130,000             918,180
Proceeds from issuance of convertible debentures, net               889,000
Proceeds from short-term loan, net of financing fees                299,000                   -
Repayment of short-term loan                                       (325,000)                  -
                                                             ---------------      --------------
     Net cash provided by financing activities                    1,134,206           1,712,680
                                                             ---------------      --------------

Net increase (decrease) in cash                                       4,277             (23,338)

Cash and cash equivalents at beginning of year                        6,816              30,154
                                                             ---------------      --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $       11,093       $       6,816
----------------------------------------                     ===============      ==============

                  See accompanying notes to consolidated financial statements.


                                             F-20

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended June 30, 2002, the Company issued 1,190,000 shares of common stock, valued at $357,001, in partial payment of notes payable held by a related Australian corporation, in whom we hold a 20% investment, and a non-related company (See Notes 6(B) and 8(D)).

During the year ended June 30, 2002 the Company issued 4,250,000 shares of common stock, valued at $100,343, for the conversion of convertible debentures.

During the year ended June 30, 2001, the Company issued 6,597,000 shares of common stock, valued at $4,545,902, in partial payment of notes payable held by a related Australian corporation, in whom we hold a 20% investment, and a non-related company (See Notes 6(B) and 8(D)).

During the year ended June 30, 2001, the Company issued 1,803,545 shares of common stock, valued at $412,800, for the conversion of convertible debentures.

NOTE 1.  PRINCIPLES OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------

(A) ORGANIZATION
----------------

The Company was formed on April 30, 1998 and was inactive from its date of formation until April 1999 when it acquired all of the issued and outstanding stock of Media Forum International, Inc. ("MFI") in a reverse merger. The merger was treated as an acquisition of all of the assets of MFI and as a recapitalization of the Company. In July 1999, the Company formed Advanced Global Communications, Inc. ("AGC") as a wholly owned subsidiary to conduct its international telephone network distribution business. On January 31, 2000, the Company acquired all of the then issued and outstanding shares of SmartInvestment.com, Inc. ("Smart") an inactive reporting company, for 200,000 shares of restricted common stock. The Company elected successor issuer status to become a fully reporting company. The Company treated the purchase as a recapitalization, and has not recorded any goodwill associated with the acquisition. On April 5, 2000, the Company acquired a 20% equity ownership interest in Advanced Communications Technology (Australia) Pty Ltd ("Advanced Communications (Australia)"), an unconsolidated affiliated entity. The Company is currently in litigation over its ownership rights. See Note 10(B)(iv). On July 5, 2000, the Company entered into a License and Distribution Agreement with Advanced Communications Technologies (Australia) Pty Ltd. pursuant to which the Company has the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. The License and Distribution Agreement is effective for an indefinite period. The parties to this License and Distribution Agreement are currently involved in litigation in connection with this agreement. (See Note 10(B)(iv). In July 2000, the Company formed Australon USA, Inc. ("Australon"), a Delaware corporation owned 50% by the Company and 50% by Australon Enterprises Pty., Ltd., a publicly traded company listed on the Australian Stock Exchange and a 66% owned subsidiary of Advanced Communications (Australia). In November 2000, the Company formed Advanced Network Technologies
(USA), Inc. ("ANT"), a Delaware corporation owned 70% by the Company and 30% by Advanced Communications (Australia). Both Australon and ANT are inactive and have never been operational. Australon Enterprises Pty Ltd is an Australian public company that manufactures and distributes remote monitoring devices for homes and businesses such as remote meter reading and residential automated gateway devices. While Mr. May, our former CEO and Chairman of the Board has a significant ownership interest in Australon Enterprise Pty, through his ownership interest in ACT AU, he is not involved in Australon `s daily management or business operations and is not represented on its Board of Directors. The joint venture relationship was established while Mr. May controlled both companies. Presently, the company is not in negotiations with
Australon Enterprises Pty and will not enter into any discussions with Australon's management until the Company's lawsuit with Advanced Communications (Australia)Advanced Communications (Australia) and Mr. May is resolved. Australon USA, Inc is inactive and will remain inactive for the foreseeable future.

The Company will account for the future results of operations, if any, of Australon on an equity basis and ANT on a consolidated basis.

The Company is a marketing company whose primary activity is the ownership of the rights to the SpectruCell technology including a License and Distribution Agreement and its investment in Advanced Communications (Australia). The Company expects to generate revenue from the marketing and distribution of Advanced Communications (Australia)'s software defined radio based wireless communication product "SpectruCell". The Company has not generated any meaningful revenue to date.

(B) PRINCIPLES OF CONSOLIDATION
-------------------------------

The accompanying consolidated financial statements include the accounts of the Company and its inactive subsidiaries AGC, Australon and ANT. All significant intercompany transactions and balances have been eliminated in consolidation. The Company accounts for its investment in Advanced Communications (Australia), a non-consolidated affiliate (a 20-50% owned company over which the Company does not exercise control) under the equity method of accounting.

(C) USE OF ESTIMATES
--------------------

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

The carrying amounts of the Company's accounts payable, accrued liabilities, debentures, and loans payable approximates fair value due to the relatively short period to maturity for these instruments.

(E) MARKETABLE SECURITIES
-------------------------

Management determines the appropriate classification of its investments at the time of acquisition and reevaluates such determination at each balance sheet date. Available-for-sale securities are carried at fair value, with unrealized losses, reported as a separate component of stockholders' equity.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

(F) PROPERTY AND EQUIPMENT
--------------------------

Property and equipment are stated at cost and depreciated, using accelerated methods, over the estimated useful lives of 5 years.

(G) LONG-LIVED ASSETS
---------------------

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

(H) INCOME TAXES
----------------

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

There was no current income tax expense for the fiscal years ended June 30, 2002 and 2001 due to net operating losses in both periods. Any deferred tax asset arising from the future benefit of the Company's net operating loss carryforward, of approximately $13,948,000, has been fully reserved.

(I) COMPREHENSIVE INCOME
------------------------

The Company accounts for Comprehensive Income (Loss) under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components.

(J) REVENUE RECOGNITION
-----------------------

For the fiscal year ended June 30, 2001, revenue was generally recognized at the time telephone service minutes were used and based on the volume of call service provided to customers and processed by the Company's contractual service providers. The Company recognized no revenue for the fiscal year ended June 30, 2002.

(K) CONCENTRATION OF CREDIT RISK
--------------------------------

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(L) LOSS PER SHARE
------------------

Basic and dilutive net loss per common share is computed based upon the weighted average common shares outstanding.

(M) NEW ACCOUNTING PRONOUNCEMENTS
---------------------------------

The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

SFAS No. 142 is effective for years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted. The Company intends to adopt the provisions of SFAS 142 in its financial statements for the fiscal year ended June 30, 2002.

Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for years beginning after June 15, 2002, with earlier application encouraged.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

With the exception of the adoption of SFAS No. 142 (See Note 2), the adoption of these pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2.  INVESTMENT IN UNCONSOLIDATED AFFILIATE
-----------------------------------------------

In April 2000, the Company acquired 20% of the common stock of Advanced Communications (Australia), an unconsolidated affiliate. The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 (See Note 1(A) and Note 6(B)) and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill.

The Company's 20% interest in Advanced Communications (Australia) was accounted for using the equity method of accounting and was stated at the amortized cost of goodwill and the equity in undistributed earnings since acquisition. The equity in earnings of Advanced Communications (Australia) was adjusted for the amortization of the goodwill, as discussed above. During the year ended June 30, 2001, the Company reduced the carrying value of its unconsolidated equity investment in Advanced Communications to $2,000,000 based on management's evaluation of Advanced Communications (Australia)'s fair market value. This adjustment was required by FASB 121 ("Accounting for Impairment of Long-Lived

Assets") and APB 18 ("The Equity Method of Accounting for Investments in Common Stock"). Such pronouncements require the annual evaluation of long-lived assets for impairment.

Advanced Communications (Australia) had a current period operating loss combined with a history of operating losses due to the fact that Advanced Communications (Australia) has been in development stage activities since inception and has not generated any sales revenue for its products. Advanced Communications
(Australia)'s projections of estimated future cash flows could not be objectively verified because Advanced Communications (Australia) had not completed scheduled field trials of the SpectruCell product, a requisite before sales can be recognized. Based on these factors, management completely wrote-off its investment in Advanced Communications (Australia) and wrote-down its investment in Advanced Communications (Australia)'s goodwill to $2,000,000 based on the fair market value of Advanced Communications (Australia)'s 66% majority ownership interest in Australon Enterprises, Ltd, a publicly traded Australian company.

Amortization was computed on a straight-line basis over fifteen years until June 30, 2001 when the Company re-assessed the life of the goodwill to be 5 years. This change coupled with the write down of goodwill resulted in a reduction of Goodwill amortization on a quarterly basis from $261,542 to $100,000. The amortization of goodwill charged to income for the fiscal years ended June 30, 2002 and June 30, 2001 was $300,000 and $1,046,169, respectively.

Due to litigation by the Australian Tax Office against Advanced Communications (Australia) and Advanced Communications (Australia)'s subsequent filing on or about July 18, 2002 for protection under Australia's insolvency laws by appointing an Independent Administrator to take over its business and affairs (see Note 10(B)(iv)), management has determined that its remaining goodwill investment is impaired pursuant to the provisions of SFAS 142. Accordingly, the Company has written off the balance of its unamortized goodwill of $1,700,000 during the fiscal year ended June 30, 2002.

The components of the Company's investment in its unconsolidated affiliate Advanced Communications (Australia) at June 30, 2002 are as follows:

                                      INVESTMENT      GOODWILL          TOTAL
                                    -------------- ------------- ---------------
At acquisition                       $  3,657,472  $ 15,692,528  $  19,350,000

Cumulative Investment loss             (3,657,472)            --    (3,657,472)
Amortization of goodwill                        --   (1,292,664)    (1,292,664)
Impairment of goodwill                          --   12,399,864)   (12,399,864)
                                    -------------- ------------- ---------------
Balance at June 30, 2001             $          --  $ 2,000,000  $   2,000,000

Cumulative amortization of goodwill
  through March 31, 2002                               (300,000)      (300,000)
Impairment of goodwill                          --   (1,700,000)    (1,700,000)
                                    -------------- ------------- ---------------
Balance at June 30, 2002             $          --  $         -- $           --
                                    ==============  ============ ===============

NOTE 3.  REALIZED LOSS ON DECLINE IN MARKETABLE SECURITIES
----------------------------------------------------------

The Company's marketable securities were comprised of equity securities, all classified as available-for-sale, which were carried at their fair value based upon the quoted market prices of those investments at June 30, 2001 and 2000. Declines in the fair value that are other than temporary result in write-downs of the securities and are included in earnings as realized losses. The Company determined there was a permanent decline in the fair value of these securities and at June 30, 2001 the Company wrote down these securities to their fair value of $0. This resulted in $6,825 being recognized in the statements of operations as a realized loss on decline in marketable securities for the year ended June 30, 2001.

NOTE 4.  PROPERTY AND EQUIPMENT
-------------------------------
                                                       2002            2001
                                                   -----------    -----------
          Computer and office equipment            $    32,909    $    31,234
          Less:  Accumulated depreciation             (15,635)       (11,635)
                                                   -----------    -----------
          Property and equipment - net                  17,274         19,599
                                                   ===========    ===========

Depreciation expense for the years ended June 30, 2002 and 2001 was $4,000 and $5,000, respectively.

NOTE 5.  ACCRUED COMPENSATION
-----------------------------

The Company had an oral agreement with Mr. Roger May to serve as the Chief Executive Officer of the Company. Mr. May agreed to defer payment of the amounts owed him pursuant to the oral agreement due to the Company's lack of funds. The Company owed Mr. May $479,050 at June 30, 2001. On November 30, 2001, Mr. May was removed as the Company's Chief Executive Officer. Subsequent to that date, Mr. May was not entitled to receive any additional compensation from the Company.

At the request of the Company's Board of Directors, the Compensation Committee conducted a review of the nature of the past services provided by Mr. May to the Company to determine whether a portion of such services are more properly allocable to the Company's unconsolidated Australian affiliate. At the Company's March 26, 2002 Board of Director's meeting, the Board of Directors unanimously approved the recommendation of the Compensation Committee to reduce Mr. May's prior accrued compensation by $394,361 representing services Mr. May performed for Advanced Communications (Australia)Advanced Communications (Australia), leaving a balance of $172,183 at June 30, 2002.

 NOTE 6. NOTES AND LOAN PAYABLE
 ------------------------------

(A) NOTE PAYABLE-GRASSLAND
--------------------------

MFI was obligated to pay $150,000 to a company (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the Payee. However, a dispute arose as to whether the Payee authorized the issuance of the shares. The Payee filed a suit during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the matter for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. The Company made a payment of $50,000 by June 30, 2000. The $150,000 remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by the Company. The revised obligation was to be paid by August 14, 2000. The Company defaulted on this revised payment obligation and a judgment against the Company was entered. In October 2000, the Company sold the 75,000 shares of stock realizing $41,802 which it remitted in partial repayment of its outstanding debt. As of June 30, 2001, the Company's remaining balance and accrued interest on this obligation was $118,530. An additional $4,206 of interest was accrued on this note and on October 19, 2001 the Company paid the obligation in full. On October 24, 2001 the Company received notice from the court that the judgment has been satisfied.

(B) NOTE PAYABLE TO ADVANCED COMMUNICATIONS (AUSTRALIA)
-------------------------------------------------------

The Company had a non-interest bearing and unsecured note payable to Advanced Communications (Australia) of $7,500,000 as of April 5, 2000 (See Note 2). The note was payable in three equal monthly installments commencing on May 31, 2000. Under the terms of the Stock Purchase Agreement with Advanced Communications (Australia), the monthly installment payments were extended without interest to allow for the Company , on a best efforts basis, to raise the cash portion of the purchase price through a private or public offering of securities. There are no default or penalty provisions under the terms of the Stock Purchase Agreement. Upon raising funds pursuant to a private or public offering, the Company shall only be obligated to repay Advanced Communications (Australia)'s note with those funds remaining after deduction for reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries, as determined by the Company's Board of Directors.

The following schedule represents payments on such debt by issuance of restricted common stock to either Advanced Communications (Australia) or creditors or employees of Advanced Communications (Australia). Such transactions were recorded at the market price of the stock at date of issuance.

                                         SHARES
           DATE                  OF COMMON STOCK ISSUED          VALUE
      -----------------------  --------------------------  -----------------

      September 2000                    5,000,000                $ 3,500,000
      October 2000(1)                     460,000                    460,000
      June 2001                         1,137,000                    567,100
      September 2001                    1,190,000                    357,001
                                      -----------                -----------
                                        7,787,000                $ 4,884,101
                                      ===========                ===========


(1) This transaction resulted in a gain on extinguishment of debt of $23,000.


During the fiscal years ended June 30, 2002 and 2001 the Company repaid $25,000 and $247,608 of the obligation in cash, respectively.

Pursuant to the terms of the April 5, 2000 Stock Purchase Agreement between the Company and Advanced Communications (Australia), the Company has elected to reduce its outstanding loan balance by $552,125 for funds previously advanced to Advanced Communications (Australia).

As of June 30, 2002, the balance of the Company's obligation to Advanced Communications (Australia) was $1,791,166. The Company is currently in litigation with Advanced Communications (Australia) regarding the attempt by Mr. May and Advanced Communications (Australia) to lien or transfer the Company's shares in Advanced Communications (Australia) for alleged nonpayment of the Company's obligation (See Note 10 (B)(iv.)).

(C) LOAN PAYABLE TO SHAREHOLDER
-------------------------------

As of June 30, 2002 and 2001, the Company owed Global Communications Technology Pty Ltd., an Australian company wholly-owned by Mr. May, a former officer and director of the Company, $1,055,736 and $796,000 respectfully, for funds advanced to the Company to provide working capital. This loan is non-interest bearing and unsecured, and has no scheduled date for repayment. The Company believes that the loan is not due upon demand. However, since the actual repayment terms are not known with any specificity because the terms are not confirmed in a written document, the loan has been classified as a current liability.

(D) SHORT TERM LOAN PAYABLE
---------------------------

On December 13, 2001 the Company entered into a 90 day $325,000 Promissory Note (the "Note") with Cornell Capital Partners, LP. The Note bore interest at 12% and was secured by a Guaranty and Pledge Agreement executed by three stockholders. The Company realized $269,000 of net proceeds after financing costs and legal fees. The Note was repaid on January 14, 2002 with proceeds from the Company's $1 million Convertible Debenture (See Note 7(B)).

NOTE 7.  CONVERTIBLE DEBENTURES
-------------------------------

(A) AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC
-----------------------------------------------------------------

On September 30, 1999, the Company entered into secured convertible debentures purchase agreements with two investors, who were also stockholders of the Company, whereby the Company sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, which were convertible into shares of the Company's Common Stock. In addition, on September 30, 1999, the Company issued another convertible debenture to Bank Insinger de Beaufort N.V. in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

The Company further reduced these bonds payable by offsetting a related bond receivable in the amount of $36,450.

Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of convertible debentures into 860,378 shares of the Company's restricted common stock.

In December 2000, Bank Insinger de Beaufort N.V. converted its $150,000 note, inclusive of accrued and unpaid interest into 943,167 shares of the Company's restricted common stock.

On April 24, 2002 the Company entered into a Settlement Agreement with the two note holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the note holders agreed to dismiss their lawsuit and convert their remaining unpaid obligation, inclusive of accrued and unpaid interest, into 8,500,000 shares of the Company's common stock, payable over a 180-day period. On April 24, 2002 and June 4, 2002, the Company issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively (See
Note 10(B)) for a total debt reduction of $100,343.

As of June 30,  2002 and June 30,  2001,  $100,407  and  $200,750 of 12% Secured
Convertible Debentures, respectively remain outstanding.

On August 26, 2002, the Company issued its third set of shares to AJW Partners, LLC (1,460,725 shares) and New Millennium Capital Partners II, LLC (664,275 shares). The final delivery of shares is due on or about October 21, 2002.

(B) CORNELL CAPITAL PARTNERS, LP
--------------------------------

In January 2002, the Company issued, in the aggregate, $1 million of 5% Convertible Debentures to Cornell Capital Partners, LP and other investors.

These debentures are convertible into shares of common stock at a price equal to either (a) an amount equal to 120% of the closing bid price of the common stock as of the closing date or $.40, whichever is higher, or (b) an amount equal to 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. These convertible debentures accrue interest at a rate of 5% per year and are convertible at the holder's option. These convertible debentures have a term of two years. At the Company's option, these debentures may be paid in cash at maturity or redeemed at a 20% premium prior to January 2004.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

The Company accrued $22,917 of interest as of June 30, 2002 on these debentures.

The Company realized $564,000 of net proceeds after financing fees, closing costs and the repayment of the $325,000 ninety-day short-term note (See Note 6(D)).

The Company incurred $80,000 of financing costs associated with the 5% Convertible Debentures that is being amortized over the life of the debentures. Amortization of $16,667 was expensed for the fiscal year ended June 30, 2002.

NOTE 8.  STOCKHOLDERS' DEFICIENCY
---------------------------------

On September 11, 2001, the Company's stockholders authorized a change in the Company's Articles of Incorporation increasing the authorized no par value common shares from 100,000,000 to 200,000,000 and providing for a class of

25,000,000 $.01 par value shares of preferred stock which will have such terms as the Board of Directors shall determine from time to time. A Certificate of Amendment to the Company's Articles of Incorporation incorporating the above changes was filed on September 27, 2001.

(A) PRIVATE PLACEMENT
---------------------

During the period of December 2000 to August 2001, pursuant to a private placement, the Company issued 4,293,933 shares of common stock and 4,293,933 warrants at $.30 per share. The Company received $1,288,180 from investors, which included $250,000 for stock not yet issued as of June 30, 2001 (which was subsequently issued during the year ended June 30, 2002) and $275,454 for warrants.

For the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 137,727 and 250,000 shares of common stock, valued at $75,000 and $41,318 respectively, in payment of offering costs incurred. The value assigned to this stock was based on the private placement memorandum of $.30 per share. The value of the common stock has been charged to equity as direct costs to the offering.

The fair market value of the warrants, aggregating $110,000 and $275,454 at June 30, 2002 and June 30, 2001, respectively, was estimated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 49.84%, risk-free interest rate 4.22%, expected option life 2 years. At June 30, 2002, no warrants have been exercised.

On February 27, 2002, the Company's Board of Directors approved a resolution to reprice the private placement offering from $.30 per share to $.20 per share. The Board of Directors repriced these shares due the delay in registering the shares sold to investors in such private placement. The Company did not receive any consideration for the repricing of the shares. The repricing resulted in the additional issuance of 2,146,967 of its restricted common stock and warrants to the 23 investors that previously subscribed to the Company's private placement. The exercise price of the underlying warrants will remain at $.30 per share.

(B) EQUITY LINE OF CREDIT FACILITY
----------------------------------

On January 10, 2002, the Company entered into a $30 million Equity Line of Credit facility with Cornell Capital Partners, LP. Pursuant to the Equity Line of Credit, the Company may, at its discretion, periodically issue and sell to Cornell Capital Partners, LP shares of common stock for a total purchase of $30 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $2 million in any 30-day period. Cornell Capital Partners, LP will purchase the shares of common stock for a 9% discount to the lowest closing bid price of the Company's common stock during the 5 trading days after a notice date. In addition, Cornell Capital Partners, LP will retain 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, paid in 2,960,000 shares of common stock. Cornell Capital Partners, LP intends to sell any shares under the Equity Line of Credit at the then prevailing market price. As of June 30, 2002, the Company has not drawn down any funds on this line.

The Company has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 40,000 shares of the Company's common stock, which was equal to $10,000 at a closing bid of $.25 on January 10, 2002.

For the fiscal year ended June 30, 2002, the Company recorded amortization expense of $187,500 in connection with the $750,000 two year commitment fees and the balance of $562,500 has been recorded as deferred commitment fees and classified as part of stockholders' deficiency (See Note 8(G)).

(C) STOCK ISSUED FOR SERVICES
-----------------------------

During the fiscal year ended June 30, 2001, the Company issued 1,051,491 shares of common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $328,870.

During the fiscal year ended June 30, 2002, the Company issued 6,334,679 shares of restricted common stock for services valued at $667,634. The stock was valued based on the quoted trading price on the grant dates.

(D) STOCK ISSUED FOR EXTINGUISHMENT OF DEBT
-------------------------------------------

During the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 6,597,000 and 1,190,000 shares of restricted common stock respectively, to Advanced Communications (Australia), its vendors and employees for the partial extinguishment of debt. The stock was valued based on the quoted trading price on the grant dates, which aggregated $4,545,902 and $357,001 respectively (See Note 6(B)).

(E) STOCK ISSUED TO DIRECTORS
-----------------------------

During the fiscal year ended June 30, 2002, the Company issued 200,000 shares of its restricted common stock having a value of $36,000 to each of its five current Directors for services rendered to the Company as directors during the two-year period ending September 30, 2002. The Company issued a total of 1,000,000 shares in the aggregate having a value of $180,000. The stock was valued based on the quoted trading price of the Company's stock on the date that the shares were granted to the individual directors.

(F) STOCK ISSUED IN SETTLEMENT OF LAWSUIT
-----------------------------------------

During the year ended June 30, 2002, the Company issued 320,000 shares of its restricted common stock having a value of $80,000 to the principals of WORLD IP in full settlement of the WORLD IP rescission lawsuit. The stock was valued based on the quoted trading price of the Company's stock on the date that the shares were granted (See Note 10B).

(G) STOCK ISSUED FOR PLACEMENT FEES
-----------------------------------

During the fiscal year ended June 30, 2002, the Company issued 2,960,000 shares of its restricted common stock having a value of $740,000 to Cornell Capital Partners, LP as a one-time commitment fee in connection with the $30 million Equity Line of Credit Agreement. The stock was priced at the closing bid price of $.25 per share on January 10, 2002. In addition, the Company issued 40,000 shares of its restricted common stock having a value of $10,000 to Westrock Advisors, Inc to advise it in connection with the Equity Line of Credit. The 40,000 shares were also priced at the closing bid price of $.25 on January 10, 2002.

(H) STOCK ISSUED FOR CONVERTIBLE DEBENTURES
-------------------------------------------

During the fiscal years ended June 30, 2002 and June 30, 2001, the Company issued 1,803,545 and 4,250,000 shares of stock to the 12% Convertible Debenture holders in extinguishments of $412,800 and $100,343 of Convertible Debentures respectively (See Note 10B).

NOTE 9. RELATED PARTIES
-----------------------

(A) GLOBAL COMMUNICATIONS TECHNOLOGY PTY LTD
--------------------------------------------

Global Communications Technology Pty Ltd., a related party, is wholly owned by Mr. May a principal stockholder of the Company (See Note 6(C)).

(B) ADVANCED COMMUNICATIONS TECHNOLOGY (AUSTRALIA) PTY. LTD.
------------------------------------------------------------

Advanced Communications Technology (Australia) Pty. Ltd., an Australian company, is 70% owned by Mr. May's wholly owned company, Global Communications Technology Pty Ltd. Advanced Communications Technologies (Australia) Pty Ltd placed itself into voluntary administration on or about July 18, 2002 (See Note 10B(iv)).

(C) LEGAL COUNSEL
-----------------

Certain of the Company's legal counsel are stockholders and directors of the Company.

NOTE 10. COMMITMENTS AND CONTINGENCIES
--------------------------------------

(A)      LEASE AGREEMENT
------------------------

The Company is a party to a three-year office lease commencing January 1, 2002 and ending December 31, 2004. The monthly rent is $7,634 inclusive of the cost of monthly parking. The minimum lease payment for the remaining life of the lease is $229,020. On August 1, 2002, the Company notified the landlord that it was relocating its office from California to New York. The Company has engaged Grubb & Ellis to find a suitable subtenant to assume all or a portion of the Company's remaining lease obligation.

The Company is a guarantor of Jason Webster's one-year residential lease which expires January 25, 2003. The Guaranty which was executed in January 2002 requires the Company to reimburse the landlord in the event of a default by Jason Webster, the former Director of Corporate Communications of the Company. The rent under the residential lease is $1,600 per month. The Company has not been required to perform under the Guaranty.

(B)      LEGAL MATTERS
-----------------------

(I)      NANCY J. NEEDHAM AND EDMUND R. DUPONT LAWSUIT

In NANCY J. NEEDHAM; EDMUND R. DUPONT ET AL V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., ET AL, an action filed July 2000 in the Fifteenth Judicial Circuit in the State of Florida, two former officers and directors of the Company are seeking damages and injunctive relief arising out of the Company's refusal to provide legal opinion letters and to take other actions necessary to allow the former officers to convert restricted stock into unrestricted stock under an exemption under Rule 144. The plaintiffs have not specified the amount of damages they are seeking. The Company has filed a counterclaim to rescind all of the Plaintiffs' stock for lack and/or failure of consideration and other damages. In October 2001, the Court denied summary judgment for the Plaintiffs. In July 2002 the court denied the Company's motion to dismiss. The Company believes that it has meritorious defenses to the suit and is vigorously defending the litigation.

(II)     WORLD IP INCORPORATED SETTLEMENT

In Advanced Communications Technologies, Inc., et al v. World IP Incorporated, et al, an action filed in the Fifteenth Judicial Circuit in the State of Florida, the Company sued World IP Incorporated, its subsidiaries and shareholders (collectively, "World") for breach of the terms of a Stock Subscription and Purchase Agreement between the parties dated November 10, 1999. The parties entered into Settlement and Rescission Agreements, pursuant to which all transactions between the parties including the Stock Subscription and Purchase Agreement, the issuance of World stock to the Company and the issuance of 500,000 shares of the Company's stock to World's shareholders were rescinded effective November 10, 1999. Further, World's shareholders were issued 320,000 shares of the Company's stock (See Note 8F) which will be registered pursuant to the Registration Statement currently on file with the Securities Exchange Commission. The lawsuit was dismissed by a Court order dated January 29, 2002.

(III)    AJW PARTNERS, LLC AND NEW MILLENNIUM CAPITAL PARTNERS II, LLC

On April 24, 2002, the Company entered into a Settlement Agreement with the two remaining September 1999 Convertible Debenture holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the Company is obligated to issue, over a 180 day period, 8,500,000 shares of its common stock in exchange for the dismissal of the lawsuit and in satisfaction of the remaining outstanding principal and accrued interest. The Company had the option, until July 23, 2002, to substitute cash in lieu of shares. On closing, the Company issued 1,460,725 and 664,275 shares of its common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively. A Stipulation and Order of Discontinuance was filed with and Ordered by the court on April 25, 2002 (See Note 7A). On June 4, 2002 the Company issued an additional 1,460,725 and 664,275 shares of common stock to AJW Partners LLC and New Millennium Capital Partners, II, LLC (See Notes 7(A) and 8
(H)).

(IV)     ADVANCED COMMUNICATIONS (AUSTRALIA)) LITIGATION

On December 6, 2001, Mr. Roger May, as Chairman and Chief Executive Officer of Advanced Communications (Australia), sent a letter to the Company demanding full payment of all amounts due under the STOCK PURCHASE AGREEMENT between the Company and Advanced Communications (Australia) (the "Stock Purchase Agreement). This letter was dated six days after Mr. May was removed by the Board of Directors of the Company from all executive capacities including as President and Chief Executive Officer. Mr. May sent additional demand letters on December 11, 2001, and December 21, 2001. These demand letters threatened to exercise the rights granted to Advanced Communications (Australia) under its constitutional documents, which include exercising Advanced Communications (Australia)'s lien over the shares registered in the name of the Company or declaring that those shares be forfeited. The Company believes that it has fully met its obligation under the Stock Purchase Agreement, which states that payments are only required to be paid to Advanced Communications (Australia) from those funds remaining after deduction of reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries as determined by its Board of Directors. At this time, the Company does not have sufficient funds available to pay to Advanced Communications (Australia). On January 23, 2002, the Company filed suit against Advanced Communications (Australia) and Roger May in the Supreme Court of Victoria at Melbourne, Australia to protect its investment.

On  January  23,  2002,  the Court  issued  an  interim  injunction  effectively enjoining and prohibiting Advanced Communications (Australia) from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" the Company's stock in Advanced Communications (Australia). The interim injunction was recently extended by the court until a final determination is made at trial.

On March 15, 2002, Advanced Communications (Australia) issued a press release stating that EntrePort Corporation ("EntrePort"), an AMEX listed company, executed "definitive documents" whereby EntrePort would acquire a minority interest in Advanced Communications (Australia) and Advanced Communications (Australia) would purchase a majority interest in EntrePort. Further, on March 14, 2002, Advanced Communications (Australia) entered into an Acquisition Agreement with EntrePort (the "Acquisition Agreement") which stated that Advanced Communications (Australia) "now plans to locate and establish a base of operations in the United States for the continued development, marketing and distribution of the SpectruCell product in the USA and Canada. Such base of operations will involve the establishment of engineering facilities, research and development, sales, marketing and distribution." The Acquisition Agreement also stated that EntrePort's name would be changed to "Advanced Communications USA, Inc." Mr. May resigned from the Company's Board of Directors one day before entering into the Acquisition Agreement.

The Company believes that the transaction with EntrePort as described in the Acquisition Agreement is inconsistent with the rights granted to it by Advanced Communications (Australia) in the License and Distribution Agreement dated July 5, 2000 pursuant to which the Company received the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. The Company therefore instructed its Australian lawyers to write to Advanced Communications (Australia) requesting an undertaking that it would not appoint EntrePort or any other person to market and distribute the SpectruCell technology in the exclusive territory in breach of the license agreement. Advanced Communications (Australia) refused to provide the undertaking sought by the Company and, accordingly, the Company applied to the Court for an order restraining Advanced Communications (Australia) from breaching the terms of the license agreement. On April 26, 2002, the Court issued an interim order that held that Advanced Communications (Australia), whether by itself or by its officers, employees, agents, attorneys or any of them is restrained from appointing or agreeing to appoint EntrePort Corporation or any other person to distribute, sell, offer to sell or supply the SpectruCell product and its related hardware in the U.S., and North and South Americas without the prior written consent of the Company.

EntrePort was added as a defendant to the proceedings.

On May 7, 2002, the Company received a notice alleging a breach from Advanced Communications (Australia) stating that Advanced Communications had breached its obligation under the License Agreement. In addition, on May 7, 2002, Advanced Communications (Australia) sent a termination notice formally terminating the License Agreement. The Company believes that the notice of breach and the termination notice are without merit and it is taking the necessary legal actions to prevent Advanced Communications (Australia) from terminating its rights under the License Agreement.

On May 8, 2002, the Court extended its April 26, 2002 order further restraining Advanced Communications (Australia) from "acting upon or taking any further steps in reliance upon" the notice of breach and termination notice. On May 27, 2002, the court held a full hearing on the injunction application, took the matter under advisement and indicated that it would rule on the matter in the near future.

A dispute also arose between Advanced Communication (Australia) and the Company as to whether the Company's SpectruCell license included military applications as well as commercial applications. Contrary to previous statements and understandings, Advanced Communications (Australia) claimed for the first time in or about March 2002 that military applications were not included under the Company's SpectruCell license, and that these rights were exclusively reserved to Advanced Communications (Australia). A dispute also arose between the parties as to whether the Company's SpectruCell license included marketing rights, in addition to distribution rights. Contrary to previous statement and understandings, Advanced Communications (Australia) claimed for the first time in or about March 2002 that the Company's SpectruCell license did not include marketing rights, and that these rights were exclusively reserved to Advanced Communications (Australia).

The Company disputed these claims and requested the court to expand the existing injunctions against Advanced Communications (Australia) to include marketing rights and military applications of SpectruCell technology in the Exclusive Territory and to continue the existing injunctions in effect until the trial on the case.

The marketing and military applications rights were relevant because the Company had been contacted by a major U.S. defense contractor that was bidding on a large U.S. Army project that involved a SpectruCell-type component that the contractor wanted the Company to provide for the project. The Company was also contacted at this time by another U.S. defense-related company regarding similar products. It was also relevant because it had become apparent that the best way to generate short term revenues for SpectruCell-related products was through military applications which were easier and less expensive to produce than the technically much more sophisticated commercial products being designed for public telephone system use.

The above-mentioned matters were argued before the court at a two-day hearing on May 27 and 28, 2002. The court took the matters under submission. On August 23, 2002, the court issued its ruling in which the judge held that all activity related to SpectruCell in the Exclusive Territory pending the trial, will be carried out by the Company and not Advanced Communications (Australia).

Based on this conclusion, the court issued a comprehensive preliminary injunction granting all the relief sought by the Company. Among other things, the injunction prohibits Advanced Communications (Australia), directly or indirectly, from taking any action in the Exclusive Territory with respect to marketing, distributing, selling or otherwise dealing with the SpectruCell technology (including the military applications thereof), except through and with the prior written consent of the Company.

The court's order also prohibited Advanced Communications (Australia) from licensing, marketing, distributing, selling or otherwise dealing with the SpectruCell technology, including military applications of the product, and from offering to do any of the foregoing, in the Exclusive Territory through any third party without the Company's prior written consent. The court's order also prohibited Advanced Communications (Australia) from entering into a license or sub-license agreement to market, distribute, sell, provide promotional material or otherwise deal with the SpectruCell technology, including military applications thereof, in the Exclusive Territory except to the company or at its request. The court's order also prohibited Advanced Communications (Australia) from granting any license to any third party to use, sub-license or reproduce the product in the Exclusive Territory, except at the request of the Company.

The court's order will remain in effect until the trial on the merits in the case. Simultaneously with making the above-described order, because Advanced Communications (Australia)'s administrator indicated that he had no intention of proceeding with the litigation at this time, the court ordered the proceeding to be taken off the fast-track "Commercial List" and returned to the regular track. According to the Company's Australian counsel, this means that the case will not proceed to trial for well over one year. At the present time the action is stayed because of the administration proceeding in which Advanced Communications (Australia) is involved and the above-mentioned injunctions remain in effect.

(V)      STAR MULTICARE SERVICES, INC.

In STAR MULTI CARE SERVICES, INC. V. ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., an action filed September 18, 2000 in the Fifteenth Judicial Circuit in the State of Florida, Star Multi Care Services, Inc. ("Star") sued the Company for alleged breach of contract and the recovery of a break-up or termination fee in excess of $50,000 in conjunction with the Company's alleged failure to consummate a proposed merger with Star in January 2000. The Company believes that the suit is without basis and is vigorously defending the alleged claim.

NOTE 11. GOING CONCERN
----------------------

The Company's consolidated financial statements for the fiscal year ended June 30, 2002, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company's net loss of $4,332,693 for the fiscal year ended June 30, 2002, working capital deficiency of $3,252,693 and stockholders' deficiency of $4,940,050, raise substantial doubt about its ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. Management anticipates that the issuance of securities will generate sufficient resources for the continuation of the Company's operations (See Note 8B).

Based on the Company's loss from operations, working capital deficiency and stockholders' deficiency, there is doubt regarding its ability to continue as a going concern. Of the $4,332,693 loss incurred during the fiscal year ended June 30, 2002, $3,229,439 was non-cash, a major portion of which was a non-recurring charge for the impairment of a long-lived asset. Cash required by operations amounted to $1,103,254. The Company raised $1,459,206 by issuing stock and debt. Management is of the opinion that funds for the next fiscal year can be obtained by issuing additional stock and debt. Management anticipates that future operations will generate sufficient cash to offset operating expense.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 12. SUBSEQUENT EVENTS
--------------------------

(A) ACT - AUSTRALIA LITIGATION  (SEE NOTE 10(B)(IV))
----------------------------------------------------

In July 2002, Advanced Communications (Australia) entered into an administrative insolvency proceeding in Australia. As a result of this insolvency proceeding, the Company's stock interest in Advanced Communications (Australia) became worthless. Further, the SpectruCell technology will be transferred by the receiver to an entity owned and controlled by Mr. Roger May. The plan of company arrangement was approved at a meeting held on September 26, 2002. The Company voted against the plan. Shortly after the plan of company arrangement was adopted, Advanced Communications (Australia) filed a motion with the Australian Court to terminate the Court's injunctions against it regarding the interim License Agreement. Advanced Communications (Australia) sent a letter to the Company purportedly terminating the interim License Agreement on the basis that Advanced Communications (Australia) is insolvent, as determined under Australian law, and this insolvency constitutes an irreparable event of default under the interim License Agreement.

On September 7, 2002, a September 7, 2001 Letter of Intent that the Company entered into with ACT-Australia to acquire all of the intellectual property, including the worldwide rights (other than the rights to territories that the Company currently possess) for the licensing and distribution of the SpectruCell product expired.

In October 2002, the Company withdrew from the Australia litigation against Mr. May and Advanced Communications (Australia). The effect of the Company's decision to withdraw from the Australia litigation is that the interim License Agreement has been terminated and the existing injunctions issued by the Australia Court have been lifted.

In November 2002, Advanced Communications (Australia) issued a Notice of Termination to the Company stating that the April 2000 Stock Purchase Agreement is terminated immediately due to Advanced Communications (Australia)'s insolvency. The effect of the Notice of Termination is to cancel the Company's stock interest in Advanced Communications (Australia).

Consistent with the Company's decision to withdraw from the Australia litigation, it has not challenged the termination of the Stock Purchase
Agreement. The Company has written off its entire investment in Advanced Communications (Australia).

(B) CORNELL CAPITAL PARTNERS, LP
--------------------------------

In November 2002, the Company entered into a Securities Purchase Agreement to Cornell Capital Partners, LP whereby it agreed to issue and sell $250,000 of secured convertible debentures. These secured convertible debentures have a term of two years and are convertible into shares of common stock at a price equal to $.001 per share commencing on December 31, 2002. These secured convertible debentures accrue interest at a rate of 10% per year and are convertible at the holder's option. At the Company's option, these debentures may be paid in cash or redeemed at a 20% premium on or before December 15, 2002 and at a 50% premium after December 15, 2002 and prior to November 2004. In connection with the Securities Purchase Agreement, the Company entered into a Security Agreement in favor of Cornell Capital Partners, L.P. whereby it granted a security interest in all of its assets as security for its obligations under the secured convertible debenture.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $250,000, was recorded as an interest expense and a component of equity on the issuance date.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                             -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
    /_/  except the common stock offered by this prospectus;
                                                                                        ---------------------
    /_/  in any jurisdiction in which the offer or
         solicitation is not authorized;

    /_/  in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                        79,828,683 Shares of Common Stock
         solicitation;

    /_/  to any person to whom it is unlawful to make the
         offer or solicitation; or                                                     ADVANCED COMMUNICATIONS
                                                                                         TECHNOLOGIES, INC.
    /_/  to any person who is not a United States resident or
         who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

    /_/  there have been no changes in the affairs of                                     ___________ __, 2003
         Advanced Communications Technologies, Inc. after the
         date of this prospectus; or

    /_/ the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until __________, 2003, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Advanced Communications Technologies, Inc.'s bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of Advanced Communications Technologies, Inc. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Advanced Communications will pay all expenses in connection with this offering.

         Securities and Exchange Commission Registration Fee    $       955
         Printing and Engraving Expenses                        $     2,500
         Accounting Fees and Expenses                           $    15,000
         Legal Fees and Expenses                                $    50,000
         Blue Sky Qualification Fees and Expenses               $     2,500
         Miscellaneous                                          $    16,545

         TOTAL                                                  $    85,000

RECENT SALES OF UNREGISTERED SECURITIES

         On October 10, 2002, the Company's Board of Directors approved the issuance of 100,000 shares each to Messrs. Danson, Prouty, Lichtman, Roche and Finch, having a value of $1,000 each in partial satisfaction of unpaid prior legal and consulting fees. These shares were issued on December 5, 2002.

         On both August 26, 2002 and September 24, 2002, we issued a total of 2,921,450 and 1,328,550 shares of common stock to AJW Partners LLC and New Millennium Capital Partners II, LLC, respectively, in full satisfaction of the Company's outstanding obligation on the remaining September 30, 1999 12% Convertible Debenture.

         On April 24, 2002 Advanced Communications entered into a Settlement Agreement with the two note holders, AJW Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Settlement Agreement, the note holders agreed to dismiss their lawsuit and convert their remaining unpaid obligation, inclusive of accrued and unpaid interest, into 8,500,000 shares of Advanced Communications' common stock, payable over a 180-day period. Advanced Communications has the option, until July 23, 2002, to cash out the note holders by remitting to them $475,000 by June 8, 2002 or $325,000 by July 23, 2002 in lieu of the balance of shares to be delivered. On both April 24, 2002 and June 10, 2002, Advanced Communications issued 1,460,725 and 664,275 shares of common stock to AJW Partners, LLC and New Millennium Capital Partners II, LLC, respectively.

         During the first quarter of 2002, we issued 8,480,435 shares of our restricted common stock having a value of $1,161,010 to the following parties:

         (i) 200,000 shares each having a value of $36,000 were issued to Messrs. Danson, Prouty, Lichtman, Roche and Finch for director's fees;

         (ii) 2,960,000 shares having a value of $740,000 were issued to Cornell Capital Partners, LP as a one-time commitment fee for the $30 million Equity Line of Credit facility;

         (iii) 40,000 shares having a value of $10,000 were issued to Westrock Advisors, Inc. for financial advisory services in connection with the Equity Line of Credit facility;

         (iv) 160,000 shares each having a value of $40,000 were each issued to Eduardo Acosta and Alberto Monteiro in settlement of the World IP recession lawsuit;

         (v) 667,667 share having a value of $50,000 were issued to Danson Partners, LLC for prior professional services;

         (vi) 666,667 shares having a value of $50,000 were issued to Levinson & Lichtman, LLP for prior legal services;

         (vii) 400,000 shares having a value of $30,000 were issued to Jack Halperin, Esq. for prior legal services;

         (viii) 133,334 shares having a value of $10,000 were issued to Dr. Michael Finch for prior professional services;

         (ix) 27,800 shares having a value of $2,085 were issued to The Law Offices of Alan Foxman for prior legal services; and

         (x) 119,000 shares having a value of $8,925 were issued to DDInvestor.com, Inc. for prior investor relations services.

         All of the above share issuance were valued based on the price of Advanced Communications' common stock on the date that Advanced Communications' Board of Directors approved the issuance of the stock.

         On February 27, 2002, Advanced Communications' Board of Directors approved a resolution to reprice the private placement offering from $.30 per share to $.20 per share. The repricing resulted in the additional issuance of 2,146,967 of its restricted common stock and warrants to the 23 investors that previously subscribed to Advanced Communications' private placement. The exercise price of the underlying warrants will remain at $.30 per share.

         In January 2002, Advanced Communications entered into the Equity Line of Credit Agreement where Advanced Communications may, at its discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $30 million. The amount of each advance is subject to an aggregate maximum advance amount of $2 million in any thirty-day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 9% discount to the prevailing market price of our common stock. In addition, Cornell Capital Partners is entitled to retain 3% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $740,000, payable in shares of its common stock. On January 28, 2002, we issued 2,960,000 shares of our restricted common stock to Cornell Capital Partners, LP with a market value of $740,000 as a commitment fee for the $30 million structured equity line facility. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Additionally, Westrock Advisors, Inc. was paid a fee of 40,000 shares of Advanced Communications' common stock, which is equal to $10,000 at a closing bid of $0.25 on January 10, 2002 for acting as the placement agent.

         In January 2002, Advanced Communications entered into a Securities Purchase Agreement with Buyers (as listed in Schedule 1 of the Securities Purchase Agreement), where they shall issue and sell to Buyers up to One Million Dollars of convertible debentures Advanced Communications has outstanding convertible debentures with an original principal balance of $1,000,000. These debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or $0.40, whichever is higher, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.16 (i.e., 80% of the recent price of $016), then the holders of the convertible debentures would have received 7,812,500 shares of common stock. These convertible debentures accrue interest at a rate 5% per year and are convertible at the holder's option. These convertible debentures have a term two years. At Advanced Communications' option, these debentures may be paid in cash or redeemed at a 20% premium prior to January 2004.

         On January 22, 2002, our directors, excluding Mr. May and Roberts, pursuant to a January 4, 2002 Board of Directors Meeting, were each issued 200,000 shares for a total of 1,000,000 shares of our restricted common stock for services rendered to us as directors for the 2001 and 2002 fiscal years.

         During the quarter ended December 31, 2001, we issued 557,408 shares of our restricted common stock, of which 419,681 shares valued at $116,335 were issued in exchange for professional services and 137,727 shares valued at $41,318 were issued to our placement agent for placement fees in connection with the 504(d) private placement.

         During the quarter ended September 30, 2001, Advanced Communications issued 3,203,573 shares of its restricted common stock, of which 780,240 shares valued at $244,224 were issued in exchange for services and 1,190,000 shares valued at $357,001 were issued to various employees and vendors of Advanced Communications (Australia) in partial repayment of our note payable.

         As of September 30, 2001 and June 30, 2001, $200,750 of Secured Convertible Debentures are still outstanding. Advanced Communications is in default based on the April 1, 2000 due date and Advanced Communications is currently in litigation with these debenture holders.

         During the year ended June 30, 2001, Advanced Communications retired 500,000 shares of restricted common stock, valued at $375,000. The stock was originally issued to the owners of World IP in connection with that company's acquisition in November 1999 and was then retired pursuant to a rescission of this transaction in October 2000.

         During the year ended June 30, 2001, Advanced Communications issued 6,597,000 shares of common stock for the extinguishment of debt. The stock was valued based on the quoted trading price on the grant dates, which aggregated $4,545,902.

         During the year ended June 30, 2001, Advanced Communications issued 1,051,491 shares of common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $328,870.

         During the quarter ending June 30, 2001, Advanced Communications issued 780,240 shares of restricted common stock for services. The stock was valued based on the quoted trading price on the grant dates, which aggregated $244,224.

         During the period of December 2000 to August 2001, pursuant to a private placement under Regulation D, Rule 506, Advanced Communications issued 3,060,600 shares of common stock and 3,060,000 warrants at $.30 per share. Advanced Communications received $1,168,180 from investors, which included $250,000 for stock not yet issued as of June 30, 2001 and $275,454 for warrants. Advanced Communications issued 250,000 shares of common stock, valued at $75,000, in payment of offering costs incurred. The value assigned to this stock was based on the private placement memorandum of $.30 per share. The value of the common stock has been charged to equity as direct costs to the offering. The fair market value of the warrants, aggregating $275,454, was estimated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 49.84%, risk-free interest rate 4.22%, expected option life 2 years. To date, no warrants have been exercised.

         During the quarter ended September 30, 2001, we issued an additional 1,233,333 shares of restricted common stock for cash and warrants at $0.30 per share that were subscribed for prior to August 2001. On February 27, 2002, our Board of Directors approved a resolution to reprice the private placement offering from $0.30 per share to $0.20 per share. This repricing will result in the issuance of an additional 2,146,967 shares of common stock and warrants to the private placement investors. These additional shares are included in the number of shares that we are registering for these selling shareholders. The exercise price of the underlying warrants will remain at $0.30 per share.

         In July and August 2001, Advanced Communications authorized the issuance of 1,190,000 Regulation 144 shares on behalf of Advanced Communications (Australia) in consideration for a $357,000 credit ($.30 a share) against the outstanding debt incurred for the 20% equity purchase of Advanced Communications (Australia). These shares were issued on August 29, 2001.

         During December 2000, holders of $412,800 of convertible debentures elected to convert their notes into 1,803,545 of Advanced Communications' restricted common stock. Advanced Communications further reduced these bonds payable by offsetting a related bond receivable in the amount of $36,450.

         During the year ended June 30, 2001, Advanced Communications issued 1,803,545 shares of common stock, valued at $412,800, for the conversion of convertible debentures.

         During the year ended June 30, 2000, Advanced Communications issued 500,000 shares of common stock, valued at $375,000, related to a rescinded acquisition. As of June 30, 2000, Advanced Communications had not received the funds for these shares; therefore, a common stock advance had been recorded in the equity section, in the amount of $375,000, to offset the value of the shares that were issued at year-end.

         On January 31, 2000 Advanced Communications issued 200,000 shares of common stock to acquire 100% of Smart Investment.com Inc.

         As of April 5, 2000, Advanced Communications had a non-interest bearing note payable to an affiliate of $7,500,000. The following schedule represents payments on such debt by issuance of restricted common stock to either the affiliate or creditors of the affiliate. Such transactions were recorded at the market price of the stock at date of issuance.

                                               SHARES OF
                                             COMMON STOCK
                 DATE                           ISSUED          VALUE
                 --------------------------  --------------  -------------

                 September 2000                   5,000,000  $   3,500,000
                 October 2000(1)                    460,000        460,000
                 June 2001                        1,137,000        567,100
                 September 2001                   1,190,000        357,001
                 December 2001               --------------  -------------
                                                  7,787,000  $   4,884,101
                                             ==============  =============

(1)    This transaction resulted in a gain on extinguishment of debt of $23,000.


         In April 2000, Advanced Communications acquired 20% of the common stock of Advanced Communications (Australia). The purchase price of the investment amounted to $19,350,000, and was comprised of a note payable for $7,500,000 and the issuance of 5,000,000 shares of restricted common stock valued at $11,850,000. The shares issued were valued at the average quoted trading price during the acquisition period. The fair value of the investment at the acquisition date was determined to be $3,657,472. The excess of the purchase price over the fair value of the investment in the amount of $15,692,528 was accounted for as goodwill.

         In April 2000, Advanced Communications' 20% interest in Advanced Communications (Australia) was accounted for using the equity method of accounting and was stated at the amortized cost of goodwill and the equity in undistributed earnings since acquisition. The equity in earnings of Advanced Communications (Australia) was adjusted for the amortization of the goodwill, as discussed above. Amortization was computed on a straight-line basis over fifteen years. The amortization of goodwill charged to income for each of the three months ended September 30, 2001 and September 30, 2000 was $261,542.

         On September 30, 1999, Advanced Communications entered into secured convertible debentures purchase agreement with two companies, which were stockholders of Advanced Communications, whereby Advanced Communications sold $500,000 of 12% Secured Convertible Debentures due April 1, 2000, which were convertible into shares of Advanced Communications' Common Stock. In addition, on September 30, 1999, Advanced Communications issued another convertible debenture to an unrelated party in the amount of $150,000. The debentures were convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion was to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the bid price during the twenty trading days immediately preceding the applicable conversion date. The convertible debentures contained a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, of $650,000, was recorded as an interest expense and a component of equity on the issuance date during the fiscal year ended June 30, 2000.

         Between October and December 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC elected to convert $262,800 of convertible debentures into 860,378 shares of Advanced Communications' restricted common stock.

         In December 2000, Bank Insinger de Beaufort N.V. converted its $150,000 note, inclusive of accrued and unpaid interest into 943,167 shares of Advanced Communications' restricted common stock.

         MFI (as previously defined) was obligated to pay $150,000 to a company (the "Payee") pursuant to a convertible promissory note. During December 1997, MFI issued 75,000 of its common shares to settle the amounts due to the Payee. However, a dispute arose as to whether the Payee authorized the issuance of the shares. The Payee filed a suit during December 1997 to enforce the convertible promissory note. Total interest payable was $84,507 as of June 30, 2000 resulting in the total principal and accrued interest payable at June 30, 2000 of $234,507. In June 2000, the parties agreed to settle the matter for a payment of $200,000. This resulted in a gain on extinguishment of debt in the amount of $34,507. Advanced Communications made a payment of $50,000 by June 30, 2000. The $150,000 remainder was to be paid with proceeds from the 75,000 shares of stock and any remaining balance to be paid by Advanced Communications. The revised obligation was to be paid by August 14, 2000. Advanced Communications defaulted on this revised payment obligation and a judgment against Advanced Communications was entered. In October 2000, Advanced Communications sold the 75,000 shares of stock realizing $41,802 which it remitted in partial repayment of its outstanding debt. As of June 30, 2001, Advanced Communications' remaining balance and accrued interest on this obligation was $118,530. An additional $4,206 of interest was accrued on this note and on October 19, 2001 Advanced Communications paid the obligation in full. On October 24, 2001 Advanced
Communications received notice from the court that its judgment has been satisfied.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Advanced Communications so as to make an informed investment decision. More specifically, Advanced Communications had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Advanced Communications' securities.


EXHIBITS

EXHIBIT NO.          DESCRIPTION                                             LOCATION
-------------------  ------------------------------------------------------  ------------------------------------------------------

1.1                  Exchange Agreement between MRC Legal Services           Incorporated by reference to Exhibit 1.1 to
                     Corporation and Advanced Communications Technologies,   Company's Form 8-K filed on February 4, 2000
                     Inc. dated as of January 31, 2000

2.1                  Articles of Incorporation of Media Forum                Incorporated by reference to Exhibit 2.1 to
                     International, Inc.                                     the Company's Form S-8 filed on February 9,
                                                                             2000

2.2                  Second Amendment to Articles of Incorporation of        Incorporated by reference to Exhibit 2.2 to
                     Telenetworx, Inc.                                       the Company's Form S-8 filed on February 9,
                                                                             2000

2.3                  Third Amendment to Articles of Incorporation of Media   Incorporated by reference to Exhibit 2.3 to
                     Forum International, Inc.                               the Company's Form S-8 filed on February 9,
                                                                             2000

2.4                  Bylaws of the Company                                   Incorporated by reference to Exhibit 2.4 to
                                                                             the Company's Form S-8 filed on February 9,
                                                                             2000

2.5                  Articles of Incorporation as currently in effect for    Incorporated by reference to Exhibit 3.1 to
                     the Company                                             Form S-1 Registration Statement filed on
                                                                             August 14, 2001

2.6                  Bylaws, as currently in effect                          Incorporated by reference to Exhibit 3.2 to
                                                                             Form S-1 Registration Statement filed on
                                                                             August 14, 2001

2.7                  Fourth Amendment to Articles of Incorporation           Incorporated by reference to Exhibit 2.7 to
                                                                             the Form SB-2 filed with the SEC on March 5,
                                                                             2002

5.1                  Opinion re: Legality                                    Previously filed.

10.1                 Lease Agreement dated as of November 27, 2001 between   Incorporated by reference to Exhibit 10.1 to
                     the Company and Continental Development, L. P. II       the Form SB-2 filed with the SEC on March 5,
                                                                             2002

10.2                 Stock Purchase Agreement between Advanced               Incorporated by reference to Exhibit 10.2 to
                     Communications Technologies, Inc. and Advanced          the Form S-1 Registration Statement filed on
                     Communications Technologies (Australia) Pty Ltd.        August 14, 2001

10.3                 Agreement dated June 27, 2000, between Ladenburg        Incorporated by reference to Exhibit 10.3 to
                     Thalmann & Co. and the Company                          the Company's Form S-1 Registration Statement
                                                                             filed on August 14, 2001

10.4                 Common Stock Purchase Agreement dated December 14,      Incorporated by reference to Exhibit 10.4 to
                     2000, between the Company and Wanquay Ltd.              the Company's Form S-1 Registration Statement
                                                                             filed on August 14, 2001

10.5                 Registration Rights Agreement dated December 14,        Incorporated by reference to Exhibit 10.5 to
                     2000, between the Company and Wanquay Ltd.              the Company's Form S-1 Registration Statement
                                                                             filed on August 14, 2001

                                                                II-6

EXHIBIT NO.          DESCRIPTION                                             LOCATION
-------------------  ------------------------------------------------------  ------------------------------------------------------

10.6                 Escrow Agreement dated December 14, 2000, among the     Incorporated by reference to Exhibit 10.6 to
                     Company, Wanquay Ltd. and Epstein Becker & Green        the Company's Form S-1 Registration Statement
                                                                             filed on August 14, 2001

10.7                 Consulting Agreement with M. Richard Cutler dated       Incorporated by reference to Exhibit 10.1 to
                     January 31, 2000                                        the Company's Form S-8 filed on February 9,
                                                                             2000

10.8                 Stock Purchase Agreement dated April 5, 2000, between   Incorporated by reference to Exhibit 10.5 to
                     Advanced Communications Technologies, Inc. and          the Company's Form 10-QSB filed on May 24,
                     Advanced Communications Technologies Pty Ltd.           2000

10.9                 Securities Purchase Agreement dated January 10, 2002,   Incorporated by referenced to Exhibit 10.9 to
                     by and among Advanced Communications Technologies,      the Company's Form 10-QSB filed on February
                     Inc. and Buyers                                         12, 2002

10.10                Investor Registration Rights Agreement dated January    Incorporated by reference to Exhibit 10.10 to
                     10, 2002, by and among Advanced Communications          the Company's Form 10-QSB filed on February
                     Technologies, Inc. and Investors                        12, 2002

10.11                Transfer Agent Instructions                             Incorporated by reference to Exhibit 10.11 to
                                                                             the Company's Form 10-QSB filed on February
                                                                             12, 2002

10.12                Escrow Agreement dated January 10, 2002, by and among   Incorporated by reference to Exhibit 10.12 to
                     Advanced Communications Technologies, Inc., Buyers      the Company's Form 10-QSB filed on February
                     and First Union National Bank                           12, 2002

10.13                Equity Line of Credit Agreement dated January 10,       Incorporated by reference to Exhibit 10.13 to
                     2002, by and between Cornell Capital Partners, LP and   the Company's Form 10-QSB filed on February
                     Advanced Communications Technologies, Inc.              12, 2002

10.14                Registration Rights Agreement dated January 10, 2002,   Incorporated by reference to Exhibit 10.14 to
                     by and between Advanced Communications Technologies,    the Company's Form 10-QSB filed on February
                     Inc.                                                    12, 2002

10.15                Placement Agent Agreement dated January 10, 2002, by    Incorporated by reference to Exhibit 10.15 to
                     and between Advanced Communications Technologies,       the Company's Form 10-QSB filed on February
                     Inc. and Westrock Advisors, Inc.                        12, 2002

10.16                Escrow Agreement dated January 10, 2002, by and among   Incorporated by reference to Exhibit 10.16 to
                     Advanced Communications Technologies, Inc., Cornell     the Company's Form 10-QSB filed on February
                     Capital Partners, LP, Butler Gonzalez LLP and First     12, 2002
                     Union National Bank

10.17                License and Distribution Agreement dated as of July     Incorporated by reference to Exhibit 10.17 to
                     5, 2000, between Advanced Communications                the Company's Amendment to Form 10-KSB filed
                     Technologies, Inc. and Advanced Communications          on May 23, 2002
                     Technologies (Australia) Pty. Ltd.

10.18                Letter of Intent dated September 7, 2001 re: Purchase   Incorporated by reference to Exhibit 10.18 to
                     of Advanced Communications (Australia)                  Amendment No. 1 to the Company's Form 10-QSB
                                                                             for the quarter ended December 31, 2001.

                                                                II-7

EXHIBIT NO.          DESCRIPTION                                             LOCATION
-------------------  ------------------------------------------------------  ------------------------------------------------------

10.19                Securities Purchase Agreement, dated November 2002,     Incorporated by reference to Exhibit 10.19 to
                     by and among Advanced Communications and Buyers         the Company's Form 10-KSB for the year ended
                                                                             June 30, 2002 filed on December 6, 2002.

10.20                Investor Registration Rights Agreement, dated           Incorporated by reference to Exhibit 10.20 to
                     November 2002, by and among Advanced Communications     the Company's Form 10-KSB for the year ended
                     and Investors                                           June 30, 2002 filed on December 6, 2002.

10.21                Secured Convertible Debenture                           Incorporated by reference to Exhibit 10.21 to
                                                                             the Company's Form 10-KSB for the year ended
                                                                             June 30, 2002 filed on December 6, 2002.

10.22                Escrow Agreement, dated November 2002, by and among     Incorporated by reference to Exhibit 10.22 to
                     Advanced Communications, Buyers, and Wachovia Bank,     the Company's Form 10-KSB for the year ended
                     N.A.                                                    June 30, 2002 filed on December 6, 2002.

10.23                Irrevocable Transfer Agent Instructions, dated          Incorporated by reference to Exhibit 10.23 to
                     November 2002                                           the Company's Form 10-KSB for the year ended
                                                                             June 30, 2002 filed on December 6, 2002.

10.24                Security Agreement, dated November 2002, by and among   Incorporated by reference to Exhibit 10.24 to
                     Advanced Communications and Buyers                      the Company's Form 10-KSB for the year ended
                                                                             June 30, 2002 filed on December 6, 2002.

10.25                Middletons Lawyers Letter, dated November 11, 2002,     Incorporated by reference to Exhibit 10.25 to
                     terminating the April 2000 Stock Purchase Agreement     the Company's Form 10-KSB for the year ended
                     between Advanced Communications Technologies, Inc.      June 30, 2002 filed on December 6, 2002.
                     and Advanced Communications (Australia)

23.1                 Consent of Weinberg and Company, P.A.                   Provided herewith

23.2                 Consent of Kirkpatrick & Lockhart, LLP                  Incorporated by reference to Exhibit 5.1 to
                                                                             this Registration Statement

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act"); ---

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii)    Include   any   additional   or   changed    material
information on the plan of distribution;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on January 17, 2003.

                                    ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

                                    By:      /s/ Wayne I. Danson
                                       -----------------------------------------
                                    Name:  Wayne I. Danson
                                    Title: President, Chief Financial Officer
                                           and Director (Principal Accounting
                                           Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                             DATE
---------                     -----                             ----


/S/ WAYNE I. DANSON           President (Chief Executive        January 17, 2003
---------------------------   Officer), Chief Financial
Wayne I. Danson               Officer (Principal Accounting
                              Officer and Controller) and
                              Director


/S/ JONATHAN LICHTMAN         Secretary and Director            January 17, 2003
---------------------------
Jonathan Lichtman


/S/ RANDALL PROUTY            Director                          January 17, 2003
---------------------------
Randall Prouty


/S/ MICHAEL FINCH             Director                          January 17, 2003
---------------------------
Michael Finch


/S/ WILBANK ROCHE             Director                          January 17, 2003
---------------------------
Wilbank Roche

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